   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998

                                                     REGISTRATION NO. 333-49861
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                             MASTER GRAPHICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        TENNESSEE                    2752                    62-1694322
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF         CLASSIFICATION CODE)
    INCORPORATION OR
      ORGANIZATION)

                         6075 POPLAR AVENUE, SUITE 401
                           MEMPHIS, TENNESSEE 38119
                                (901) 685-2020
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                JOHN P. MILLER
                            CHIEF EXECUTIVE OFFICER
                         6075 POPLAR AVENUE, SUITE 401
                           MEMPHIS, TENNESSEE 38119
                                (901) 685-2020
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

         JOHN A. GOOD, ESQ.                     JOHN J. KELLEY III, ESQ.
 BAKER, DONELSON, BEARMAN & CALDWELL                 KING & SPALDING
   165 MADISON AVENUE, SUITE 2000                 191 PEACHTREE STREET
      MEMPHIS, TENNESSEE 38103                 ATLANTA, GEORGIA 30303-1763
      (901) 577-2148 TELEPHONE                  (404) 572-4600 TELEPHONE
      (901) 577-2303 FACSIMILE                  (404) 572-5100 FACSIMILE

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             MASTER GRAPHICS, INC.

                             CROSS REFERENCE SHEET

                         CROSS-REFERENCE SHEET SHOWING
               LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED
                             BY PART I OF FORM S-1

                      FORM S-
  1 REGISTRATION STATEMENT ITEM NUMBER AND CAPTION             LOCATION IN PROSPECTUS
  ------------------------------------------------             ----------------------
  1.                Forepart of the Registration
                     Statement and Outside Front
                     Cover Page of Prospectus.....   Outside Front Cover Page of Prospectus
  2.                Inside Front and Outside Back
                     Cover Pages of Prospectus....   Inside Front Cover Page of Prospectus;
                                                      Outside Back Cover Page of Prospectus;
                                                      Additional Information
  3.                Summary Information, Risk
                     Factors and Ratio of Earnings
                     to Fixed Charges.............   Prospectus Summary; Risk Factors
  4.                Use of Proceeds...............   Use of Proceeds
  5.                Determination of Offering
                     Price........................   Underwriting
  6.                Dilution......................   Dilution
  7.                Selling Security Holders......   Principal and Selling Shareholders
  8.                Plan of Distribution..........   Outside Front Cover Page of Prospectus;
                                                      Underwriting
  9.                Description of Securities to     Dividend Policy; Capitalization;
                     be Registered................    Description of Capital Stock; Shares
                                                      Eligible for Future Sale
 10.                Interests of Named Experts and
                     Counsel......................   Not Applicable
 11.                Information With Respect to      Outside Front Cover Page of Prospectus;
                     the Registrant...............    Prospectus Summary; Risk Factors; Dividend
                                                      Policy; Capitalization; Selected
                                                      Historical, Combined and Pro Forma
                                                      Financial Data; Management's Discussion
                                                      and Analysis of Financial Condition and
                                                      Results of Operations; Business;
                                                      Management; Certain Transactions;
                                                      Principal and Selling Shareholders;
                                                      Description of Capital Stock; Shares
                                                      Eligible for Future Sale; Financial
                                                      Statements
 12.                Disclosure of Commission
                     Position on Indemnification
                     for Securities Act
                     Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 8, 1998

PROSPECTUS
                                                                            LOGO
                                                                              OF
                                                           MASTER GRAPHICS, INC.
                                                                    APPEARS HERE
                                3,600,000 SHARES

                             MASTER GRAPHICS, INC.

                                  COMMON STOCK

                                  -----------

  Of the 3,600,000 shares of Common Stock offered hereby, 3,400,000 shares are being offered by Master Graphics, Inc. (the "Company") and 200,000 shares are being offered by a shareholder of the Company (the "Selling Shareholder"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder.

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market ("The Nasdaq National Market") under the symbol "MAGR." After the Offering, the officers and directors of the Company will beneficially own approximately 54.1% of the outstanding shares of Common Stock.

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROCEEDS TO
                              PRICE TO UNDERWRITING  PROCEEDS TO     SELLING
                               PUBLIC  DISCOUNT(1)  COMPANY(2)(3) SHAREHOLDER(3)
--------------------------------------------------------------------------------
Per Share...................    $          $            $              $
--------------------------------------------------------------------------------
Total.......................   $          $            $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting estimated expenses of $900,000 payable by the Company.
(3) The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to 540,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters,
    the total Price to Public will be $   , the total Underwriting Discount
    will be $   , and the total Proceeds to Company will be $   . See
    "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as, and if issued to and accepted by them, and subject to the Underwriters' right to withdraw, cancel, or modify such offer and reject any order in whole or in part. It is expected that delivery of
the shares of Common Stock will be made on or about    , 1998.

                                  -----------

MORGAN KEEGAN & COMPANY, INC.
                                                   SUNTRUST EQUITABLE SECURITIES


                                       , 1998.

  [THE LOGOS OF THE MASTER GRAPHICS DIVISIONS ARRANGED IN A CIRCULAR PATTERN AROUND THE MASTER GRAPHICS' LOGO APPEAR HERE. THE GRAPHICS ARE ABOVE THE NAMES
  OF THE MASTER GRAPHICS DIVISIONS, CITIES IN WHICH THEY ARE LOCATED, AND THE
                    YEARS IN WHICH THEY WERE ESTABLISHED.]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SHARES OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes a 40,000 for 1 stock split effected in May 1998; (ii) assumes conversion of the Company's 5% Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") into 177,776 shares of Common Stock; (iii) assumes the exercise of a warrant (the "Lender Warrant") to purchase 183,333 shares of Common Stock (assuming an initial public offering price of $12.00 per share, the mid-point of the range set forth on the cover page of this Prospectus (the "Mid-Point")); (iv) assumes no exercise of any other outstanding warrants or options to purchase Common Stock; and (v) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, as used herein the term "Company" means and refers to Master Graphics, Inc., a Tennessee corporation, its wholly-owned operating subsidiaries, including Premier Graphics, Inc., a Delaware corporation ("Premier Graphics") as well as Master Printing, Inc. ("Master Printing") and B&M Printing, Inc. ("B&M Printing"), the predecessors of Master Graphics, Inc. and Premier Graphics, respectively. On March 26, 1998, Master Graphics, Inc., a Delaware corporation formed in June 1997, merged with and into Master Graphics, Inc., a Tennessee corporation, in a reincorporation transaction. References to fiscal year financial information of the Company refer to the fiscal year ended June 30 of the relevant year. References to fiscal year financial information of the companies acquired by the Company prior to the date hereof refer to the respective fiscal year ends of such companies. Effective January 1, 1998, the Company changed its fiscal year to a calendar year.

                                  THE COMPANY

  The Company is a rapidly growing provider of general commercial printing services to customers throughout the United States. Since June 1997, the Company has acquired 10 high quality, general commercial printing companies which the Company believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality (which, together with B&M Printing, are hereinafter collectively called the "Acquired Companies"). Each of the Acquired Companies operates as a separate division of the Company and provides a full range of general commercial printing services. The Acquired Companies have an average operating history of over 50 years, established customer relationships and strong reputations for customer service, responsiveness and quality. The Company's acquisition and operating strategies are focused on continued selective acquisitions and internal growth. The Company expects that this strategy will enable each division to offer broader services to existing customers and attract new customers for existing services. The Company's pro forma consolidated revenue and operating income for the twelve months ended December 31, 1997 were $154.0 million and $8.5 million, respectively. The Company's pro forma consolidated revenue and operating income for the three months ended March 31, 1998 were $ 38.5 million and $ 2.4 million, respectively.

  The Company provides service in all areas of general commercial printing, including prepress, printing and postpress services. The Company's products include annual reports, direct mail pieces, sales literature, point of purchase materials, market letters, newsletters, training manuals, product brochures, catalogs and university recruiting materials for customers such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and
G. D. Searle. The Company's operating philosophy emphasizes responding rapidly to customer requirements and producing high quality printed materials. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs.

  The printing industry is one of the largest and most fragmented industries in the United States, with total estimated 1996 sales of $132 billion among an estimated 50,000 printing companies, according to the Printing Industries of America, Inc. (the "PIA"). The printing industry includes general commercial printing, financial printing, printing and publishing of books, newspapers and periodicals, quick printing and production of business forms and greeting cards. The Company focuses on providing general commercial printing and related services. According to the PIA, this segment had approximately $43 billion in revenue in 1996 compared to $40 billion in

1995. There are approximately 25,000 general commercial printing companies in the United States according to the PIA.

  The general commercial printing industry is characterized by unpredictable shifts in demand and fast turnaround times. To remain competitive and meet their customers' demands, general commercial printers must make substantial investments in plant capacity. Independent general commercial printers often experience lower than optimal capacity utilization because of wide fluctuations in demand, which can adversely affect profitability. The Company seeks to smooth its capacity utilization through its proprietary "Master Central" equipment utilization and marketing process. Master Central serves as a clearinghouse to allocate projects to those divisions with available capacity or those that possess the specialized equipment and expertise required for a particular project. See "Business--Master Central."

  The Company has developed an integrated operating and acquisition strategy designed to maximize internal and external growth and maintain and expand its position as a leading provider of general commercial printing services. The Company's operating strategy is to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. The key elements of the Company's operating strategy are as follows:

  . Provide Premium, High Quality Service. The Company targets the premium segment of the general commercial printing market. The Company's customers generally choose printers primarily based on service, quality and responsiveness, and not based solely on price.

  . Cross-Sell Production Capabilities. In order to maximize "same store" revenue growth and profitability, the Company has developed its proprietary Master Central equipment utilization and marketing process. Master Central is designed to maximize the utilization of the Company's existing printing capacity and capabilities by (i) allocating, on a real time basis, certain printing projects to a particular division based on equipment capabilities and availability; and (ii) training the Company's sales force to market the production capacity and capabilities of all of the Company's divisions. See "Business--Master Central."

  . Achieve Economies of Scale. As a result of centralized purchasing, the Company expects to receive volume discounts and rebates from manufacturers of paper, film, printing plates and ink that would be unavailable to the Company's divisions on a stand-alone basis. Paper is generally the largest cost item for general commercial printing companies, including the Company. The Company's paper costs were approximately 27% of revenue for the six months ended December 31, 1997. The Company has pricing arrangements with five paper suppliers which provide discounts and rebates based on volume and is currently discussing with certain manufacturers purchase terms for film, printing plates and ink and other printing supplies. In addition, the Company intends to centralize administrative items such as insurance and employee benefits to further reduce costs.

  . Operate on a Decentralized Basis. The Company intends to retain the key managers of the businesses it acquires and allow them to maintain substantial responsibility for the day-to-day operations, profitability and growth of those businesses as separate divisions. The Company believes that the operating autonomy provided by this decentralized structure, together with the implementation of reporting systems and financial controls at the corporate level, will enable it to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. Moreover, the Company intends to motivate its employees and align their interests with those of the Company's shareholders by using Common Stock as a currency in its acquisition program and by granting stock options as a part of employee compensation.

  The Company's acquisition strategy is to become a leading provider of general commercial printing services in the United States through the acquisition of independent general commercial printing companies that are well managed and market leaders in customer service, responsiveness and quality. The Company believes that its profile within the industry and its philosophy of decentralized operations and centralized administration enable it to identify and acquire high quality, market leading independent general commercial printing companies. The key elements of the Company's acquisition strategy are as follows:

  . Acquire High Quality, Well Managed Companies. The Company evaluates potential acquisition candidates based on a variety of factors, including reputation for quality, service, strength of management, competitive market position, historical financial performance, growth potential, customer base, equipment capabilities and available capacity. The Company seeks to acquire only those companies which maintain high levels of quality and service consistent with the Company's existing divisions. The Company believes this strategy is essential to enabling each division of the Company to cross-sell the capacity and capabilities of the other divisions without concerns about quality and service.

  . Retain Existing Management of Companies Acquired. The Company seeks to acquire successful companies whose key managers will become employees of the Company and continue to operate acquired businesses as divisions of the Company. To preserve local market knowledge and customer relationships, the Company has entered into employment contracts and agreements not to compete with the key managers at each Acquired Company and intends to continue to do so in the future.

  The Company is a Tennessee corporation with its principal executive offices located at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119, and its telephone number is (901) 685-2020.

                                  THE OFFERING

Common Stock offered by the Company............... 3,400,000
Common Stock offered by the Selling Shareholder...   200,000
Common Stock to be outstanding after the Offer-
 ing(1)........................................... 8,027,773
Use of proceeds................................... Repayment of indebtedness and certain other fees. See
                                                   "Use of Proceeds."
Proposed Nasdaq National Market symbol............ MAGR

--------
(1) Includes (i) 177,776 shares of Common Stock issuable for nominal consideration upon the conversion of the Series A Preferred Stock and (ii) 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable for nominal consideration upon the exercise of the Lender Warrant. Does not include (i) 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of warrants (the "Seller Warrants") issued in connection with the Company's acquisition of the Acquired Companies; (ii) 603,636 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of outstanding stock options held by directors and employees of the Company; (iii) 108,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of rights granted to former B&M Printing shareholders; and (iv) 83,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share pursuant to the Company's deferred compensation plan.

                                  RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk, including, among others, risks related to lack of operating history, integration of assets and personnel and acquisition and operating strategies. See "Risk Factors."

                      SUMMARY PRO FORMA FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PRO FORMA AS ADJUSTED
                                   --------------------------------------------
                                    YEAR ENDED   THREE MONTHS    THREE MONTHS
                                   DECEMBER 31, ENDED MARCH 31, ENDED MARCH 31,
                                       1997          1997            1998
                                   ------------ --------------- ---------------
INCOME STATEMENT DATA:
  Revenue.........................   $153,971       $35,126         $38,462
  Gross profit....................     38,790         8,907           9,343
  Operating income................      8,545         2,292           2,415
  Net earnings....................        893           156             370
  Net earnings applicable to
   common shares..................        663            98             312
  Net earnings per common share
    Basic.........................   $   0.09       $  0.01         $  0.04
    Diluted.......................   $   0.09       $  0.01         $  0.04
OTHER DATA:
  EBITDA(2).......................   $ 13,991       $ 3,405         $ 3,975
                                    PRO FORMA
                                    AS ADJUSTED
                                       AS OF
                                     MARCH 31,
                                       1998
                                   ------------
BALANCE SHEET DATA:
  Working capital.................   $ 24,807
  Property, plant and equipment,
   net............................     52,251
  Total assets....................    138,680
  Long-term debt, including
   current installments...........     82,265
  Redeemable preferred stock......      1,350
  Shareholders' equity............     37,164

--------
(1) The summary pro forma financial data presents certain information for the Company, as adjusted for (i) the effects of the acquisitions of the Acquired Companies, (ii) the effects of certain pro forma adjustments which are directly related to such acquisitions, (iii) the exercise of a warrant by the Selling Shareholder to purchase 266,664 shares of Common Stock for nominal value, (iv) the issuance of the Series A Preferred Stock, and (v) the consummation of the Offering and the application of the net proceeds therefrom, as if the foregoing had occurred on January 1, 1997, with respect to income statement data, and March 31, 1998, with respect to balance sheet data. See the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus. The conversion of the Series A Preferred Stock into 177,776 shares of Common Stock and the exercise of the Lender Warrant have not been assumed in the pro forma balance sheet data; however their assumed conversion and exercise, respectively, have been considered in computing pro forma diluted net earnings per share. The pro forma adjustments reflect, among other things, a reduction in interest expense and interest rates on the Company's credit facilities as a result of the application of the net proceeds of the Offering. The summary pro forma financial data do not purport to represent what the Company's results of operations or financial position actually would have been had the foregoing events, in fact, occurred on the date or at the beginning of the period indicated, nor is it intended to project the Company's results of operations or financial position for any future date or period.

(2) Represents earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on its experience in the general commercial printing industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry, and the Company's financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See the comparative historical statements of cash flows included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Liquidity and Capital Resources" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

SUMMARY FINANCIAL INFORMATION FOR THE COMPANY AND INDIVIDUAL ACQUIRED COMPANIES
                                 (IN THOUSANDS)

                                                          FISCAL YEAR
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
Master Graphics, Inc.(1)
 Revenue.........................................  $ 11,426  $ 13,244  $ 13,433
 Gross profit....................................     2,498     3,289     2,121
 Operating income (loss).........................       (72)      597      (900)
Blackwell Lithographers, Inc.(2)
 Revenue.........................................  $  3,715  $  4,004  $  4,164
 Gross profit....................................     1,582     1,544     1,526
 Operating income................................       188       745       609
Lithograph Printing Company of Memphis(2)
 Revenue.........................................  $ 16,659  $ 18,954  $ 20,118
 Gross profit....................................     3,457     4,203     4,574
 Operating income................................        78       694     1,606
Sutherland Printing Company, Inc.(2)
 Revenue.........................................  $  7,451  $  6,704  $  7,892
 Gross profit....................................     2,048     2,642     1,836
 Operating income (loss).........................    (1,366)      295       580
The Argus Press, Inc.(2)
 Revenue.........................................  $ 18,655  $ 24,663  $ 23,277
 Gross profit....................................     3,755     5,671     4,765
 Operating income................................       831     1,895     1,147
Phoenix Communications, Inc.(2)(3)
 Revenue.........................................  $ 22,320  $ 20,093  $ 25,859
 Gross profit....................................     6,075     4,805     6,336
 Operating income (loss).........................       767      (403)      248
Jones Printing Company, Inc.(2)
 Revenue.........................................  $  6,984  $  7,952  $  6,343
 Gross profit....................................     2,174     2,088     1,318
 Operating income................................       702       606       311
Hederman Brothers, Inc.
 Revenue.........................................  $  8,556  $  9,360  $ 10,459
 Gross profit....................................     2,064     2,509     2,355
 Operating income................................       204       478       322
Phillips Litho Co., Inc.
 Revenue.........................................  $ 12,162  $ 11,661  $ 12,727
 Gross profit....................................     3,386     2,648     4,087
 Operating income (loss).........................       788      (124)    1,216
Harperprints, Inc.
 Revenue.........................................  $ 10,721  $ 10,428  $ 10,904
 Gross profit....................................     3,529     2,915     2,607
 Operating income................................     1,625       968       575
McQuiddy Printing Company(3)
 Revenue.........................................  $ 15,681  $ 15,574  $ 16,583
 Gross profit....................................     3,505     3,015     3,438
 Operating income................................       915       410       696
Total
 Revenue.........................................  $134,330  $142,637  $151,759
 Gross profit....................................    34,073    35,329    34,963
 Operating income................................     4,660     6,161     6,410

--------
(1) Consists primarily of results of operations of B&M Printing, which was the sole operating entity of the Company prior to the inception of the Company's acquisition transactions in June 1997. The Company had a fiscal year end of June 30 until January 1, 1998.
(2) Since these companies were purchased at different times during 1997, these amounts reflect combined pre- and post-acquisition activity during the year.
(3) Phoenix Communications, Inc. ("Phoenix") (January 31) and McQuiddy Printing Company ("McQuiddy") (June 30) had fiscal year ends that differed from December 31, which is the year end the Company will use effective January 1, 1998.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. The Company believes that the following risk factors constitute all of the material risks associated with an investment in the Common Stock. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company.

LIMITED COMBINED OPERATING HISTORY

  The Company has acquired 10 general commercial printing companies since June 1997. Moreover, the Company's management team has been assembled only recently, and several of its members have not worked in the printing industry prior to joining the Company. There can be no assurance that the management team will be able to manage effectively the combined operations of a multiple-division general commercial printing company or that the Company will be able to integrate the operations of the Acquired Companies successfully and achieve expected operating efficiencies and economies of scale. The pro forma and combined historical financial results of the Acquired Companies cover periods during which the Acquired Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate and manage effectively the Acquired Companies and additional acquired businesses as a cohesive, efficient enterprise or to eliminate unnecessary duplication or achieve other operating efficiencies and economies of scale may have a material adverse effect on the business, financial condition and results of operations of the Company.

INABILITY TO INTEGRATE OPERATIONS OR IMPLEMENT OPERATING SYSTEMS AND POLICIES

  As a rapidly growing provider of general commercial printing services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. Prior to their acquisition by the Company, the Acquired Companies operated as separate independent businesses. For the foreseeable future, the Company will rely on the separate accounting, information and operating systems of the Acquired Companies. The Company eventually plans to implement and integrate certain centralized information and operating systems, policies and procedures for the Acquired Companies and companies to be acquired in the future including, but not limited to, accounting systems, employment and human resources policies, purchasing programs and the Company's Master Central equipment utilization and marketing process. Each of the Acquired Companies and companies to be acquired in the future may need to modify certain systems and policies they have utilized historically to conform with the Company's systems and policies. As a result of the Company's decentralized operating philosophy, there can be no assurance that the Company's operating systems and policies will be implemented successfully across each of its divisions or that the Company will be successful in monitoring the performance of the divisions. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems and policies, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Operating Strategy" and "--Master Central."

  The Company expects that Master Central will enable it to utilize more effectively its printing capacity and effectively allocate print jobs across the range of the Company's available production equipment. However, there can be no assurance that the Company will be able to implement successfully Master Central or that, once implemented, it will enable the Company to utilize its printing capacity more efficiently.

AVAILABILITY OF DEBT FINANCING; SUBSTANTIAL LEVERAGE

  At March 31, 1998, on a pro forma basis as adjusted for the Offering and application of the net proceeds therefrom, the Company's indebtedness was approximately $82.3 million, net of $3.0 million of unamortized discount. The Company currently has an $85 million secured credit facility (the "Senior Credit Facility") with its senior lender and has received a commitment from such lender to increase the facility to $90 million, subject to the negotiation of definitive loan agreements, satisfaction of certain conditions, and the closing of the Offering. Currently, the Company has no additional borrowing capacity available under the Senior Credit Facility but, upon closing of the Offering and the application of the net proceeds therefrom, the Company will have approximately

$29.7 million of available credit under the Senior Credit Facility, and approximately $34.7 million of additional borrowing capacity if the Senior Credit Facility is increased as described above. Moreover, the Company has a $7.5 million credit facility (the "Revolving Credit Facility") through a commercial bank and is negotiating with the bank to increase the maximum credit amount under the Revolving Credit Facility to $15 million, subject to agreement on terms of the facility, the negotiation of definitive loan agreements, satisfaction of certain conditions, and the closing of the Offering. Currently, the Company has approximately $6.5 million of additional borrowing capacity available under the Revolving Credit Facility and, upon closing of the Offering and the application of the net proceeds therefrom, the Company will have approximately $6.5 million of available credit under the Revolving Credit Facility, and approximately $14.0 million of additional borrowing capacity if the Revolving Credit Facility is increased as described above. The Senior Credit Facility and the Revolving Credit Facility are referred to herein as the "Credit Facilities." The increases in both the Revolving Credit Facility and Senior Credit Facility are subject to the execution of definitive loan documents and other conditions, some or all of which may not be met. There can be no assurance that the Company and its lenders will agree on such definitive loan documents, all such conditions will be met or the increases in available credit under the Credit Facilities will be obtained.

  The Company expects to fully utilize available credit under the Credit Facilities, and could incur additional indebtedness, which amounts could be significant, in connection with future acquisitions. The level of the Company's indebtedness could have important consequences to shareholders, including: (i) a substantial portion of the Company's cash flow from operations could be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional equity or debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the printing industry and economic conditions generally. Moreover, Master Graphics, Inc. is dependent upon the cash flow of and the transfer of funds from its subsidiary, Premier Graphics, which, under the Credit Facilities, is subject to restrictions on its ability to pay dividends to Master Graphics, Inc. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  A key element of the Company's acquisition strategy is to consummate numerous acquisitions of independent general commercial printing companies throughout the United States. The Company's acquisition strategy presents risks that, singly or in any combination, could have a material adverse effect on the Company's business, financial condition and results of operations. These risks include inattention by management to existing operations of the Company because of increased management attention and resources to acquisitions, the possible loss of customers of acquired businesses as a result of the acquisition by the Company, the loss of key personnel of acquired businesses, possible adverse effects on earnings resulting from amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired businesses.

  The success of the Company's acquisition strategy will be dependent upon a number of factors, including (i) the Company's ability to locate and successfully negotiate the acquisitions of existing general commercial printing companies and to integrate successfully the operations of printing companies acquired in the future into the Company's operations and (ii) the availability of adequate financing to develop or acquire additional general commercial printing companies. There can be no assurance that the Company's acquisition strategy will be successful, that modifications to the Company's acquisition strategy will not be required, that the Company will be able to manage effectively and enhance the profitability of the Acquired Companies or companies to be acquired in the future or that the Company will be able to obtain adequate financing on reasonable terms to acquire additional general commercial printing companies. The failure of the Company to implement its acquisition strategy would have a material adverse effect on the stock price of the Company. Moreover, there can be no assurance that future acquisitions, if any, will contribute to the Company's profitability or otherwise facilitate the successful implementation of the Company's overall strategy. See "Business--Acquisition Strategy" and "--Operating Strategy."

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH

  The Company's acquisition strategy will require substantial capital, and the Company anticipates that it will, in the future, seek to raise additional funds through equity or debt financing. There can be no assurance that sufficient funds will be available on terms acceptable to the Company, if at all. If additional equity securities are issued, dilution to the Company's shareholders may result, and if additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operations and finances. Such restrictions may have an adverse effect on, among other things, the Company's ability to pursue its acquisition strategy. Although the Company has received a commitment from its senior lender and expects to receive a commitment from its Revolving Credit Facility lender to increase the maximum credit available under the Credit Facilities to the aggregate amount of $105 million at the time the Offering is closed, there can be no assurance that this increase will be obtained. Moreover, the Company currently intends to finance future acquisitions in part by using shares of its Common Stock as consideration. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, to initiate and maintain its acquisition program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO NATURE OF GENERAL COMMERCIAL PRINTING BUSINESS; FLUCTUATION IN QUARTERLY OPERATING RESULTS; PRIOR OPERATING LOSSES

  The Company competes primarily in the general commercial printing sector, which is characterized by individual orders from customers for specific printing projects rather than long-term contracts. Future engagement by existing customers is dependent upon the customers' satisfaction with the services provided by the Company. Therefore, the Company is unable to predict in advance the number, size and profitability of printing jobs in a given period. Irregular customer purchasing patterns could result in significant fluctuations in operating results from quarter to quarter. Such fluctuations may be caused by underutilization of plant capacity, lost business due to lack of plant capacity, or higher direct costs. Although the Company's Master Central equipment utilization and marketing process is designed to smooth capacity utilization and expand production capabilities, there can be no assurance that Master Central will have this desired effect. In addition, direct costs and timing of acquisitions could cause results of operations to fluctuate from quarter to quarter.

  The Company, Sutherland Printing Company, Inc. ("Sutherland"), Phoenix and Phillips Litho Co., Inc. ("Phillips") have each experienced operating losses in certain of the last several years. See "Prospectus Summary--Summary Financial Information for the Company and Individual Acquired Companies." There can be no assurance that such operating losses will not continue. Moreover, Sutherland was a debtor-in-possession under the protection of a proceeding filed under Chapter 11 of the United States Bankruptcy Code at the time of its acquisition by the Company.

RAW MATERIALS--PAPER

  The cost of paper is a principal factor in the Company's pricing to certain customers. The Company is generally able to pass increases in the cost of paper to its customers, while decreases in paper costs generally result in lower prices to customers. In the last three years, paper prices for the industry have experienced dramatic fluctuations. To the extent that there are future paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size or number of their orders, the Company's results of operations could be materially adversely affected.

  In recent years, increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain paper grades, including grades utilized by the Company. Any loss of the sources for paper supply or any disruption in such sources' businesses or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply, it does not maintain large inventories of paper, and there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

AVAILABILITY OF TECHNICIANS AND SALESPEOPLE

  The Company's ability to provide high-quality finished printed products in a timely fashion is dependent on the Company's maintaining an adequate staff of skilled technicians, including prepress personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain the skilled technicians necessary to meet the Company's commitments. From time-to-time, the printing industry experiences shortages of qualified technicians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase from time to time as a result of shortages of skilled technicians or that the Company will not have to curtail its planned internal growth as a result of labor shortages. Moreover, the general commercial printing industry is characterized by personal relationships between individual members of a company's sales force and customers who order printing services. The inability of the Company to retain salespeople with large customer bases could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales."

RAPID TECHNOLOGICAL CHANGE

  The technology used by the Company primarily in its prepress operations is rapidly evolving. The Company could experience delays or difficulties in adjusting its prepress systems on a timely basis to accommodate changing technology, to address the increasingly sophisticated needs of its customers and to keep pace with emerging industry standards. The financial investment required to respond to and integrate changing technologies may be greater than anticipated by the Company. If the Company does not respond adequately to the need to integrate changing technologies in a timely manner or the investment required to so respond is greater than anticipated, the Company's business, financial condition and results of operations may be materially adversely affected.

FACTORS AFFECTING INTERNAL GROWTH

  The Company's ability to increase the revenue of the Acquired Companies and any subsequently acquired company will be affected by various factors, including the demand for general commercial printing services and other factors discussed in this Prospectus. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that it will be able to generate cash flow adequate for its operation and to support internal growth. Furthermore, there can be no assurance that management will be able to integrate successfully acquired businesses and reduce operating expenses. See "--Inability to Integrate Operations or Implement Operating Systems and Policies," "--Limited Combined Operating History," "--Risks Associated with Acquisition Strategy," "Business--Operating Strategy" and "--Master Central."

VALUATION OF ACQUISITIONS

  The Company has negotiated acquisitions on an individual, company-by-company basis, using valuations based on prior and anticipated operating results of the Acquired Companies. There can be no assurance that the consideration paid by the Company for the Acquired Companies accurately reflects the value of these companies and subsequent acquisitions will accurately reflect the values of companies acquired in the future. If the fair market values of the Acquired Companies, or companies to be acquired in the future at the time of acquisition by the Company are materially different from the amounts paid by the Company, the Company may have overpaid for such companies, which could result in a material and adverse effect on the financial performance of the Company and the value of the Common Stock. The Company has recorded $39 million of goodwill in connection with its acquisition of the Acquired Companies, and the Company expects to record additional goodwill in connection with future acquisitions. The Company intends to evaluate periodically the amount of goodwill on its balance sheet. In the event the Company determines that the value of goodwill has been impaired, it may be required to charge earnings for the amount of such impairment. Any such charge could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

  The general commercial printing industry is extremely competitive and fragmented. In spite of the fragmentation of the industry, recent technological developments in prepress and design and over-capacity in the printing industry have increased industry consolidation and competitive pressures. The Company competes with numerous large and small printing companies, some of which have greater financial resources than the Company. The Company competes on the basis of ongoing customer service, quality of finished products and price. Moreover, the Company competes for potential acquisition candidates with other printing industry consolidators, some of which have greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully with such competitors. See "Business--Competition."

DEPENDENCE UPON KEY PERSONNEL

  The Company's operation and implementation of its acquisition and operating strategies are dependent on the continued efforts of its executive officers, including John P. Miller, Chairman of the Board, Chief Executive Officer and President, Lance T. Fair, Senior Vice President-- Acquisitions and Chief Financial Officer, Robert J. Diehl, Chief Operating Officer, P. Melvin Henson, Jr., Senior Vice President--Finance and Administration and Chief Accounting Officer, and James B. Duncan, Senior Vice President--Sales and Marketing. The Company has no key man life insurance on the lives of any of its executive officers or key managers. Furthermore, the Company will be dependent on the key managers of companies that may be acquired in the future. The Company currently has employment contracts with its five executive officers and certain key managers of the divisions. Because of the difficulty in finding adequate replacements for such personnel, the loss of the services of any of them or the Company's inability in the future to attract and retain management and other key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management-- Executive Compensation."

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

  The Company's manufacturing operations are subject to numerous federal, state and local laws and regulations relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. The Company makes capital expenditures from time to time to stay in compliance with applicable laws and regulations.

  The Company has obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on the Company's business, financial condition and results of operations. The Company is in compliance in all material respects with the numerous federal, state and local laws and regulations and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with the acquisition of the Acquired Companies, each of the Company's properties has been subjected to a Phase I environmental site assessment ("ESA") (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. The ESAs have not revealed any material environmental liability that would have a material adverse effect on the Company. The Company has not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of its properties or business operations, nor is the Company aware of any other material environmental condition with respect to any of its properties or arising out of its business operations at any other location. However, in connection with the ownership and operation of its properties (including locations to which the Company may have sent waste in the past) and the conduct of its business, the Company potentially may be liable for damages or cleanup, investigation or remediation costs.

  No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to the Company. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on the Company. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

NO PRIOR MARKET; VOLATILITY OF MARKET PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on The Nasdaq National Market, there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for factors considered in determining the initial public offering price. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including the depth and liquidity of the market for the Common Stock, variations in the reported financial results of the Company, investor perception of the Company, changes in conditions in the economy in general and the printing industry in particular. The equity markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur following completion of the Offering may adversely affect the market price of the Common Stock.

IMMEDIATE, SUBSTANTIAL DILUTION

  The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of Common Stock in the amount of $12.19 per share. See "Dilution." In the event the Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of the Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. Moreover, the issuance of additional shares of Common Stock (the aggregate number of which is 1,715,703, assuming an initial public offering price equal to the Mid-Point) upon the exercise of Seller Warrants, rights granted to former B&M Printing shareholders or pursuant to the Company's deferred compensation plan could have a substantial dilutive impact on the Company's earnings per share.

RESTRICTIONS ON DIVIDENDS

  The Company has never paid or declared a cash dividend on the Common Stock. The Company currently intends to retain all future earnings, with the exception of earnings paid as dividends on the Series A Preferred Stock, to finance the continuing development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company's ability to pay dividends on the Common Stock is currently restricted by the terms of the Credit Facilities, the terms of the Series A Preferred Stock, and in the future will be restricted by the terms of the Credit Facilities and could be restricted by the terms of subsequent financings and series of preferred stock that may be issued in the future. See "Description of Capital Stock--Common Stock" and "--Series A Preferred Stock." Additionally, the ability of Premier Graphics to pay dividends to Master Graphics, Inc. is limited by the terms of the Credit Facilities.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, 8,027,773 shares of Common Stock will be outstanding, including 177,776 shares issuable upon conversion of the outstanding Series A Preferred Stock and 183,333 shares (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of the Lender Warrant. The 3,600,000 shares of Common Stock sold in the Offering (other than shares that may be purchased by "affiliates" of the Company, as that term is defined under the Securities Act) will be freely tradeable. The remaining shares of

Common Stock outstanding may be resold only pursuant to an effective registration under the Securities Act or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. As of the date of this Prospectus, the 4,000,000 shares of Common Stock owned by Mr. Miller are eligible for resale pursuant to Rule 144. The remaining 427,773 shares of Common Stock are "restricted" within the meaning of Rule 144 and are not currently eligible for resale under Rule 144. The earliest point in time when any such restricted shares of Common Stock are eligible for resale pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof, is March 1999.

  Upon the closing of the Offering, the Company also will have granted to employees and directors options to purchase up to a total of 603,636 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at the initial public offering price per share, of which 221,721 shares may be acquired immediately after the closing of the Offering. The remaining options are excercisable beginning one year after the date of grant. See "Shares Eligible for Future Sale -- Options." The Company intends to register the shares subject to these options under the Securities Act for public resale. See "Shares Eligible for Future Sale --Options."

  In connection with the acquisition of the Acquired Companies, the Company issued the Seller Warrants to purchase 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at an exercise price per share equal to the initial public offering price. All Seller Warrants may be exercised immediately after the closing of the Offering. The Seller Warrants were issued in individually negotiated transactions with the Acquired Companies. As a result of such negotiations, the holders of Seller Warrants to purchase an aggregate of 491,666 shares of Common Sock have piggyback registration rights.

  In connection with a financing transaction, the Company issued to its senior lender the Lender Warrant to purchase 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) for nominal consideration, which is exercisable immediately after the closing of the Offering. Moreover, in connection with the refinancing of debt incurred as a result of the acquisition of B&M Printing, the Company granted rights to purchase 108,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price to certain former shareholders of B&M Printing, which rights are exercisable immediately after the closing of the Offering. Pursuant to the Company's deferred compensation plan, the Company issued rights to purchase 83,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price, which are exercisable immediately after the closing of the Offering. See "Shares Eligible for Future Sale -- Warrants and Rights."

  The Company, the Selling Shareholder, the Company's senior lender and the Company's executive officers and directors have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for shares of Common Stock, without the prior written consent of Morgan Keegan & Company, Inc. and SunTrust Equitable Securities Corporation for a period of 180 days after the date of this Prospectus (the "lock-up period"), except for (i) subsequent sales of Common Stock offered in the Offering, (ii) issuances by the Company of unregistered Common Stock in connection with the acquisition of printing companies, (iii) issuances by the Company of Common Stock pursuant to the exercise of stock purchase warrants or stock options outstanding on the date of this Prospectus, or (iv) issuance or registration of stock options or other rights granted under the Company's 1998 Equity Compensation Plan or 1998 Non-Employee Director Option Plan. After the Offering, the officers and directors of the Company will beneficially own approximately 54.1% of the outstanding shares of Common Stock.

  The effect, if any, of the availability for sale, or sale, of shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing from time-to-time is unpredictable, and no assurance can be given that the effect will not be adverse.

CONTROL BY EXISTING SHAREHOLDERS

  Upon completion of the Offering, the existing shareholders of the Company will beneficially own in the aggregate approximately 55.2% of the outstanding Common Stock (or approximately 51.7% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders may have economic and business reasons to act together, and would be in a position to exert significant influence over the affairs of the Company if they were to act together in the future. If these persons were to act in concert, they might, as a practical matter, be able to exercise control over the Company's affairs, including the election of the Company's Board of Directors and other matters requiring shareholder approval. The concerted efforts of existing shareholders could effect transactions such as mergers and combinations without the approval of minority shareholders. See "Principal and Selling Shareholders."

POTENTIAL ANTI-TAKEOVER EFFECTS

  The Company's charter (the "Charter") and bylaws (the "Bylaws") provide for a classified Board of Directors, restrict the ability of shareholders to call special meetings and contain advance notice requirements for shareholder proposals and nominations and special voting requirements for the amendment of the Charter and Bylaws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. There are certain Tennessee statutes which provide anti-takeover protection for Tennessee corporations. See "Description of Capital Stock--Certain Provisions of the Charter, Bylaws and Tennessee Law." The Charter authorizes 10,000,000 shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further action by shareholders and which could be used by the Company to deter unwanted merger or acquisition proposals. See "Description of Capital Stock--Preferred Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share (the Mid-Point) are estimated to be approximately $37.0 million ($43.1 million if the Underwriters' over-allotment option is exercised in full) after deduction of the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of the Common Stock by the Selling Shareholder. The Company expects to use $3 million of such net proceeds to pay acquisition advisory fees, payment of which was deferred until the completion of the Offering, approximately $4.3 million to repay indebtedness owed to the Selling Shareholder which matures in May 2002 and bears interest at 13.25% per annum, and the balance of the net proceeds (approximately $29.7 million or, if the Underwriters' over-allotment option is exercised in full, approximately $35.8 million) to repay a portion of the indebtedness owed to General Electric Capital Corporation which matures on March 2003 and bears interest at 12% per annum. The proceeds of each of the loans were used for acquisitions and working capital. The Company anticipates that following the consummation of the Offering and the application of the net proceeds therefrom, the principal balance of its indebtedness to General Electric Capital Corporation will be approximately $55.3 million (or $49.2 million if the Underwriters' over-allotment option is exercised in full). The Company expects that the combination of these proceeds and proceeds available under the Credit Facilities after the Offering and application of the net proceeds therefrom will enable the Company to obtain financing for its new acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never paid or declared a cash dividend on its Common Stock. The Company currently intends to retain all future earnings, with the exception of earnings paid as dividends on the Series A Preferred Stock, to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will be at the Board of Directors' discretion and will depend on the Company's earnings, financial condition, capital needs and other factors deemed pertinent by the Company's Board of Directors, including the limitations, if any, on the payment of dividends under state law, any then-existing credit agreement and any subsequently issued Preferred Stock. Moreover, the Company is dependent upon the cash flow of and transfer of funds from Premier Graphics, which under the Credit Facilities is subject to restrictions on its ability to pay dividends to the Company. See "Risk Factors -- Restriction on Dividends."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an historical basis including the 40,000 for 1 stock split effected in May 1998; (ii) on a pro forma basis to reflect the acquisition of McQuiddy and the financing thereof; and (iii) on a pro forma as adjusted basis to reflect the exercise of a warrant to purchase 266,664 shares of Common Stock on April 8, 1998, and the application of the net proceeds from the Offering, which are estimated to be approximately $37 million (after deducting underwriting discounts and estimated offering expenses payable by the Company). For a description of the adjustments, see Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                        MARCH 31, 1998
                                                        (IN THOUSANDS)
                                                          (UNAUDITED)
                                               ----------------------------------
                                                                      PRO FORMA
                                               HISTORICAL PRO FORMA   AS ADJUSTED
                                               ---------- ---------  ------------
Current portion of long-term debt............   $  4,127  $  4,127     $  4,127
Long-term debt, net of current portion and
 unamortized discount........................     99,732   109,092       78,138
Redeemable common stock warrant..............      2,026     2,026          --
5% Series A Cumulative Convertible Redeemable
 Preferred Stock, $.001 par value per share,
 177,776 shares issued and outstanding ......      1,350     1,350        1,350
Shareholders' equity:
 Preferred stock, $.001 par value per share,
  9,822,224 shares authorized, no shares
  issued and outstanding.....................        --        --           --
 Common Stock, $.001 par value per share;
  100,000,000 shares authorized; 4,000,000
  shares issued and outstanding (historical)
  4,266,664 shares issued and outstanding
  (pro forma); and 7,666,664 shares issued
  and outstanding (pro forma as adjusted)
  (1)........................................          4         4            8
 Additional paid-in capital..................      6,744     6,796       45,818
 Retained earnings (deficit) ................     (5,006)   (5,006)      (8,662)
                                                --------  --------     --------
Total shareholders' equity...................      1,742     1,794       37,164
                                                --------  --------     --------
Total capitalization.........................   $108,977  $118,389     $120,779
                                                ========  ========     ========

--------
(1) Does not include (i) 177,776 shares of Common Stock issuable for nominal consideration upon the conversion of the Series A Preferred Stock; (ii) 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable for nominal consideration upon the exercise of the Lender Warrant; (iii) 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of the Seller Warrants; (iv) 603,636 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of outstanding stock options held by directors and employees of the Company; (v) 108,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of rights granted to former B&M Printing shareholders; and (vi) 83,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share pursuant to the Company's deferred compensation plan.

                                   DILUTION

  The pro forma net tangible book value of the Company at March 31, 1998, after giving effect to the acquisition of the Acquired Companies, the exercise of a warrant to purchase 266,664 shares of Common Stock, the conversion of the Series A Preferred Stock into 177,776 shares of Common Stock, and the issuance of 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) upon exercise of the Lender Warrant as if each had occurred as of that date, but before giving effect to the Offering, was $(33.7) million or $(7.28) per share. "Pro forma net tangible book value per share" before the Offering represents the amount of pro forma total tangible assets of the Company less pro forma total liabilities divided by the number of shares of Common Stock outstanding. Pro forma dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma as adjusted net tangible book value per share immediately after completion of the Offering. After giving effect to the sale by the Company of the 3,400,000 shares of Common Stock offered hereby (assuming an initial public offering price equal to the Mid-Point and after deducting the underwriting discounts and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom as discussed under "Use of Proceeds," the pro forma as adjusted net tangible book value of the Company as of March 31, 1998 was approximately $(1.5 million) or $(0.19) per share. This represents an immediate increase in pro forma net tangible book value of approximately $7.09 per share to the existing shareholders and an immediate dilution in pro forma net tangible book value of approximately $12.19 per share to purchasers of Common Stock in this Offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per share..............         $12.00
     Pro forma net tangible book value (deficit) per share be-
      fore the Offering.........................................  (7.28)
     Increase per share attributable to the Offering............   7.09
                                                                  -----
   Pro forma as adjusted net tangible book value (deficit) after
    the Offering................................................          (0.19)
                                                                         ------
   Pro forma dilution per share to new investors................         $12.19
                                                                         ======

  The following table shows, after giving effect to the Offering, the difference between existing shareholders and new investors with respect to the number of shares purchased from the Company and the total consideration and average price per share paid to the Company, before deducting the underwriting discounts and estimated offering expenses payable by the Company.

                                                     TOTAL
                            SHARES PURCHASED     CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing shareholders... 4,427,773  55.2%  $ 2,200,000   5.1%     $  .48
   New investors........... 3,600,000  44.8%   40,800,000  94.9%     $12.00
                            --------- ------  ----------- ------     ------
     Total................. 8,027,773 100.0%  $43,000,000 100.0%
                            ========= ======  =========== ======

  The foregoing table assumes the conversion of the Series A Preferred Stock into 177,776 shares of Common Stock and the issuance of 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) upon exercise of the Lender Warrant, in each case for nominal consideration. In addition to the foregoing, upon closing of the Offering, there will be (i) 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of the Seller Warrants; (ii) 603,636 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of outstanding stock options held by directors and employees of the Company; (iii) 108,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share upon the exercise of rights granted to former B&M Printing shareholders; and (iv) 83,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable at the initial public offering price per share pursuant to the Company's deferred compensation plan.

          SELECTED HISTORICAL, PRO FORMA AND COMBINED FINANCIAL DATA

  The following historical financial data and balance sheet data of the Company and combined historical income statement data of the Company and the Acquired Companies have been derived from the historical consolidated financial statements of the Company, and the separate historical financial statements of the Company and the Acquired Companies, respectively. The consolidated financial statements of the Company and certain of the separate financial statements of the Acquired Companies have been audited by independent auditors to the extent and for the periods indicated in the respective reports of KPMG Peat Marwick LLP (with respect to the financial statements of Master Graphics, Inc., Lithograph Printing Company of Memphis ("Lithograph"), Blackwell Lithographers, Inc. ("Blackwell"), The Argus Press, Inc. ("Argus"), Jones Printing Company, Inc. ("Jones"), Phoenix, and Hederman Brothers, Inc. ("Hederman")), Arthur Andersen LLP (with respect to the financial statements of Phoenix), Marlin and Edmondson, P.C. (with respect to the financial statements of McQuiddy), Joseph Decosimo and Company, LLP (with respect to Jones), Thompson Dunavant PLC (with respect to Master Printing), Becker & Company, P.C. (with respect to Harperprints), and S. F. Fiser & Company, P.A. (with respect to Phillips), all of which reports are included elsewhere herein.

  The combined historical income statement data for the Company and the Acquired Companies are merely additions of such data for each of the individual companies and do not purport to represent what the Company's results of operations would have been if the operations of such businesses had actually been combined during the periods indicated or to project the Company's results of operations for any period. Such presentation is not intended to be, and is not, in accordance with GAAP, since the Acquired Companies were not owned or controlled by the Company prior to their respective acquisitions. Additionally, the Acquired Companies operated with varying fiscal years, and such data combines information from those varying fiscal years into single periods and as of single dates. See Note 1 below.

  The pro forma financial data are derived from the unaudited pro forma condensed consolidated financial statements of the Company as of March 31, 1998 and for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and March 31, 1998, respectively, which statements are included elsewhere in this Prospectus. Such pro forma financial statements give effect to acquisitions consummated in 1997 and 1998, and the financing thereof, as if those transactions had occurred as of January 1, 1997 in the case of the pro forma income statement data, and as if those transactions had occurred as of March 31, 1998 in the case of the pro forma balance sheet data. The pro forma financial data do not purport to represent what the Company's results of operations or financial position would actually have been if such transactions in fact had occurred on such dates, or to project the Company's results of operations or financial position for any period or date. Pro forma adjustments are based on the purchase method of accounting.

  Pro forma as adjusted income statement and balance sheet data give effect to the transactions described in the previous paragraph and, in addition, give effect to the use of proceeds from the Offering, primarily reducing debt and the related interest expense.

  The financial information should be read in conjunction with the historical financial statements of the Company and certain of the Acquired Companies, and the pro forma condensed consolidated financial statements of the Company, including the related notes thereto, included elsewhere herein.

                        1993
                       -------
COMPANY:
 INCOME STATEMENT
  DATA:
  Revenue............  $10,514
  Cost of revenue....    8,339
                       -------
   Gross profit......    2,175
  Selling, general
   and administrative
   expenses..........    2,231
  Amortization of
   goodwill..........      --
                       -------
   Operating income
    (loss)...........      (56)
  Other income
   (expense):
   Redeemable warrant
    valuation
    adjustment.......      --
   Interest income...      102
   Interest expense..     (365)
   Other, net........       85
                       -------
     Other income
      (expense),
      net............     (178)
                       -------
   Income (loss)
    before income
    taxes............     (234)
  Income tax expense
   (benefit).........      (43)
                       -------
   Net earnings
    (loss)...........  $  (191)
                       =======
   Net earnings
    (loss) applicable
    to common
    shares...........      N/A
                       =======
  Earnings per share:
   Basic.............   ($0.05)
                       =======
   Diluted...........   ($0.05)
                       =======
  Weighted average
   shares
   outstanding.......    4,000
 OTHER DATA:
   EBITDA(3).........  $ 1,610
   Depreciation and
    amortization.....    1,480
   Cash flows
    provided by (used
    in):
    Operating
     activities......      441
    Investing
     activities......   (2,077)
    Financing
     activities......      (99)
                                                                             PRO FORMA        THREE MONTHS ENDED MARCH 31,
                                                                            AS ADJUSTED  ----------------------------------------
                      YEARS ENDED JUNE 30,(1)              SIX MONTHS EPRO FORMANDEPRO FORMAD  YEAR ENDED
                       -----------------------------------   DECEMBER AS ADJUSTED3AS ADJUSTED1,   DECEMBER 31,
                        1994     1995     1996     1997        1997(1)        1997(2)     1997    1998       1997        1998
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
COMPANY:
 INCOME STATEMENT
  DATA:
  Revenue............  $10,804  $11,426  $13,244  $13,433      $32,394        $153,971   $3,161  $28,020   $ 35,126     $38,462
  Cost of revenue....    8,098    8,928    9,955   11,312       26,528         115,181    2,691   20,654     26,219      29,119
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
   Gross profit......    2,706    2,498    3,288    2,121        5,866          38,790      470    7,366      8,907       9,343
  Selling, general
   and administrative
   expenses..........    2,587    2,570    2,691    3,021        5,990          29,223      552    4,669      6,360       6,686
  Amortization of
   goodwill..........      --       --       --       --            98           1,022       84      196        255         242
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
   Operating income
    (loss)...........      119      (72)     597     (900)        (222)          8,545     (166)   2,501      2,292       2,415
  Other income
   (expense):
   Redeemable warrant
    valuation
    adjustment.......      --       --       --       --        (1,635)            --       --       --         --          --
   Interest income...       84       67       68       68           48             135       21       85         37          96
   Interest expense..     (403)    (334)    (376)    (439)      (2,181)         (6,987)    (157)  (2,248)    (2,115)     (1,982)
   Other, net........       83       44       44       23          191            (126)      42      101         59         120
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
     Other income
      (expense),
      net............     (236)    (223)    (264)    (348)      (3,578)         (6,978)     (94)  (2,062)    (2,019)     (1,766)
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
   Income (loss)
    before income
    taxes............     (117)    (295)     334   (1,248)      (3,799)          1,567     (260)     439        273         649
  Income tax expense
   (benefit).........      (25)     (86)     161       25           20             674      (11)      (4)       117         279
                       -------- -------- -------- -------- ---------------- ------------ ------- -------- ----------- -----------
   Net earnings
    (loss)...........  $   (92) $  (209) $   172  $(1,273)     $(3,819)       $    893   $ (249) $   443   $    156     $   370
                       ======== ======== ======== ======== ================ ============ ======= ======== =========== ===========
   Net earnings
    (loss) applicable
    to common
    shares...........      N/A      N/A      N/A      N/A          N/A        $    663      N/A      N/A         98     $   312
                       ======== ======== ======== ======== ================ ============ ======= ======== =========== ===========
  Earnings per share:
   Basic.............   ($0.02)  ($0.05)    0.04   ($0.32)      ($0.95)       $   0.09   ($0.06) $  0.11   $   0.01     $  0.04
                       ======== ======== ======== ======== ================ ============ ======= ======== =========== ===========
   Diluted...........   ($0.02)  ($0.05)    0.04   ($0.32)      ($0.95)       $   0.09   ($0.06) $  0.10   $   0.01     $  0.04
                       ======== ======== ======== ======== ================ ============ ======= ======== =========== ===========
  Weighted average
   shares
   outstanding.......    4,000    4,000    4,000    4,000        4,000           7,667    4,000    4,000      7,667       7,667
 OTHER DATA:
   EBITDA(3).........  $ 1,152  $   795  $ 1,315  $  (186)     $  (205)       $ 13,991   $   48  $ 3,678   $  3,405     $ 3,975
   Depreciation and
    amortization.....      867      747      605      623        1,413           5,437      151    1,174      1,344       1,048
   Cash flows
    provided by (used
    in):
    Operating
     activities......      795      (52)     628      (80)       2,493             N/A    1,076   (1,613)       N/A         N/A
    Investing
     activities......     (248)     (47)    (364) (17,543)     (28,840)            N/A     (132) (31,379)       N/A         N/A
    Financing
     activities......     (397)    (211)    (563)  18,550       27,023             N/A     (733)  36,661        N/A         N/A

                                                HISTORICAL                                PRO FORMA
                         -------------------------------------------------------- -------------------------
                                   AT JUNE 30,                AT           AT         AT     AS ADJUSTED AT
                         -------------------------------  DECEMBER 31,  MARCH 31,  MARCH 31,    MARCH 31,
                         1993  1994  1995   1996   1997       1997        1998       1998         1998
                         ----- ----- ----- ------ ------ ------------- ---------- ---------- --------------
 BALANCE SHEET DATA:
  Working capital....... $ 738 $ 866 $ 765 $1,286 $3,056    $6,691      $18,541    $21,807      $24,807
  Property, plant and
   equipment, net....... 2,458 2,276 1,934  2,007 20,472    29,550       45,117     52,251       52,251
  Total assets.......... 8,902 6,330 6,102  6,426 37,215    86,384      127,355    139,290      138,680
  Long-term obligations,
   including current
   installments......... 5,886 3,566 3,382  2,794 30,612    69,317      103,859    113,219       82,265
  Redeemable common
   stock warrants.......   --    --    --     --     638     3,376        2,026      2,026          --
  Redeemable preferred
   stock................   --    --    --     --     --        --         1,350      1,350        1,350
  Shareholders' equity
   (deficit)............ 1,972 1,880 1,671  1,843    780    (1,596)       1,742      1,794       37,164

                                                 FISCAL YEAR(4)
                                  --------------------------------------------
                                    1993     1994     1995     1996     1997
                                  -------- -------- -------- -------- --------
COMBINED HISTORICAL INCOME
 STATEMENT DATA OF THE COMPANY
 AND THE ACQUIRED COMPANIES:
  Revenue........................ $115,526 $120,834 $134,330 $142,637 $151,759
  Gross profit...................   27,751   30,074   34,073   35,329   34,963
  Selling, general and
   administrative expenses.......   23,596   25,746   29,413   29,168   28,553
  Operating income...............    4,155    4,328    4,660    6,161    6,410

--------
(1) Effective January 1, 1998, the Company changed its annual accounting period to a calendar year.
(2) The pro forma financial information presents certain information for the Company, as adjusted for (i) the effects of the acquisitions of the Acquired Companies, (ii) the effects of certain pro forma adjustments to the historical financial statements of the Acquired Companies which are directly related to these acquisitions, (iii) the exercise of a warrant by the Selling Shareholder to purchase 266,664 shares of Common Stock for nominal value, (iv) the issuance of the Series A Preferred Stock, and (v) the consummation of the Offering and the application of the net proceeds therefrom, as if the foregoing had occurred on January 1, 1997, with respect to income statement data, and March 31, 1998, with respect to balance sheet data. See the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus. The conversion of the Series A Preferred Stock into 177,776 shares of Common Stock and the exercise of the Lender Warrant have not been assumed in the pro forma balance sheet data; however their assumed conversion and exercise, respectively, have been considered in computing pro forma diluted earnings per share. The pro forma adjustments reflect, among other things, a reduction in interest expense and interest rates on the Credit Facilities as a result of the application of the net proceeds of the Offering. The pro forma financial data do not purport to represent what the Company's results of operations or financial position actually would have been had the foregoing events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period.
(3) Based on its experience in the general commercial printing industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry, and the Company's financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See the comparative historical statements of cash flows included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Liquidity and Capital Resources" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.
(4) In addition to the Company itself which previously had a June 30 year end, McQuiddy (June 30) and Phoenix (January 31) had fiscal year ends that differed from December 31, which is the year end the Company will use effective January 1, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical and the pro forma financial statements and related notes of the Company, the financial statements of the Acquired Companies presented herein and Selected Historical, Pro Forma and Combined Financial Data included elsewhere in this Prospectus.

INTRODUCTION

  Since June 1997, the Company has acquired 10 high quality, general commercial printing companies which the Company believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality. Each of the Acquired Companies was acquired with a combination of cash, notes and warrants. The Company financed the cash portion of the purchase price primarily with debt. See Note 2 in "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" for information regarding the consideration paid for the Acquired Companies. As a result, the Company has substantial interest expense that will be reduced by application of the net proceeds from the Offering. Each acquisition was accounted for as a purchase, and any purchase price in excess of the fair value of the assets acquired was allocated to goodwill which is amortized over 40 years. A substantial portion of this non-cash expense will likely be non-deductible for tax purposes.

  The Acquired Companies were all closely-held businesses, and several were S corporations. In many cases, the tax structure influenced the historical level of owners' compensation. Many of the owners have agreed to certain reductions in their compensation and benefits following the acquisition by the Company.

  As a result of the acquisitions and the Company's increased size, the Company expects to receive volume discounts and rebates from manufacturers and suppliers of paper, film, printing plates and ink. The Company has in place arrangements with five major paper suppliers which should reduce the Company's costs. See "Risk Factors--Limited Combined Operating History" and "--Raw Materials--Paper."

  The Company has incurred and will incur various non-cash charges related to this Offering. In the fourth quarter of 1997, the Company incurred a charge of $765,000 related to deferred compensation for executives recruited in connection with the Offering. Also, the Company incurred charges for increases in the value of redeemable warrants issued to the Company's lenders in the amounts of approximately $1.6 million during the six months ended. Upon the closing of the Offering, the Company will incur a one-time charge related to the write-off of deferred loan costs of approximately $3.7 million.

PRO FORMA RESULTS OF OPERATIONS FOR THE COMBINED COMPANIES


 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  The following table sets forth certain unaudited pro forma financial data for the periods indicated (dollars in millions) and such results as a percentage of revenue.

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Revenue............................................... $35.1 100.0% $38.5 100.0%
Gross profit..........................................   8.9  25.3    9.3  24.2
Selling, general and administrative expenses..........   6.4  18.2    6.7  17.4
Operating income......................................   2.3   6.5    2.4   6.2
Interest expense......................................   1.9   5.4    1.8   4.7


  Revenue. Revenue increased 9.7% from $35.1 million for the three months ended March 31, 1997 to $38.5 million for the three months ended March 31, 1998. The increase in revenue was attributable primarily to increased volume at nine of the Company's 11 divisions. Included in the revenue for the 1998 period was approximately $600,000 generated through Master Central.

  Gross Profit. Gross profit increased 4.5% from $8.9 million for the three months ended March 31, 1997 to $9.3 million for the three months ended March 31, 1998. The increase in gross profit was primarily attributable to increased revenue but was partially offset by a decrease in gross margin from 25.3% to 24.2%. The gross margin decrease was primarily attributable to temporary operating inefficiencies at two divisions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 4.7% from $6.4 million for the three months ended March 31, 1997 to $6.7 million for the three months ended March 31, 1998. However, as a percentage of revenue, selling, general and administrative expenses decreased from 18.2% to 17.4% primarily due to increased sales volume. The overall increase in selling, general and administrative expenses was partially due to increased selling commissions resulting from increased sales volume. In addition, general corporate overhead increased substantially in the 1998 period on account of the development of corporate infrastructure, including the addition of senior management and information systems to support the execution of the Company's internal and external growth strategies.

  Interest Expense. Interest expense declined 5.3% from $1.9 million for the three months ended March 31, 1997 to $1.8 million for the three months ended March 31, 1998. The decrease in interest expense was primarily attributable to principal payments made from cash flow to reduce overall indebtedness of the Company.

COMBINED COMPANIES

RESULTS OF OPERATIONS

  The following table sets forth certain unaudited combined financial data for the periods indicated (dollars in millions) and such results as a percentage of revenue.

                                     FISCAL YEAR(1)                 PRO FORMA
                         ----------------------------------------   CALENDAR
                             1995          1996        1997(2)      YEAR 1997
                         ------------  ------------  ------------  --------------
Revenue................. $134.3 100.0% $142.6 100.0% $151.8 100.0% 154.0    100.0%
Gross profit............   34.1  25.4    35.3  24.8    35.0  23.1   38.8     25.2
Selling, general and
 administrative
 expenses...............   29.4  21.9    29.2  20.5    28.6  18.8   29.2(3)  19.0
Operating income........    4.7   3.5     6.2   4.4     6.4   4.2    8.5      5.5

--------
(1) The Company and several of the Acquired Companies have fiscal year ends which differ from December 31, which is the year end the Company will use effective January 1, 1998. The financial data set forth above reflect the respective fiscal year ends of the Acquired Companies in the calendar years indicated.
(2) For Blackwell, Lithograph, Sutherland, Argus, and Jones, these amounts reflect combined pre- and post-acquisition activity during the year.
(3) Does not include approximately $1.0 million of goodwill amortization.

  The combined results of operations of the Company and the Acquired Companies for the periods presented do not represent combined results of operations presented in accordance with GAAP, but are only a summation of the revenue, gross profit, selling, general and administrative expenses and operating income of the individual companies on an historical basis. The combined results of operations assume that each of the Acquired Companies were combined from the beginning of each period presented. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because
(i) the Acquired Companies were not under common control or management during the periods presented; (ii) the Company will incur incremental costs for its corporate management and the costs of being a public company; (iii) the Company will use the purchase method to record the acquisitions of the Acquired Companies at different points in time, resulting in the recording of goodwill that will be amortized over 40 years; and (iv) the combined data do not reflect the potential benefits and cost savings the Company expects to realize when operating as a combined entity.

 Pro Forma Calendar Year 1997 Compared to Combined Fiscal Year 1997

  Revenue on a pro forma calendar year basis was $2.2 million (1.5%) greater than the combined fiscal year basis, as a result of the timing of revenue for the non-calendar year companies (Master Graphics, Phoenix and McQuiddy). Gross profit increased for the reason stated above, along with the impact of less depreciation on a pro forma basis reflecting accelerated methods used by certain of the Acquired Companies. Selling, general and administrative expense were relatively unchanged as a percentage of revenue.

 Fiscal Year 1997 Compared to Fiscal Year 1996

  Revenue. Revenue increased 6.5% from $142.6 million for fiscal year 1996 to $151.8 million for fiscal year 1997. The increase in revenue was primarily attributable to the Phoenix acquisition of substantially all the operating assets and business of the Cunningham Group, Inc. in January 1996. The first complete fiscal year of operations including the results of the Cunningham was Phoenix's year ended January 31, 1997, resulting in an increase in revenue of approximately $5.8 million. Further revenue growth was attributable to volume increases and a continued strong economy. Of the Acquired Companies, eight reported increases in revenues from fiscal 1996 to the corresponding period in 1997.

  Gross Profit. Gross profit decreased 0.8% from $35.3 million for fiscal 1996 to $35.0 million for fiscal 1997. Gross margin decreased from 24.8% to 23.1% from fiscal year 1996 to the corresponding period in 1997. The decrease in gross profit was primarily attributable to the increased labor, depreciation and lease expense associated with the operation of new presses at B&M Printing, Argus and McQuiddy which was partially offset by an increase in revenue during the period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 1.7% from $28.9 million for fiscal year 1996 to $28.4 million for fiscal year 1997. The decrease was attributable to a reduction in compensation and certain other expenses at three of the Acquired Companies. This decrease was partially offset by the increase in selling costs which accompany volume increases seen during the same period.

 Fiscal Year 1996 Compared to Fiscal Year 1995

  Revenue. Revenue increased 6.2% from $134.3 million for fiscal year 1995 to $142.6 million for fiscal year 1996. The increase in revenue was primarily volume driven and attributable to a strong economy in the markets of the Company and the Acquired Companies. The increase in revenue also was attributable to the acquisition of several large accounts at Argus and Lithograph, along with increased demand from the existing customer base throughout the Company.

  Gross Profit. Gross profit increased 3.5% from $34.1 million for fiscal 1995 to $35.3 million for fiscal year 1996. The increase in gross profit was primarily attributable to improved operating leverage from growth in sales volume. Gross margin decreased from 25.4% to 24.8% from fiscal year 1995 to fiscal year 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately 1.7% from $29.4 million for fiscal year 1995 to $28.9 million for fiscal year 1996. The decrease in expense was attributable to a 1996 corporate restructuring at Sutherland Printing Company, Inc. which resulted in a decrease of approximately $1.1 million in these expenses during 1997. This decrease was partially offset by the increase in selling costs which accompany volume increases seen during the same period.

THE COMPANY

RESULTS OF OPERATIONS


  The following table sets forth certain financial data for the periods indicated (dollars in millions) and such results as a percentage of revenue.

                                                                    SIX MONTHS       THREE MONTHS ENDED
                                   FISCAL YEAR(1)                      ENDED             MARCH 31,
                         ----------------------------------------  DECEMBER 31,    ---------------------------
                            1995          1996          1997           1997           1997         1998
                         ------------  ------------  ------------  --------------  -----------  --------------
Revenue................. $11.4  100.0% $13.2  100.0% $13.4  100.0%  $32.4   100.0% $3.2  100.0% $28.0    100.0%
Gross profit............   2.5   21.9    3.3   25.0    2.1   15.7     5.9    18.2    .5   15.6    7.4     26.4
Selling, general and
 administrative
 expenses...............   2.6   22.8    2.7   20.5    3.0   22.4     6.0    18.5    .6   18.8    4.7(2)  16.8
Operating income
 (loss).................   (.1)  (0.9)    .6    4.5    (.9)  (6.7)    (.2)   (0.6)  (.2)  (6.2)   2.5      8.9
Interest expense........   (.3)  (2.6)   (.4)  (3.0)   (.4)  (3.0)   (2.2)   (6.8)  (.2)  (6.2)  (2.2)    (7.9)
Income tax expense
 (benefit)..............   (.1)  (0.8)    .2    1.5    --     --      --      --    --     --     --       --
Net earnings (loss).....   (.2)  (1.8)    .2    1.5   (1.3)  (9.7)   (3.8)  (11.7)  (.2)  (6.2)    .4      1.4

--------
(1) Effective January 1, 1998, the Company changed its annual accounting period to a calendar year.
(2) Does not include approximately $196,000 of goodwill amortization.

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  Revenue. Revenue increased approximately 775% from $3.2 million for the three months ended March 31, 1997 to $28.0 million for the three months ended March 31, 1998. Revenue growth was attributable primarily to the implementation of the Company's acquisition strategy; six acquisitions took place during the last three quarters of 1997, two acquisitions occurred on March 1, 1998, and one acquisition occurred in May 1998.

  Gross Profit. Gross profit increased approximately 1380% from $500,000 for the three months ended March 31, 1997 to $7.4 million for the three months ended March 31, 1998. The increase in gross profit was attributable primarily to the implementation of the Company's acquisition strategy described above and to a lesser degree to a decrease in labor and lease costs related to the sale by B&M Printing of a web press.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 683% from $600,000 for the three months ended March 31, 1997 to $4.7 million for the three months ended March 31, 1998. The increase was attributable primarily to the implementation of the Company's acquisition strategy and an increase in corporate level expenses incurred in preparation of becoming a public company.

  Interest Expense. Interest expense increased approximately 1000% from $200,000 for the three months ended March 31, 1997 to $2.2 million for the three months ended March 31, 1998. The Company financed a substantial portion of the purchase price for each of the Acquired Companies with debt financing and the increase in interest expense was attributable primarily to such financing activities.

 Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

  Revenue. Revenue increased approximately 1.5% from $13.2 million for the year ended June 30, 1996 to $13.4 million for the year ended June 30, 1997. Revenue growth was attributable to the addition of an eight-color heat set web press and was partially offset by a decrease in the level of sheet fed business due to market conditions.

  Gross Profit. Gross profit decreased 36.4% from $3.3 million for the year ended June 30, 1996 to $2.1 million for the year ended June 30, 1997. Gross margin decreased from 25.0% to 15.7% from the year ended June 30, 1996 to the corresponding period in 1997. The decrease in gross profit was primarily attributable to the increased labor costs associated with operation of the new web press as well as lease expense. This decrease was partially offset by an increase in revenue.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11.1% from $2.7 million for the year ended June 30, 1996 to $3.0 million for the year ended June 30, 1997. The increase was attributable to increasing revenue as well as personnel related to the web press. This increase was partially offset by a reduction in professional fees and prepayment penalties compared to the previous period.

  Interest Expense. Interest expense remained relatively consistent at approximately $.4 million in the year ended June 30, 1996 and in the year ended June 30, 1997.

 Six Months Ended December 31, 1997 compared to Year Ended June 30, 1997.

  Revenue increased by 142%, which primarily reflects the addition of three acquisitions for the full six months and one acquisition for three months. The increase in gross margin reflects higher margins realized at certain of the Acquired Companies; the decrease in selling, general and administrative expense as a percentage of revenue reflects the mix of such expenses from Acquired Companies. The increase in interest expense reflects increased debt resulting from acquisitions during the period. The net loss for the six months ended December 31, 1997 was increased by $1.6 million due to the change in the fair value of redeemable Common Stock purchase warrants issued to lenders during that period. Income tax benefits were not recorded on the loss incurred during the period because the Company has not concluded that realization of such loss is more likely than not to occur.

 Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

  Revenue. Revenue increased 15.8% from $11.4 million for the year ended June 30, 1995 to $13.2 million for the year ended June 30, 1996. The increase in revenues was primarily volume driven and attributable to a strong economy in the Company's market. One of the Company's large accounts closed down its in-house print shop resulting in an increase in business for the Company.

  Gross Profit. Gross profit increased 32.0% from $2.5 million for the year ended June 30, 1995 to $3.3 million for the year ended June 30, 1996. Gross margin increased from 21.9% to 25.0% from the year ended June 30, 1995 to the corresponding period in 1996. The increase in gross profit was primarily attributable to efficiencies gained from the sales volume increases.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.8% from $2.6 million for the year ended June 30, 1995 to $2.7 million for the year ended June 30, 1996. The increase was attributable to the increase in selling costs that accompany the volume increases during the same period.

  Interest Expense. Interest expense increased 33.3% from $0.3 million for the year ended June 30, 1995 to $0.4 million for the year ended June 30, 1996. The increase related primarily to an increase in amounts borrowed to fund working capital associated with increasing sales.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company and the Acquired Companies have financed their operations and equipment with cash flow from operations, capital leases and secured loans through commercial banks or other institutional lenders and credit lines from commercial banks. The Company has financed its acquisitions primarily with funds from its Senior Credit Facility and, to a lesser extent, with subordinated notes payable to the former owners of the Acquired Companies. Upon consummating acquisitions, the Company has repaid or refinanced a substantial amount of the debt of the Acquired Companies with funds provided under its Senior Credit Facility.

  The Company anticipates that its primary requirement for capital after completion of the Offering will be for the acquisition of additional general commercial printing companies. The Company intends to finance its acquisitions with a combination of borrowings under its Senior Credit Facility and Revolving Credit Facility, and issuance of Common Stock and subordinated notes. The Company also requires capital to acquire equipment used in the operation of its printing divisions. During fiscal years ended June 30, 1996 and 1997, the six-month period ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998, the Company's capital expenditures amounted to an aggregate of approximately $374,000, $4.2 million, $328,000, $132,000 and $173,000, respectively. Fiscal year 1997 expenditures include approximately $2.6 million related to the financing of a web press. See "Certain Transactions". The Company generally finances equipment acquisitions with capital leases, term loans, borrowings under the Credit Facilities and cash flow from operations.

  Presently, the Company's largest source of capital is its Senior Credit Facility. The Senior Credit Facility closed in June 1997 and has been periodically increased to provide funding for the acquisitions completed since that time. The Senior Credit Facility presently provides for a maximum of $85 million of credit. As of March 31, 1998, approximately $78.7 million had been borrowed by the Company under the Senior Credit Facility. Of the outstanding borrowings, (i) approximately $30 million is owed pursuant to a term note due in March 2003, payable in quarterly installments of principal in the amount of $937,500, plus interest payable monthly at a floating rate equal to the London Interbank Offered Rate ("LIBOR") plus 3.25%; (ii) approximately $23.7 million is owed pursuant to a term note due in March 2003, payable in quarterly installments of principal in the amount of $25,000, plus interest payable monthly at an annual rate of 12%, which rate may be converted at the option of the Company to a floating rate; and (iii) approximately $25 million is owed pursuant to two separate term notes in the principal amounts of $15 million and $10 million, respectively, due in March 2003, each payable in quarterly installments of principal in the amount of $12,500 commencing in July 1998, plus interest payable monthly at an annual rate of 12%, which may be converted at the option of the senior lender to a floating rate equal to prime plus 3.5%. The Senior Credit Facility is secured by a first priority security interest in all assets of Premier Graphics except inventory and accounts receivable, and by a second priority security interest in inventory and accounts receivable (junior only to the Revolving Credit Facility), and is senior in priority of payments to all other debt of the Company. Under the Senior Credit Facility, the Company is required to maintain certain interest coverage, fixed charge coverage and leverage ratios. The Senior Credit Facility also contains covenants limiting capital expenditures and the payment of dividends and requiring a minimum level of earnings before interest, taxes, depreciation and amortization. The Senior Credit Facility requires mandatory prepayment based on 75% of annual excess cash flows. The Senior Credit Facility may be prepaid with a prepayment penalty of 3% of the amount prepaid during the first year of a loan, 2% during the second year, 1% during the third year, and without penalty after the third anniversary of the loan except that the Senior Credit Facility may be prepaid without penalty with the proceeds of an initial public offering.

  In addition, as of March 31, 1998 the Company had borrowed $4.3 million from the Selling Shareholder to partially finance its initial acquisitions, which loan is payable in full in May 2002 and bears interest at an annual rate of 13.25%, payable monthly. The loan is secured by a subordinated lien on all assets of Premier Graphics and may be prepaid at any time without penalty. The Company intends to prepay the loan in full out of the net proceeds from the Offering.

  As of March 31, 1998 the Company had financed approximately $13.5 million of the aggregate amount paid for the Acquired Companies by issuing unsecured subordinated notes to the sellers. Each of these subordinated notes bears interest at an annual rate of 12%, payable monthly, and is subject to prepayment at the option of the Company only upon payment of a penalty which generally equals or exceeds 20% of the amount prepaid. Many of the subordinated notes may be prepaid out of net proceeds of the Offering, with the consent of the senior lender, if requested by the holders of the subordinated notes.

  As of March 31, 1998, the Company had approximately $6.3 million of borrowing capacity under its Senior Credit Facility, which may be utilized to finance acquisitions with the approval of the senior lender. The Company intends to use approximately $29.7 million of the net proceeds from the Offering ($35.8 million if the Underwriters' overallotment option is exercised in full) to prepay amounts due under the Senior Credit Facility. The Company has received the commitment of the senior lender to increase the Senior Credit Facility to $90 million, subject to the negotiation of definitive loan agreements, satisfaction of certain conditions, and the closing of the Offering. Pursuant to the commitment, the Senior Credit Facility will consist of two term loans, the maximum principal amounts of which shall be $55 million ("Term Loan A") and $65 million ("Term Loan B"), respectively, but which will not exceed in the aggregate the $90 million commitment. The amount of funding under each term loan will be in the discretion of the Senior Lender. Term Loan A will bear interest at either the index rate (equal to the higher of prime or the overnight Federal funds rate plus .5%) or LIBOR plus 2.5%, at the Company's option. Term Loan B will bear interest at either the index rate (equal to the higher of prime or the overnight Federal funds rate plus .5%) plus .5% or LIBOR plus 3%. Term Loan A will be payable in full five years after initial funding, and principal will be payable in quarterly installments based on an eight year amortization. Term Loan B will be payable in full on the same date as Term Loan A, and principal will be payable in annual installments of $350,000. The security for the Senior Credit Facility will be the same as presently exists, and the Company's covenants will be adjusted only to take into account the effect of the Offering. Both loans may be prepaid in whole or in part, without penalty, out of the net proceeds of any subsequent public offering of Common Stock, but may otherwise be prepaid only upon payment of prepayment penalties of 3%, decreasing to 2% during the second year of the loan, 1% during the third year and without penalty after the third anniversary of the loan.

  The Company also may borrow under the Revolving Credit Facility, which is a $7.5 million working capital line of credit with a commercial bank. Borrowings under the Revolving Credit Facility are limited by a borrowing base calculation equal to 85% of eligible receivables and 50% of eligible inventory. The Revolving Credit Facility is secured by a first priority security interest in Premier Graphics' inventory and accounts receivable and a second priority security interest in certain of the Company's other assets, and contains various covenants, including the maintenance of certain financial ratios. The Revolving Credit Facility matures on March 31, 2000, and bears interest at a floating rate (8.5% at December 31, 1997) based on the bank's base lending rate. The Company is negotiating with the bank to increase the amount of the Revolving Credit Facility to $15 million subject to the negotiation of definitive loan agreements, satisfaction of certain conditions, and the closing of the Offering.

  The Company anticipates that its cash flow from operations will provide cash in excess of its normal working capital needs, debt service requirements and planned capital expenditures for property and equipment. Master Graphics, Inc. is dependent upon the cash flow of and the transfer of funds from its subsidiary, Premier Graphics, which, under the Credit Facilities is subject to restrictions on its ability to pay dividends to Master Graphics, Inc.

  The Company believes its exposure to Year 2000 issues is limited to the purchase of computer hardware at certain locations. The Company anticipates that the cost of such computer hardware will be approximately $525,000. Operating and financial software vendors have certified that current versions of their products are Year 2000 compliant, or will be by fall 1998. The Company is undertaking an inventory of its computer hardware to determine equipment age and the capability to operate Windows based software. Based on the Company's internal investigation, it does not believe Year 2000 issues will have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company does not believe that any recently issued accounting standards will have a material impact on the Company's consolidated financial statements. Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because the Company has no material items comprising "other comprehensive income" as defined in SFAS 130. SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because the Company currently operates in the single segment of general commercial printing. SFAS 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because SFAS 132 deals primarily with disclosures related to deferred benefit pension plans and other postretirement benefits, neither of which are material to the Company.

                               INDUSTRY OVERVIEW

  The printing industry is one of the largest and most fragmented industries in the United States, with total estimated 1996 sales of $132 billion among an estimated 50,000 printing companies according to the PIA. The printing industry includes general commercial printing, financial printing, printing and publishing of books, newspapers and periodicals, quick printing and production of business forms and greeting cards. The Company focuses on providing general commercial printing and related services. According to the PIA, this segment had approximately $43 billion in revenue in 1996 compared to $40 billion in 1995. There are approximately 25,000 general commercial printing companies in the United States according to the PIA.

  The general commercial printing industry involves developing a customer's concept into printable material through the use of design and electronic prepress services; using printing presses to imprint the printable material onto paper; cutting, folding, and binding the finished product; and, finally, storing and distributing the finished product at the customer's direction. Historically, design and prepress services were performed by advertising agencies, specialty printing services or the customer, but because of the decreased cost of and technological advancements in computer-aided design software and hardware, general commercial printing companies are able to offer electronic prepress services to their customers on a more efficient and cost-effective basis.

  The primary printing process used by the general commercial printing industry is offset lithography. Paper is fed into the printing presses utilized in the offset lithography process either sheet by sheet ("sheet fed presses") or on continuous rolls ("web presses"). The sheet fed presses are generally more cost-effective than web presses for jobs of fewer than 50,000 impressions. Web presses are generally used for large printing jobs such as catalogs and magazines. Sheet fed presses vary in size and are capable of printing up to 16 pages of letter-sized finished product on a 25 by 38-inch sheet of paper with eight pages on each side (known as 16-page "signature") at speeds of up to 15,000 impressions per hour. Web presses print on a continuous roll of paper and can print on both sides of the paper at the same time, print 32-page signatures at speeds of over 40,000 impressions per hour and fold, glue and perforate a finished product.

  Large printing companies making extensive use of web presses include R.R. Donnelley, World Color Press and Quebecor. These companies specialize in large production runs of over 50,000 copies generally pursuant to long-term contracts. General commercial printing companies relying heavily on sheet fed presses tend to be smaller, locally owned and operated companies that service customers predominately on a job-by-job basis. These companies compete by offering a high level of customer service and rapid turnaround of projects.

  Due to the fragmented nature of the general commercial printing industry, the Company believes an abundance of acquisition opportunities exist. The general commercial printing business is characterized by a significant number of locally oriented, privately-held businesses, many of which are viable acquisition candidates. Owners of these independent companies are often motivated to sell their printing businesses to access the financial capital and other operating strengths the Company has to offer to grow the business, increase their personal financial liquidity or facilitate retirement. Moreover, consolidators, such as the Company, are motivated to purchase independent companies because of substantial potential economies of scale to be achieved from a large multi-plant and geographically diverse organization.

                                   BUSINESS

GENERAL

  The Company is a rapidly growing provider of general commercial printing services to customers throughout the United States. Since June 1997, the Company has acquired 10 high quality, general commercial printing companies which the Company believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality. Each of the Acquired Companies operates as a separate division of the Company, providing a full range of general commercial printing services. The Acquired Companies have an average operating history of over 50 years, established customer relationships and strong reputations for customer service, responsiveness and quality. The Company's acquisition and operating strategies are focused on continued selective acquisitions and internal growth. The Company expects that this strategy will enable each division to offer broader services to existing customers and attract new customers for existing services. The Company's pro forma consolidated revenue and operating income for the twelve months ended December 31, 1997 were $154.0 million and $8.5 million, respectively. The Company's pro forma consolidated revenue and operating income for the three months ended March 31, 1998 were $38.5 million and $2.4 million, respectively.

  The Company provides service in all areas of general commercial printing, including prepress, printing and postpress services. The Company's products include annual reports, direct mail pieces, sales literature, point of purchase materials, market letters, newsletters, training manuals, product brochures, catalogs and university recruiting materials for customers such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and
G. D. Searle. The Company's operating philosophy emphasizes responding rapidly to customer requirements and producing high quality printed materials. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs.

OPERATING STRATEGY

  The Company has developed an integrated operating and acquisition strategy designed to maximize internal and external growth and maintain and expand its position as a leading provider of general commercial printing services. The Company's operating strategy is to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. The key elements of the Company's operating strategy are as follows:

  . Provide Premium, High Quality Service. The Company targets the premium segment of the general commercial printing market. The Company's customers generally choose printers primarily based on service, quality and responsiveness, and not based solely on price.

  . Cross-Sell Production Capabilities. In order to maximize "same store" revenue growth and profitability, the Company has developed its proprietary Master Central equipment utilization and marketing process. Master Central is designed to maximize utilization of the Company's existing printing capacity and capabilities by (i) allocating, on a real time basis, certain printing projects to a particular division based on equipment capabilities and availability; and (ii) training the Company's sales force to market the production capacity and capabilities of all of the Company's divisions. See "--Master Central."

  . Achieve Economies of Scale. As a result of centralized purchasing, the Company expects to receive volume discounts and rebates from manufacturers of paper, film, printing plates and ink that would be unavailable to the Company's divisions on a stand-alone basis. Paper is generally the largest cost item for general commercial printing companies, including the Company. The Company's paper costs were approximately 27% of revenue for the six months ended December 31, 1997. The Company has pricing arrangements with five paper suppliers which provide discounts and rebates based on volume and is currently discussing with certain manufacturers purchase terms for film, printing plates and ink and other printing supplies. In addition, the Company intends to centralize administrative items such as insurance and employee benefits to further reduce costs.

  . Operate on a Decentralized Basis. The Company intends to retain the key managers of the businesses it acquires and allow them to maintain substantial responsibility for the day-to-day operations, profitability and growth of those businesses as separate divisions. The Company believes that the operating autonomy provided by the decentralized structure, together with the implementation of reporting systems and financial controls at the corporate level, will enable it to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. Moreover, the Company intends to motivate its employees and align their interests with those of the Company's shareholders by using Common Stock as a currency in its acquisition program and by granting stock options as a part of employee compensation.

ACQUISITION STRATEGY

  The Company's acquisition strategy is to become a leading provider of general commercial printing services in the United States through the acquisition of independent general commercial printing companies that are well managed and market leaders in customer service, responsiveness and quality. The Company believes that its profile within the industry and its philosophy of decentralized operations and centralized administration enable it to identify and acquire high quality, market leading independent general commercial printing companies. The key elements of the Company's acquisition strategy are as follows:

  . Acquire High Quality, Well Managed Companies. The Company evaluates potential acquisition candidates based on a variety of factors, including reputation for quality, service, strength of management, competitive market position, historical financial performance, growth potential, customer base, equipment capabilities and available capacity. The Company seeks to acquire only those companies which maintain high levels of quality and service consistent with the Company's existing divisions. The Company believes this strategy is essential to enabling each division of the Company to cross-sell the capacity and capabilities of the other divisions without concerns about quality and service.

  . Retain Existing Management of Companies Acquired. The Company seeks to acquire successful companies whose key managers will become employees of the Company and continue to operate acquired businesses as divisions of the Company. To preserve local market knowledge and customer relationships, the Company has entered into employment contracts and agreements not to compete with the key managers at each Acquired Company and intends to continue to do so in the future.

ACQUIRED COMPANIES

                                                                              NUMBER OF NUMBER OF
                             1997 REVENUE     YEAR                            SHEET FED   WEB
   ACQUIRED  COMPANY      (IN THOUSANDS) (1) FOUNDED         LOCATION          PRESSES   PRESSES
   -----------------      ------------------ ------- ------------------------ --------- ---------
B&M Printing, Inc.......       $ 13,433       1969   Memphis, Tennessee            6         0
Blackwell Lithographers,
 Inc....................          4,164       1932   Jackson, Mississippi
                                                                                   4         0
Lithograph Printing
 Company of Memphis.....         20,118       1947   Memphis, Tennessee            3         2
Sutherland Printing
 Company, Inc...........          7,892       1940   Montezuma, Iowa               6         0
                                                     Ozark, Missouri               1         0
The Argus Press, Inc....         23,277       1922   Chicago, Illinois             5         0
Phoenix Communications,
 Inc....................         25,859       1960   Atlanta, Georgia              6         2
Jones Printing Company,
 Inc....................          6,343       1947   Chattanooga, Tennessee        8         1
Hederman Brothers,
 Inc....................         10,459       1898   Jackson, Mississippi          7         0
Phillips Litho Co.,
 Inc....................         12,727       1973   Springdale, Arkansas          4         4
                                                     Henderson, North
Harperprints, Inc.......         10,904       1974   Carolina                      3         0
McQuiddy Printing
 Company................         16,583       1903   Nashville, Tennessee          4         2
                               --------
Total Combined Revenue..       $151,759
                               ========

--------
(1) The Company and several of the individual Acquired Companies had fiscal years that differed from December 31, which is the year end the Company will use effective January 1, 1998.

  The Acquired Companies were acquired with a combination of cash, promissory notes and warrants. The aggregate consideration that was paid by the Company to acquire the Acquired Companies consists of (i) approximately $52 million in cash, (ii) approximately $15 million in aggregate principal amount of notes to the former owners of the Acquired Companies and (iii) warrants to purchase 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at an exercise price equal to the initial public offering price per share. Former owners of several Acquired Companies have the opportunity to receive additional amounts of consideration up to a maximum of approximately $15 million, payable in cash, contingent upon meeting certain cash flow or earnings targets. See Note 2 in "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" for detailed information regarding the consideration paid for each of the Acquired Companies.

  The consideration paid by the Company for each Acquired Company was the result of arm's length negotiations between representatives of the Company and representatives of the Acquired Company and was based generally on the Company's evaluation of the Acquired Company's operating results, assets and capitalization. Certain former owners of Acquired Companies were required to enter into employment agreements containing confidentiality and non-competition provisions.

MASTER CENTRAL

  A successful printing company must have a substantial investment in printing presses and related equipment and plant facilities. The general commercial printing industry is characterized by unpredictable demand which affects equipment utilization. A particular printing facility may at any given time have either excess capacity or demands from customers which cannot be met. Further, the size and type of printing jobs a general commercial printing company is capable of completing is limited by type and number of printing presses owned by that company. For example, it may not be economically feasible for one of the Company's divisions which operates only sheet fed presses to bid on a large printing project which could be produced more efficiently on a web press.

  The Company has established Master Central to utilize more efficiently printing capacity and effectively allocate print jobs across the range of the Company's available equipment. Currently, three employees located at the Company's headquarters and one employee in each division, all under the direction of the Chief Operating Officer, have been designated as the Master Central Team. Master Central acts as a clearinghouse whereby a division submits a job that it cannot print either because of capacity restraints or because the division does not have necessary equipment. Through Master Central, this job is routed to the division with the necessary equipment or available capacity to handle the job. Master Central is an operating process which focuses on (i) effective marketing of the production capacity and capabilities of all of the divisions of the Company, (ii) increasing equipment availability across all divisions, (iii) responsiveness to customer driven deadlines, and (iv) efficient distribution of finished products to customers. In connection with Master Central, the Company is training its sales force to effectively promote and market the production capacity and capabilities of all of the Company's divisions. Master Central currently operates via facsimile, telephone and electronic mail; however, the Company is currently evaluating high speed electronic data transfer systems which will facilitate communications and data transfers between divisions.

OPERATIONS

  The Company provides service in all areas of general commercial printing, including (i) developing a customer's concept into printable material through the use of electronic prepress services, (ii) using printing presses to imprint the printable material onto paper, (iii) cutting, folding, and binding the finished product and (iv) storing and distributing the finished product.

  Design and Prepress Services. One of the most significant technological advancements in the general commercial printing industry in recent years has been the computerization of the prepress area. Because of such technological advances and a decrease in the cost of such technology, the Company is able to offer design and prepress services to its customers on an efficient and cost-effective basis. Historically, such design and prepress services were provided by advertising agencies, specialty printing services or customers in-house. Prepress services include the development of designs for customers and the conversion of designs into digitized images. The Company offers commercial prepress services at all of its facilities, enabling each division to service customers from inception of the concept through delivery of the finished product.

  Printing. Once a project has finished the prepress area, it is moved to the press area where the image is reproduced on paper. The Company operates 57 sheet fed presses, ranging in size from 11x17 to 28x41, which are capable of simultaneously printing up to six colors and producing up to 15,000 impressions per hour. The Company also operates 11 web presses which are capable of producing up to 40,000 impressions per hour, folding, glueing and perforating a finished product. The Company's web presses are located in five divisions.

  Finishing. The finishing operations provided by the Company include cutting, folding, binding and other operations to finish the printed product. Historically, general commercial printing companies outsourced those finishing operations which required substantial capital investments. Because some of the Acquired Companies own such equipment, the Company is able to offer finishing operations and provide a completely integrated service from design to fulfillment.

  Fulfillment. The fulfillment area provides a wide range of labor intensive services that combine, package, store and ship the Company's finished products. The fulfillment area also provides electronic tracing services for customer inventory and accumulates data for marketing departments that indicates the effectiveness of print related marketing campaigns. Large corporations utilize a variety of the Company's fulfillment services including: custom assembly of binders; gathering information from promotional mailings; returning premium or incentive items to respondents; and combining magnetic media with printed media prior to shipment.

CUSTOMERS

  Most of the Company's top customers are large companies such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and G. D. Searle. Consistent with the general commercial printing industry as a whole, the Company has no significant long-term contracts with its customers. Due to the project-oriented nature of customers' printing requirements, sales to particular customers may vary significantly from year to year. On a pro forma basis, the Company's top ten customers in 1997 accounted for 17.9% of sales; no customer accounted for more than 3%.

SALES AND MARKETING

  On March 31, 1998, the Company employed 91 salespeople across all of its divisions, a majority of which are paid on a commission basis. The Company markets its services based primarily on quality and responsiveness and, to a lesser degree, on price. Through its salespeople and other management professionals, the Company maintains strict control of the printing process from the time a prospective customer is identified through the scheduling, prepress, printing and postpress operations. The Company's business is principally service-oriented, and its operating philosophy emphasizes responding rapidly to customer requirements and producing high quality products. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs. The Company, like general commercial printing companies generally, is designed to maintain maximum flexibility to meet customer needs both on a scheduled and an emergency basis.

  The Company believes that a well trained, experienced sales force is a vital component of the Company's internal growth strategy. In addition to the training provided with respect to Master Central, the Company has implemented a training program designed to enhance the effectiveness and knowledge of the Company's sales force. The general commercial printing business requires a substantial amount of interaction with customers, including personal sales calls, art work and computer disk reviews, reviews of color and other proofs and "press checks" (customer approval of the printed piece while it is being printed).

  Each division of the Company employs salespeople who are knowledgeable about the industry and the printing capabilities of the division they serve. As a result of the implementation of Master Central, each salesperson will also be trained in the printing capabilities at each of the other divisions. The Company's sales philosophy stresses frequent sales calls on existing customers and constant marketing to prospective new customers. Each division emphasizes to its customers the breadth and sophistication of the particular division's printing capacity and the printing capacity of the Company as a whole, the speed and quality of its service and the personal attention offered by its salespeople. In addition to soliciting business from existing and prospective customers, the salespeople act as liaisons between customers and production personnel and provide technical advice and assistance to customers throughout the printing process.

  The general commercial printing industry is characterized by strong relationships between the purchasers of printing services and the salespeople who service their accounts. The Company believes that it is important to retain its existing sales force and attract new salespeople. The Company believes that its existing compensation structure is competitive with other companies in the general commercial printing industry. Moreover, because the Company generally can offer greater capacity and a broader array of capabilities than smaller, locally-owned general commercial printing companies, the Company believes it can successfully compete with these other printing companies to hire additional qualified salespeople.

PURCHASING AND RAW MATERIALS

  As a result of centralized purchasing, the Company believes it will be able to take advantage of volume discounts and rebates from manufacturers and suppliers of paper, film, printing plates and ink that would be unavailable to the divisions on a stand-alone basis. The Company purchases various materials, including paper, prepress supplies, printing plates, ink, film, chemicals, solvents, glue and wire, from a number of national and local suppliers. Paper is generally the largest cost item for general commercial printing companies, including the Company. The Company's paper costs were approximately 27% of revenue for the six months ended December 31, 1997. The Company does not maintain a significant inventory of paper and is generally able to pass the cost of the paper through to its customers. The Company has in place pricing arrangements with five paper suppliers which provide for discounts and rebates based on volume.

  The Company is currently in the process of negotiating national purchasing arrangements with other major suppliers and manufacturers. The Company anticipates that each division will order the goods and services as needed either in accordance with the terms set forth in the national purchasing arrangements, if applicable, or on a local basis. The Company will receive input from each division on market conditions, local supplier service and product developments which will enable the Company to continually maximize the benefits of these master purchasing arrangements.

  The Company has not experienced any significant difficulty in obtaining raw materials necessary for its operations.

COMPETITION

  The Company competes with a substantial number of other general commercial printing companies. Because of the nature of the Company's business, most of the Company's competition is confined to local printing markets. The major competitive factors in the Company's business are the quality of customer service, the quality of finished products and price. The ability of the Company to compete effectively in providing customer service and quality finished products is primarily dependent on production and distribution capabilities, the availability of equipment and the ability to perform the services with speed and accuracy. The Company believes it competes effectively in all of these areas.

  Although the general commercial printing industry in the United States remains highly fragmented, recent technological developments and over-capacity in the industry have increased industry consolidation and competitive pressures. Moreover, the Company competes for potential acquisition candidates with other printing industry consolidators, some of which have greater financial resources than the Company.

EMPLOYEES

  On March 31, 1998, the Company had approximately 1,100 employees. Less than five percent of its employees are members of the Graphic Communications Union. These employees work under a collective bargaining agreement which expires on March 31, 2000. The Company believes its relationship with its employees, including those covered by a collective bargaining agreement, is good.

FACILITIES

  The Company's principal facilities are described in the table below. All of the listed facilities contain office, production and storage space. The Company's facilities are suitable and adequate for the current needs of the Company. For additional information, see "Certain Transactions."

                                                                   APPROXIMATE
                                                                  BUILDING SPACE
FACILITY AND LOCATION                                OWNED/LEASED (SQUARE FEET)
---------------------                                ------------ --------------
Master Graphics, Inc.
Memphis, Tennessee..................................    Leased         3,000
B&M Printing Division
Memphis, Tennessee..................................    Leased        70,000
Blackwell Lithographers Division
Richland, Mississippi...............................    Owned         18,000
Lithograph Printing Division
Memphis, Tennessee..................................    Leased        64,000
Sutherland Printing Division
Ozark, Missouri.....................................    Owned         15,000
Sutherland Printing Division
Montezuma, Iowa.....................................    Owned         33,000
Argus Press Division
Niles, Illinois.....................................    Leased        56,000
Phoenix Communications Division
Chamblee, Georgia...................................    Leased        67,000
King Mailing Services Division
Chamblee, Georgia...................................    Leased        10,400
Jones Printing Division
Chattanooga, Tennessee..............................    Leased        31,000
Jones Printing Division
Chattanooga, Tennessee..............................    Leased        16,500
Hederman Brothers Division
Ridgeland, Mississippi..............................    Leased        72,000
Phillips Litho Division
Springdale, Arkansas................................    Leased        73,800
Harperprints Division
Henderson, North Carolina...........................    Leased        55,000
McQuiddy Printing Division
Nashville, Tennessee................................    Owned         83,400

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company's manufacturing operations are subject to numerous federal, state and local laws and regulations relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. The Company makes capital expenditures from time to time to stay in compliance with applicable laws and regulations.

  The Company has obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on the Company's business, financial condition or result of operations. The Company is in compliance in all material respects with the numerous federal, state and local laws and regulations and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on the Company's business, financial condition or results of operations.

  In connection with the acquisition of the Acquired Companies, each of the Company's properties has been subjected to an ESA (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. The ESAs have not revealed any environmental liability that would have a material adverse effect on the Company. The Company has not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of its properties or its business operations, nor is the Company aware of any other material environmental condition with respect to any of its properties or arising out of its business operations at any other location. However, in connection with the ownership and operation of its properties (including locations to which the Company may have sent waste in the past) and the conduct of its business, the Company potentially may be liable for damages or cleanup, investigation or remediation costs.

  No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to the Company. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on the Company. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  From time to time the Company is involved in litigation relating to claims arising in the normal course of business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, the Company does not believe these matters whether or not covered by insurance will have a material adverse effect on its business or financial position, individually or in the aggregate.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company.

NAME                       AGE                     POSITION
----                       ---                     --------
John P. Miller............  44 Chairman of the Board, Chief Executive Officer
                               and President, Class III Director
Lance T. Fair.............  35 Senior Vice President--Acquisitions; Chief
                               Financial Officer
Robert J. Diehl...........  56 Chief Operating Officer
P. Melvin Henson, Jr......  40 Senior Vice President--Finance and
                               Administration; Chief Accounting Officer
James B. Duncan...........  55 Senior Vice President--Sales and Marketing
H. Henry (Hap) Hederman,    52 Class I Director, President Hederman Brothers
 Jr. .....................     Division
Donald L. Hutson..........  52 Class I Director
Walter P. McMullen........  73 Class II Director, Chairman Lithograph Printing
                               Division
Frederick F. Avery........  67 Class II Director
Cary Rosenthal............  58 Class III Director, President Phoenix Division

  John P. Miller has been Chairman of the Board of Directors, Chief Executive Officer and President of the Company since its inception. Prior to assuming his position with the Company, Mr. Miller was the Chairman of the Board of Directors and Chief Executive Officer of B&M Printing from December 1992 to June 1997.

  Lance T. Fair has been the Senior Vice President--Acquisitions and Chief Financial Officer of the Company since September 1997. From July 1995 until he joined the Company, Mr. Fair was Vice President and Chief Financial Officer of Warterfield Holdings, Inc. From June 1989 to July 1995, Mr. Fair was a principal at Asset Services, L.P., a Memphis, Tennessee-based mergers and acquisition advisory firm.

  Robert J. Diehl has been the Chief Operating Officer of the Company since January 1998. Mr. Diehl has over 25 years of experience in the general commercial printing industry. From January 1994 to December 1997, Mr. Diehl was President of Hollis Digital Imaging Systems, Inc., a digital printing company located in Tucson, Arizona. From 1989 to December 1993, Mr. Diehl was Managing Director of R.H. Rosen Associates, Inc., a printing industry consulting firm.

  P. Melvin Henson, Jr. has been the Senior Vice President--Finance and Administration and Chief Accounting Officer of the Company since December 1997. From July 1979 to December 1997, Mr. Henson was employed in a variety of financial management positions with International Paper Company including Manager--Finance for International Paper's business process redesign project and controller for International Paper's pulp and paper manufacturing facility in Erie, Pennsylvania.

  James B. Duncan has been the Senior Vice President--Sales and Marketing of the Company since October 1997. From November 1996 to September 1997, Mr. Duncan operated a consulting practice focused on sales training and management. From April 1989 to October 1996, Mr. Duncan was a Division President for Smith & Nephew PLC, where he directed global operations for the Center of Excellence for Smith & Nephew's ear, nose and throat products.

  H. Henry (Hap) Hederman, Jr. has been a Director of the Company since March 1998 and has served as the President of the Hederman Brothers Division since March 1998. Mr. Hederman has over 30 years of experience in the general commercial printing industry. From 1982 through March 1998, Mr. Hederman served as the President and Chief Executive Officer of Hederman (which was acquired by the Company in March 1998). Mr. Hederman currently serves as a member of the board of directors and a member of the executive committee of the board of directors of MS Diversified Corp.

  Donald L. Hutson has been a Director of the Company since March 1998. Since September 1966, Mr. Hutson has been a business trainer, professional speaker and consultant to corporations and trade associations on employee development issues.

  Walter P. McMullen has been a Director of the Company since March 1998 and has served as the Chairman of the Lithograph Printing Company Division since June 1997. Mr. McMullen has over 50 years of experience in the general commercial printing industry. From March 1973 to June 1997, Mr. McMullen served as the Chairman and Chief Executive Officer of Lithograph (which was acquired by the Company in June 1997).

  Frederick F. Avery has been a Director of the Company since March 1998. Mr. Avery has been a business consultant since April 1994. From July 1987 to March 1994, Mr. Avery served in a variety of roles with Kraft Foods, including President of Kraft Food Ingredients and Group Vice President.

  Cary Rosenthal has been a Director of the Company since March 1998 and has served as the President of the Phoenix Division since December 1997. Mr. Rosenthal has over 30 years of experience in the general commercial printing industry. From September 1979 to December 1997, Mr. Rosenthal served as President and Chief Executive Officer of Phoenix and King Mailing Services, Inc. (both of which were acquired by the Company in December 1997). Mr. Rosenthal currently serves as a member of the board of directors and serves on the audit and option committees of the board of directors of SED International Holdings, Inc. Additionally, Mr. Rosenthal serves as a member of the board of directors of Printing Industries Association of Georgia, a trade organization.

  There are no family relationships among any of the executive officers or directors of the Company.

  The Company's Charter divides the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. The terms of Messrs. Hederman and Hutson will expire at the 1999 annual meeting of shareholders; the terms of Messrs. McMullen and Avery will expire at the 2000 annual meeting of shareholders; and the terms of Messrs. Miller and Rosenthal will expire at the 2001 annual meeting of shareholders. The executive officers of the Company are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board, subject to the terms of their respective employment agreements, until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has established an Audit Committee, an Acquisition Committee, an Options and Benefits Committee and a Compensation Committee. Pursuant to resolutions of the Board, these committees have the following described responsibilities and authority.

  The Audit Committee has the responsibility, among other things, of (i) recommending the selection of the Company's independent public accountants,
(ii) reviewing and approving the scope of the independent public accountants' audit activity and the extent of non-audit services, (iii) reviewing with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process, and
(v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition. The members of the Audit Committee are Messrs. Avery, Hutson and Miller.

  The Compensation Committee has the responsibility, among other things, of
(i) establishing the salary rates of executive officers of the Company, and
(ii) examining periodically the compensation structure of the Company. The members of the Compensation Committee are Messrs. Avery, Hutson and Miller.

  The Options and Benefits Committee has the responsibility to administer the 1998 Equity Compensation Plan and to supervise the welfare and pension plans of the Company. The members of the Options and Benefits committee are Messrs. Avery and Hutson.

  The Acquisition Committee has the authority to approve the terms and conditions of acquisitions of businesses by the Company, including the authority to approve the issuance of debt and equity securities of the Company in connection with such acquisitions, provided that the consideration paid by the Company for each business is less than $10 million. The members of the Acquisition Committee are Messrs. Miller, Hederman and Rosenthal.

  The Company's Board of Directors may also establish other committees.

DIRECTOR COMPENSATION

  Each director who is not an employee of the Company is paid $1,000 for each meeting attended. All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors. Non-employee Directors are eligible to receive grants under the Company's 1998 Non-Employee Director Option Plan. Each non-employee Director received a grant of an option to purchase 1,666 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a purchase price per share equal to the initial public offering price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to April 1998, the Company did not have a Compensation Committee of the Board of Directors. The compensation of the Company's executive officers has been determined by negotiations between Mr. Miller, the Company's Chief Executive Officer, and such individuals.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth certain information concerning the compensation paid by the Company to the Chief Executive Officer of the Company and the two other most highly paid executive officers earning in excess of $100,000 during 1997 (collectively, the "Named Executive Officers").

                                                      ANNUAL COMPENSATION
                                                 ------------------------------
          NAME AND PRINCIPAL POSITION            FISCAL YEAR  SALARY  BONUS (1)
          ---------------------------            ----------- -------- ---------
John P. Miller..................................    1997     $145,833      --
 Chairman of the Board, President and Chief
 Executive Officer
Lance T. Fair...................................    1997     $ 34,153 $600,000
 Senior Vice President--Acquisitions and Chief
 Financial Officer
Robert J. Diehl.................................    1997          --  $300,000
 Chief Operating Officer

--------
(1) Includes deferred compensation payments to the Named Executive Officers as indicated. The amount indicated is payable in cash on December 31, 2002 or, at the option of the applicable Named Executive Officer, in Common Stock on or before December 31, 2002. The Company may prepay the full deferred compensation obligation at any time. If the Named Executive Officer elects to receive Common Stock in lieu of cash, he is entitled to receive the number of shares of Common Stock equal to the quotient of (i) the deferred compensation amount owed to such Named Executive Officer divided by (ii) the initial public offering price per share of Common Stock.

  The Company has employment agreements with each of the above Named Executive Officers, P. Melvin Henson, Jr. and James B. Duncan each effective as of March 31, 1998. Each agreement has an initial term of three years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for the following annual salaries: Mr. Miller-- $250,000; Mr. Diehl--$175,000; Mr. Fair--$120,000; Mr. Henson--$100,000; and
Mr. Duncan--$100,000. The annual salaries are subject to adjustment at the discretion of the Board of Directors, but may not be decreased more than 5% from the previous years' salary. In addition, the agreements provide for annual incentive compensation to each officer of up to 100% of his base salary based on performance targets established by the Compensation Committee of the Board of Directors. In the event that the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment and there has been no change of control of the Company, the Company will pay such officer a lump sum severance payment equal to 200% of the sum of such officer's combined (i) base salary in effect at the time of termination and (ii) the average of the annual incentive award for the two immediately preceding calendar years. In the event the officer's employment is terminated with cause, regardless of whether there has been a change of control of the Company, the Company will pay such officer only accrued but unpaid base salary through the date of termination. If the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment upon a change of control of the Company, he is entitled to receive a lump sum upon such termination of an amount equal to the sum of (i) 299% of such officer's combined (A) base salary in effect at the time of termination and (B) the average of the annual incentive award for the two immediately preceding completed calendar years and, (ii) to the extent that such payment constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), an amount equal to any tax incurred by such officer pursuant to Section 280G of the Code. Each agreement contains certain confidentiality and non-competition covenants.

OPTION GRANTS

  The following table sets forth the number of options to purchase shares of Common Stock that have been granted to the Named Executive Officers of the Company.

                                                                                          POTENTIAL
                                                                                         REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                        ANNUAL RATES
                                                                                       OF STOCK PRICE
                                                                                      APPRECIATION FOR
                                              INDIVIDUAL GRANTS                      OPTION TERM (3)(4)
                         ----------------------------------------------------------- ------------------
                                              % OF TOTAL
                                                OPTIONS
                           OPTIONS GRANTED    GRANTED TO   EXERCISE PRICE EXPIRATION
                         (NO. OF SHARES) (1) EMPLOYEES (2)  PER SHARE(3)     DATE       5%       10%
                         ------------------- ------------- -------------- ----------    --       ---
John P. Miller..........          --               --             --             --       --         --
Lance T. Fair...........       83,333            13.8%         $12.00     March 2008 $628,892 $1,593,694
Robert J. Diehl.........       25,000             4.1          $12.00     March 2008  188,668    478,122

--------
(1) The options reported in this column consist of options granted under the Company's 1998 Equity Compensation Plan. The options will become exercisable on each of the first, second, and third anniversaries of the date of grant with respect to 25%, 25% and 50%, respectively, of the shares subject to the option.
(2) Based on outstanding options to purchase an aggregate of 601,970 shares of Common Stock.
(3) Assumes an initial offering price equal to the Mid-Point.
(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $19.55 and $31.12 respectively, or 62.9% and 159.3%, respectively, above the exercise price per share. Because the Common Stock was not publicly traded prior to the Offering, these amounts were calculated based on the assumption that the fair market value of one share of Common Stock on the date of grant was equal to the exercise price.

  The following table sets forth the number of options to purchase shares of Common Stock held, as of March 31, 1998, by the Named Executive Officers.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED
                                                              OPTIONS AT
                                                            MARCH 31, 1998
                                                       -------------------------
                                                       EXERCISABLE UNEXERCISABLE
                                                       ----------- -------------
John P. Miller........................................     --            --
Lance T. Fair.........................................     --         83,333
Robert J. Diehl.......................................     --         25,000

EQUITY COMPENSATION PLAN

  The Company's 1998 Equity Compensation Plan (the "Plan") provides for grants of (i) stock options, (ii) stock appreciation rights ("SARs") and (iii) restricted stock (collectively, "Awards") to selected employees, officers, directors, consultants and advisers of the Company. By encouraging stock ownership, the Company seeks to attract, retain and motivate such persons and to encourage them to devote their best efforts to the business and financial success of the Company.

  The Plan authorizes up to 750,000 shares of the Company's Common Stock (subject to adjustment in certain circumstances) for issuance pursuant to the terms of the Plan. If Awards expire or are terminated for any reason without being exercised, the shares of Common Stock subject to such Awards again will be available for purposes of the Plan. As of the date of this Prospectus, the Company has granted options to purchase 601,970 shares of Common Stock under the Plan.

  The Plan may be administered by the Board of Directors (the "Board") or by a committee of the Board (references to the "Committee" refers to the Options and Benefits Committee). Awards under the Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code, (ii) "non-qualified stock options" that are not intended to so qualify ("NQSOs"), (iii) stock appreciation rights, or (iv) shares of restricted stock. Awards may be granted to any employee (including officers) of the Company and consultants and advisers who perform services for the Company.

  In the event of any change of corporate capitalization (such as a stock split), the number of shares of Common Stock covered by each outstanding option or SAR and the purchase price thereof will be proportionately adjusted to take into account any increase or decrease in the number of issued and outstanding shares of Common Stock.

  The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The option price of a NQSO will be determined by the Committee, in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each option, provided that the exercise period may not exceed ten years from the date of grant. The option price of an ISO granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company must be at least equal to 110% of the fair market value of Common Stock on the date of grant, and the ISO's term may not exceed five years. A grantee may pay the option price (i) in cash, (ii) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or (iii) by such other method as the Committee may approve. The Committee may impose on options such vesting and other conditions as the Committee deems appropriate. The terms and conditions of NQSOs, stock appreciation rights and restricted stock relating to the effect of termination of the participant's employment or the participant's death or disability are specified by the Committee. Each ISO terminates upon the termination of the employment of the participant holding the ISO for cause or voluntary termination. Upon a participant's death or disability, ISOs previously granted to such participant may be exercised within the period ending on the earlier of the expiration date of the ISO or the one year anniversary of the date of such participant's death or termination of employment.

  SARs may be granted under the Plan in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate. Upon the exercise of an SAR, the Company will pay to the employee or consultant in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the option price, multiplied by the number of SARs being exercised.

  Restricted stock awards may be granted alone, or in addition to, or in tandem with, other awards under the Plan or cash awards made outside the Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Committee will determine the periods during which the restricted stock is subject to forfeiture and may provide for such other awards designed to guarantee a minimum of value for such stock. During the restricted period, the employee or consultant may not sell, transfer, pledge, assign, or otherwise encumber the restricted stock but will be entitled to vote the restricted stock and to receive, at the election of the Committee, cash or deferred dividends.

  In the event of a change of control (as defined in the Plan), all outstanding Awards will become fully exercisable, unless the Committee determines otherwise. Except as provided below, unless the Committee determines otherwise, in the event of a merger where the Company is not the surviving corporation, all outstanding Awards will be assumed by or replaced with comparable options by the surviving corporation. The Committee may require that grantees surrender their outstanding Awards in the event of a change of control and receive a payment in cash or Common Stock equal to the amount by which the fair market value of the shares of Common Stock subject to the Awards exceeds the exercise price of the Awards.

  All Awards issued under the Plan will be granted subject to any applicable federal, state and local withholding requirements; the Company can deduct from wages paid to the grantee any such taxes required to be withheld with respect to the options. If the Company so permits, a grantee may choose to satisfy the Company's income tax withholding obligation with respect to an option by having shares withheld up to an amount that does not exceed the grantee's maximum marginal tax rate for federal, local and state taxes.

  The Board may amend or terminate the Plan at any time; provided that shareholder approval will be required for certain amendments pursuant to
Section 162(m) of the Code. The Plan will terminate on April 1, 2008, unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Company has adopted the 1998 Non-Employee Director Stock Option Plan (the "Director Option Plan"). The purposes of the Director Option Plan are to
(i) promote a greater identity of interest between the Company's non-employee Directors and its shareholders, (ii) provide non-employee Directors with an additional incentive to manage the Company effectively and contribute to its success, and (iii) provide a form of compensation which will attract and retain highly qualified individuals as members of the Board of Directors.

  The Director Option Plan is administered by the Board of Directors. Pursuant to the terms of the Director Option Plan, non-employee Directors of the Company (each an "Eligible Director") will be eligible to participate in the Director Option Plan. A maximum of 50,000 shares of Common Stock is available for issuance and available for grants under the Director Option Plan. As of the date of this Prospectus, the Company has granted options to purchase 1,666 shares of Common Stock under the Director Option Plan.

  In the event of any change in corporate capitalization (such as a stock split), the number of shares of Common Stock covered by each outstanding option and the purchase price thereof will be proportionately adjusted to take into account any increase or decrease in the number of issued and outstanding shares of Common Stock. If the Company undergoes a "change in control" as defined in the Director Option Plan, to the extent provided in the instrument granting the option, all options shall immediately vest and become exercisable. The Board of Directors, in its sole discretion, may direct the Company to cash out all outstanding options at the highest price per share of Common Stock paid in any transaction reported on The Nasdaq National Market or paid or offered in any bona fide transaction related to a change in control at any time during the 60 day period immediately preceding the occurrence of the change in control.

  Grants and awards under the Director Option Plan are nontransferable other than by will or the laws of descent and distribution, on a case-by-case basis as may be approved by the Board in its discretion, in accordance with the terms of the Director Option Plan.

                             CERTAIN TRANSACTIONS

  Premier Graphics, through the B&M Printing division, on December 10, 1992 loaned Mr. Miller $950,000, which bears interest at a rate of 7% per annum and matures on December 10, 2002. Mr. Miller intends to repay this amount in full contemporaneously with the closing of the Offering.

  The Company leases the facilities in which the B&M Printing division is located from Mr. Miller. The lease expires on November 30, 2002. The annual base rent to be paid under this lease is approximately $140,000. The Company believes that the terms of the lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. For the years ended December 31, 1995, 1996, and 1997, respectively, the Company paid Mr. Miller $260,000, $108,333 and $162,567, respectively, under the lease, and expects to pay Mr. Miller $140,000 for the year ending December 31, 1998.

  On December 31, 1997, Mr. Miller purchased from the Company a web press for total consideration of $2,774,706, which is represented by a promissory note from Mr. Miller to the Company in the principal amount of $2,774,706. The note matures on the earlier of (i) December 31, 2002, (ii) Mr. Miller's sale of the press (which is his intention) or (iii) 30 days after an initial public offering of the Common Stock, and bears interest at an annual rate of interest equal to LIBOR plus 3.25%. Mr. Miller intends to repay this amount in full contemporaneously with the closing of the Offering. Net proceeds realized from a sale of the press by Mr. Miller that are in excess of the principal amount of the note will be paid to the Company. B&M Printing acquired the web press pursuant to a lease in March 1996 and purchased it in June 1997 for total consideration of $2,623,891.

  Sirrom Capital Corporation, the Selling Shareholder and beneficial owner of approximately 6.2% of the Company's outstanding Common Stock prior to the Offering, entered into a $4.3 million loan agreement with the Company on June 19, 1997. The loan bears interest at a rate of 13.25% per annum and matures in May 2002. In connection with this financing transaction, the Company granted to the Selling Shareholder a warrant to purchase for nominal value shares of the Company's capital stock outstanding on the date of exercise, with the number of shares being based on a formula designed to provide the Selling Shareholder with a 6% ownership interest in the Company's outstanding Common Stock on a fully-diluted basis. The warrant also provided that the Selling Shareholder would have been entitled to purchase, for nominal value, up to an additional 15.7% of the Company's outstanding capital stock in the event any amounts were owed to Sirrom on certain dates set forth in the warrant. The Company intends to utilize a portion of the net proceeds of the Offering to repay in full all amounts owed to the Selling Shareholder and currently does not intend to borrow any additional amounts from the Selling Shareholder; therefore, the Company expects that this right will be extinguished by the Offering and application of the net proceeds therefrom. On April 8, 1998, the Selling Shareholder exercised the warrant and acquired 266,664 shares of Common Stock for nominal consideration, which represented approximately 6.2% of the issued and outstanding capital stock of the Company on the date of exercise. Assuming an initial public offering price equal to the Mid-Point, the Selling Shareholder may receive up to $2.2 million of the net proceeds of the Offering.

  In the Company's acquisition of Hederman in March 1998, Mr. Hederman and members of his immediate family (or trusts for the benefit of such individuals) received consideration in the form of $1.5 million cash.
Mr. Hederman and such family members and trusts received warrants to purchase a total of 166,665 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price. Mr. Hederman and such family members and trusts received promissory notes in the aggregate principal amount of $2,000,000 which mature on February 28, 2005 and bear interest at a rate of 12% per annum. Moreover, the Company currently leases its Hederman Brothers division facility from Mr. Hederman for annual rental of $300,000 per annum. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Phoenix and King Mailing Services, Inc. in December 1997, Mr. Rosenthal received consideration in the form of approximately $3.3 million cash, a warrant to purchase 193,750 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price, and a promissory note in the principal amount of $557,750 which matures on

December 16, 2004 and bears interest at a rate of 12% per annum. Moreover, the acquisition documents provide up to $611,100 in contingent consideration to be paid to Mr. Rosenthal in the event the Phoenix division achieves certain annual earnings targets specified in the acquisition agreement. Mr. Rosenthal owns 50% of RFTA Associates, LLC, which leases the Phoenix Communications division facilities to the Company for an annual rent of approximately $252,000 per year subject to annual adjustment based upon changes in the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Lithograph in June 1997, Mr. McMullen and certain members of his immediate family received consideration in the form of approximately $6.7 million cash, property valued at approximately $374,273, a warrant to purchase 312,500 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price, and a promissory note in the principal amount of $3.75 million which matures on June 18, 2004 and bears interest at a rate of 12% per annum. Mr. McMullen's wife is the general partner of Graphic Development Company, L.P., which leases the Lithograph Printing Company division facilities to the Company for an annual rent of approximately $272,400 per year. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  On March 30, 1998, GECC exercised two warrants to purchase an aggregate of 177,776 shares of Common Stock. The shares of Common Stock were issued to a wholly-owned subsidiary of GECC (the "GECC Subsidiary"). On March 31, 1998, the GECC Subsidiary entered into an exchange agreement with the Company pursuant to which the 177,776 shares of Common Stock were converted into 177,776 shares of Series A Preferred Stock. See "Description of Capital Stock--Series A Preferred Stock." On April 1, 1998, the Company issued to GECC a warrant to purchase 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) for nominal consideration. The Company has agreed to pay $3 million in advisory fees to GECC for GECC's advice and assistance in structuring and negotiating the acquisitions of the Acquired Companies, payable at the earlier of June 30, 1998 or successful completion of the Offering. In addition, GECC is the Senior Credit Facility lender. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth, as of the date of this Prospectus, certain information known by the Company with respect to the beneficial ownership of shares of the Common Stock by (i) each director of the Company; (ii) each Named Executive Officer; (iii) each person known by the Company to own beneficially more than 5% of the Common Stock; (iv) the Selling Shareholder; and (v) all directors and executive officers of the Company as a group, both before and after giving effect to the Offering. Information set forth in the table with respect to the beneficial ownership of the Common Stock has been provided to the Company by such holders. Unless otherwise indicated, each person's address is c/o the Company's principal executive offices at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119.

                          SHARES BENEFICIALLY                SHARES BENEFICIALLY
                              OWNED PRIOR                     OWNED SUBSEQUENT
                            TO OFFERING (1)          SHARES    TO OFFERING (1)
                          --------------------------  BEING  --------------------------
NAME OF BENEFICIAL OWNER    NUMBER        PERCENT    OFFERED   NUMBER        PERCENT
------------------------  ------------    ---------- ------- ------------    ----------
John P. Miller..........     4,000,000        93.8%      --     4,000,000        52.2%
General Electric Capital       361,109(2)      7.8       --       361,109(2)      4.5
 Corporation............
 977 Long Ridge Road
 Building B, First Floor
 Stamford, Connecticut
 06927
Walter P. McMullen......       312,500(3)      6.8       --       312,500(3)      3.9
 4222 Pilot Drive
 Memphis, Tennessee
Sirrom Capital                 266,664         6.2   200,000       66,664          *
 Corporation............
 P. O. Box 30378
 Memphis, Tennessee
 38118
Cary Rosenthal..........       193,750(4)      4.3       --       193,750(4)      2.5
H. Henry (Hap) Hederman,
 Jr.....................       158,625(5)      3.6       --       158,625(5)      2.0
Lance T. Fair...........        50,000(6)      1.2       --        50,000(6)       *
Robert J. Diehl.........        25,000(7)       *        --        25,000(7)       *
P. Melvin Henson, Jr....         4,166(8)       *        --         4,166(8)       *
James B. Duncan.........         4,166(9)       *        --         4,166(9)       *
Frederick F. Avery......           --          --        --           --          --

Donald L. Hutson........           --          --        --           --          --
All Named Executive
 Officers and directors
 of the Company as a
 group (10 persons).....     4,748,207        94.7       --     4,748,207        54.1

--------
*  Less than 1%
(1) Applicable percent of ownership is based on 4,266,664 shares of Common Stock outstanding prior to the Offering and 7,666,664 shares of Common Stock outstanding upon consummation of this Offering. Beneficial ownership is determined in accordance with the rules of the Commission and include voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options, warrants or other rights to acquire Common Stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Prospectus are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.
(2) Includes 177,776 shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Stock and 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of the Lender Warrant.
(3) Includes 312,500 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of a warrant held by Mr. McMullen.

(4) Includes 193,750 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of a warrant held by Mr. Rosenthal.
(5) Includes 58,625 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of a warrant held by Mr. Hederman and 100,000 shares of Common Stock held by the H. Henry Hederman, Jr. Trust of which Mr. Hederman is a trustee.
(6) Includes 50,000 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable to Mr. Fair in connection with the Company's deferred compensation plan.
(7) Includes 25,000 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable to Mr. Diehl, in connection with the Company's deferred compensation plan.
(8) Includes 4,166 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable to Mr. Henson in connection with the Company's deferred compensation plan.
(9) Includes 4,166 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) issuable to Mr. Duncan in connection with the Company's deferred compensation plan.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock"). As of the date of this Prospectus, there were 4,266,664 shares of Common Stock outstanding (assuming no conversion of the Series A Preferred Stock and exercise of warrants) held of record by two shareholders and 177,776 shares of Series A Preferred Stock outstanding held of record by one shareholder. No other shares of Preferred Stock are currently outstanding.

COMMON STOCK

  Voting Rights. The holders of Common Stock are entitled to one vote per share on each matter to be decided by the shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. The holders of Common Stock have no preemptive, redemption or conversion rights.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock that may be created by the Board of Directors under the Charter, dividends may be paid to holders of the Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. The Company does not intend to pay dividends at the present time. See "Dividend Policy."

  Liquidation. In the event of liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of all of the Company's debts and obligations and any preferential distributions to holders of Preferred Stock and any series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Common Stock, if any, the holders of the Common Stock will be entitled to share ratably in the Company's remaining assets.

  Miscellaneous. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, validly issued, fully paid and nonassessable. There is no established public trading market for the Common Stock.

  The transfer agent and registrar for the Common Stock is Union Planters Bank, N.A.

SERIES A PREFERRED STOCK

  The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company's Charter and Charter Amendment creating the Series A Preferred Stock, each of which is available from the Company.

  Maturity. The Series A Preferred Stock has no stated maturity but will be subject to mandatory redemption on March 30, 2005.

  Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, ranks (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company and have been consented to by the holders of the Series A Preferred Stock; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.

  Dividends. Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 5% per annum of the $12.81 liquidation preference per share, payable upon the earlier of the redemption of the Series A Preferred Stock or upon conversion of the Series A Preferred Stock.

  Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to be paid out of the funds of the Company legally available for distribution to its shareholders a liquidation preference in cash of $12.81 per share, plus all accrued and unpaid dividends, but without interest, before any distribution of assets to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to dividends or liquidation.

  Mandatory Redemption. The Company will redeem all of the issued and outstanding shares of Series A Preferred Stock on March 30, 2005 at a price per share equal to the difference of the greater of (i) $12.81 per share plus all accrued and unpaid dividends or (ii) the fair value thereof calculated as if such shares had been converted into Common Stock. The redemption price is subject to equitable adjustment upon the occurrence of certain events affecting the capital structure of the Company or the issuance of shares for below market value. If for any reason the Company defaults in its obligation to pay all or any portion of the redemption price, in addition to any other rights or remedies of the redeeming holder of Series A Preferred Stock, the unpaid portion thereof will bear interest at a rate per annum of 14%.

  Redemption Upon Material Event. If any of the following events occurs (i) a change in control, (ii) a payment or prepayment of all or substantially all of the indebtedness of the Company to an affiliate of the holder of the Series A Preferred Stock, (iii) a merger, consolidation, share exchange or similar transaction, (iv) the Company disposes of all or a substantial portion of its assets or (v) a substantial change in the type of business conducted by the Company, the holders of the Series A Preferred Stock may require the Company to purchase the Series A Preferred Stock at a price per share equal to the difference of (a) the greater of (i) $12.81 per share plus all accrued and unpaid dividends or (ii) the fair value thereof calculated as if such shares had been converted into Common Stock, minus (b) an amount equal to 5% of the $12.81 per share liquidation preference calculated on a per annum basis for the period commencing on the date of issuance and ending on the redemption date. The redemption price is subject to equitable adjustment upon the occurrence of certain events affecting the capital structure of the Company or the issuance of shares for below market value. If for any reason the Company defaults in its obligation to pay all or any portion of the redemption price, in addition to any other rights or remedies of the redeeming holder of Series A Preferred Stock, the unpaid portion thereof will bear interest at a rate per annum of 14%.

  Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock is necessary in order for the Company to increase the authorized number of shares of Series A Preferred Stock or authorize or issue any shares of stock or any securities convertible into shares of stock which shall rank in any respect on a parity with the Series A Preferred Stock. In addition, the holders of at least 80% of the outstanding shares of Series A Preferred Stock must consent before the Company may amend or alter any of the express terms and provisions of the Series A Preferred Stock in a manner which would materially adversely affect the rights or preferences of the Series A Preferred Stock or authorize or issue any shares of stock or any securities by their terms convertible into shares of stock which rank in any respect prior to shares of Series A Preferred Stock. Such special voting provisions shall be inapplicable in the event no shares of Series A Preferred Stock are outstanding.

  Conversion. Any holder of Series A Preferred Stock may convert into Common Stock all or any portion of the Series A Preferred Stock at any time and from time to time upon payment of a conversion fee equal to 5% of the $12.81 per share liquidation preference, calculated on a per annum basis for the period commencing on the date of issuance of such share and ending on the date such share is converted into Common Stock. The Series A Preferred Stock is convertible into Common Stock at the holder's option at a ratio of one share of Common Stock for each share of Series A Preferred Stock.

The conversion price is subject to equitable adjustment upon the occurrence of certain events affecting the capital structure of the Company or the issuance of shares for below market value.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the shareholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS AND TENNESSEE LAW

  General. The provisions of the Charter, the Bylaws and Tennessee corporate law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

  Directors and Officers. Pursuant to the Company's Charter, the members of the Board of Directors are divided into three classes, each of which serves a term of three years. The Bylaws provide that the number of directors shall be no fewer than three or more than 15, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors. Vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled only by the affirmative vote of a majority of the remaining directors. Generally, officers are elected annually by and serve at the pleasure of the Board of Directors.

  The Charter provides that directors may be removed only for cause and only by (i) the affirmative vote of the holders of a majority of the voting power of all the shares of the Company's capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law, or (ii) the affirmative vote of a majority of the entire Board of Directors then in office. This provision, in conjunction with the provision of the Charter authorizing the Board of Directors to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  Advance Notice for Shareholder Proposals or Making Nominations for
Meetings. The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a shareholders meeting of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a shareholders meeting as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice in proper form of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make determinations regarding the shareholder proposals or nominees. Only persons who are selected and recommended by the Board of Directors, or the committee of the Board of Directors designated to make nominations, or who are nominated by a shareholder who gives the required notice will be eligible for election as directors of the Company.

  To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

  The notice of any shareholder proposal or nomination for election as director must set forth various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

  Amendment of the Bylaws and Charter. The Bylaws provide that a majority of the members of the Board of Directors or the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock of each class and series entitled to vote upon the matter have the power to amend, alter or repeal the Bylaws.

  Except as may be set forth in resolutions providing for any class or series of Preferred Stock and except for provisions in the Charter establishing (i) the number of directors and the designation of three classes of directors;
(ii) the procedure for filling vacancies in the Board of Directors; (iii) the allowance of the removal of directors only for cause; (iv) the requirements to call a special meeting of shareholders; (v) the liability and indemnification of directors; and (vi) the procedures for amending the Charter and Bylaws, each of which require the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors, any proposal to amend any other provision of the Charter requires approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments, with shareholders entitled to dissenters' rights as a result of the Charter amendment voting together as a single class. Shareholders entitled to dissenters' rights as a result of a Charter amendment are those whose rights would be materially and adversely affected because the amendment (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption; (iii) alters or abolishes a preemptive right; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, no shareholder is entitled to dissenter's rights if the security he or she holds is listed on a national securities exchange or the Nasdaq National Market.

  Anti-Takeover Legislation. The Tennessee Investor Protection Act (the "Investor Protection Act") applies to "takeover offers" directed at an "Offeree Company." The Investor Protection Act defines a "takeover offer" as an offer to acquire or the acquisition of any equity security of an Offeree Company, pursuant to a tender offer or a request or invitation for tenders if, after the acquisition thereof, the Offeror would be directly or indirectly a beneficial owner of more than 10% of any class of equity security of the Offeree Company. The Investor Protection Act defines the term "Offeree Company" as any corporation or other issuer incorporated in Tennessee or having its principal place of business in the State of Tennessee. The Investor Protection Act prohibits an Offeror from making a "takeover offer" if the Offeror beneficially owns 5% or more of the stock of the "Offeree Company," any of which was purchased within one year before the proposed "takeover offer" unless the Offeror (i) has made a public announcement of the "takeover offer" and announces its intentions with respect to the management and control of the "Offeree Company"; (ii) has made full, fair and adequate disclosure to the holders of the securities to be acquired; and (iii) has filed with the Commissioner of Commerce and Insurance (the "Commissioner") a Registration Statement which contains information similar to that which federal law requires to be disclosed on Schedule 13D (which must be filed within 10 days of the acquisition of 5% of any class of equity security). After the Registration Statement is filed with the Commissioner, he may request additional information material to the "takeover offer" and may call for hearings. The Investor Protection Act requires a seven day right of rescission for any shareholder who tenders his shares and additionally provides that if the "takeover offer" lasts more than 60 days, an Offeree may rescind his tender. The Offeror must deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits "fraudulent, deceptive or manipulative acts or practices" by either side.

  The Tennessee Greenmail Act (the "Greenmail Act") prohibits the Company from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer of at least equal value per share to all holders of shares of such class.

  The Investor Protection Act and the Greenmail Act may render a change of control of the Company more difficult.

                        SHARES ELIGIBLE FOR FUTURE SALE

OUTSTANDING SHARES OF COMMON STOCK

  Upon the Closing of the Offering, 8,027,773 shares of Common Stock will be outstanding (8,567,773 shares if the Underwriters' over-allotment option is exercised in full), including 177,776 shares issuable upon conversion of the outstanding Series A Preferred Stock and 183,333 shares (assuming an initial public offering price equal to the Mid-Point) issuable upon exercise of the Lender Warrant. The Series A Preferred Stock is immediately convertible and the Lender Warrant is immediately exercisable for nominal consideration upon closing of the Offering. Of the shares of Common Stock outstanding, the 3,600,000 shares (4,140,000 if the Underwriters' over-allotment option is exercised in full) sold in the Offering (other than shares that may be purchased by "affiliates" of the Company, as that term is defined under the Securities Act) will be freely tradeable. 4,000,000 shares of Common Stock owned by Mr. Miller are eligible for resale under Rule 144. See "-- Restrictions on Resale of Restricted Stock; Rule 144." The remaining 427,773 shares of Common Stock outstanding are "restricted" within the meaning of Rule 144 and are not currently eligible for resale under Rule 144. The earliest point in time when any such restricted shares of Common Stock are eligible for resale pursuant to Rule 144, subject to volume, manner of sale, and other limitations thereof, is March 1999.


  Prior to this Offering, there has been no active trading market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time-to-time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. See "Risk Factors--Potential Effect of Shares Eligible for Future Sale."

OPTIONS

  Upon the closing of the Offering, the Company will have outstanding options to purchase up to a total of 603,636 shares of Common Stock (assuming an initial public price equal to the Mid-Point), of which 221,721 shares may be acquired immediately after the closing of the Offering. The remaining options are exercisable beginning one year after the date of grant. The Company expects to file a registration statement on Form S-8 under the Securities Act to register for resale shares of Common Stock issuable upon exercise of options granted under the Plan. Accordingly, such shares will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and manner of sale limitations of Rule 144, by holders who are affiliates of the Company.

WARRANTS AND RIGHTS

  In connection with the acquisition of the Acquired Companies, the Company issued the Seller Warrants to purchase 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price. All Seller Warrants may be exercised immediately after the closing of the Offering.

  In connection with a financing transaction, the Company issued to its senior lender the Lender Warrant to purchase 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) for nominal consideration. The Lender Warrant may be exercised immediately after the closing of the Offering.

  In connection with the acquisition of B&M Printing, the Company granted rights to purchase 108,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price to certain former B&M Printing shareholders in return for their modification of certain terms of their notes with the Company regarding the right of the Company to incur additional indebtedness. Such rights are exercisable immediately after the closing of the Offering.

  Pursuant to the Company's deferred compensation plan, the Company issued rights, which are exercisable immediately after the closing of the Offering, to purchase 83,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price per share equal to the initial public offering price.

RESTRICTIONS ON RESALE OF RESTRICTED STOCK; RULE 144

  Generally, restricted securities, as defined in Rule 144, may be resold only pursuant to an effective registration under the Securities Act or pursuant to an exemption available from the registration requirements of the Securities Act.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who is an "affiliate" of the Company, who has beneficially owned for at least one year shares of Common Stock that have not been registered under the Securities Act or who beneficially owns shares that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Common Stock or (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the information, volume, manner of sale and notice provisions of Rule 144.

REGISTRATION RIGHTS

  The holder of Series A Preferred Stock, who also holds the Lender Warrant, has the right to require the Company to include its 177,776 shares of Common Stock issued upon conversion of such Series A Preferred Stock and its 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) acquired upon exercise of the Lender Warrant, in a registration of shares of Common Stock subsequent to this Offering which is initiated by the Company under the Securities Act or to demand the Company to effect a registration of the offer and sale of such Common Stock under the Securities Act. In connection with a registration of shares of Common Stock subsequent to this Offering which is initiated by the Company under the Securities Act involving an underwritten offering, the number of shares to be registered by selling shareholders may be limited or eliminated entirely if the managing underwriter determines marketing factors require a limitation on the number of shares to be underwritten.

  The Selling Shareholder, subject to certain limitations, has the right to require the Company to register 66,664 shares of Common Stock in connection with a registration of shares of Common Stock subsequent to this Offering which is initiated by the Company under the Securities Act.

  Certain holders of Seller Warrants to purchase an aggregate of 491,666 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at a price equal to the initial public offering price per share, subject to certain limitations, have the right to require the Company to register such shares in a registration of shares of Common Stock subsequent to this Offering which is initiated by the Company under the Securities Act.

  The registration rights agreements and warrants which contain registration rights, as applicable, contain customary provisions whereby the Company and the other parties thereto agree to indemnify and contribute to the other with regard to losses caused by the misstatement of any information or the omission of any information required to be provided in a registration statement filed under the Securities Act. The registration rights require the Company to pay the expenses associated with any registration other than sales discounts, commissions, transfer taxes and amounts to be borne by underwriters or as otherwise required by law.

  The summary herein of certain provisions of the registration rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the warrants, copies of which are filed as exhibits to the Registration Statement.

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") among the Company and the Underwriters named below for whom Morgan Keegan & Company, Inc. and SunTrust Equitable Securities Corporation are acting as representatives (the "Representatives"), the Company has agreed to sell to each of such Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Company and the Selling Shareholder, the respective number of shares of Common Stock set forth opposite its name below.

                                                                      NUMBER OF
          NAME OF UNDERWRITER                                           SHARES
          -------------------                                         ----------
     Morgan Keegan & Company, Inc....................................
     SunTrust Equitable Securities Corporation.......................
                                                                         ---
       Total.........................................................
                                                                         ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

  The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to 540,000 additional shares of Common Stock from the Company on the same terms and conditions as set forth above. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company and the Selling Shareholder have agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

  Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock will be determined by negotiation among the Company and the Representatives and will be based on, among other things, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices for the securities of companies in businesses similar to that of the Company.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession of $   per share, and the
Underwriters and such dealers may allow a discount of $   per share on sales
to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Company, its officers and directors and certain other shareholders of the Company have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of the Representatives for a period of 180 days from the date of this Prospectus, except for (i) issuances of unregistered Common Stock by the Company in connection with acquiring printing companies, (ii) issuances of Common Stock by the Company pursuant to the exercise of stock purchase warrants or stock options outstanding on the date of this Prospectus or (iii) issuances or registration of options or other rights granted under the Plan or the Director Option Plan.

  The Underwriters have reserved for sale, at the initial public offering
price of $    per share, up to 340,000 shares of Common Stock for employees, directors and certain other persons who have a business relationship with the Company who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby. The Representatives are aware of the "Free-Riding and Withholding" Conduct Rules of the National Association of Securities Dealers in connection with the sale of certain issuer-directed securities and will comply with those rules.

  The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Selling Shareholder may be required to make in respect thereof.

  In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions pursuant to which the Underwriters may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case the Underwriters may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Underwriters' over-allotment option referred to above. In addition, the Underwriters may impose "penalty bids" whereby selling concessions allowed to syndicate members or other broker-dealers for the shares of Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid might also affect the price of the Common Stock to the extent that it could discourage resales of the Common Stock. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has been advised by the Representatives that they presently intend to make a market in the Common Stock offered hereby; the Representatives are not obligated to do so, however, and any market making activity may be discontinued at any time. There can be no assurance that an active public market for the Common Stock will develop and continue after the Offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholder by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

                                 EXPERTS

  The financial statements of Master Graphics, Inc., Blackwell, Lithograph, Argus, Jones, Phoenix, and Hederman, to the extent and for the periods indicated in their reports, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated statements operations, shareholder's equity, and cash flows of Master Printing (predecessor of Master Graphics, Inc.) for the year ended June 30, 1995 have been included herein and in the registration statement in reliance upon the report of Thompson Dunavant PLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Jones Printing Company, Inc. as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of Joseph Decosimo and Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Phoenix as of January 31, 1997, and for each of the years in the two-year period ended January 31, 1997, included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein, in reliance upon the authority of said firm as experts in accounting and auditing.

  The financial statements of McQuiddy as of June 30, 1996 and 1997, and for each of the years in the three-year period ended June 30, 1997, have been included herein and in the registration statement in reliance upon the report of Marlin & Edmondson, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Phillips as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of S. F. Fiser & Company, P.A. independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Harperprints as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Becker & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits or schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the registration statement and certain other filings made with the Commission through its Electronic Data Gathering Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA:
 Master Graphics, Inc. and subsidiaries:
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31,
   1998...................................................................  F-4
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the year ended December 31, 1997.......................................  F-5
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the three months ended March 31, 1997..................................  F-6
  Unaudited Pro Forma Condensed Consolidated Statements of Operations for
   the three months ended March 31, 1998..................................  F-7
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
   Statements.............................................................  F-8
HISTORICAL:
 Master Graphics, Inc. and subsidiary:
  Reports of Independent Public Accountants............................... F-16
  Consolidated Balance Sheets as of June 30, 1996 and 1997 and December
   31, 1997............................................................... F-18
  Consolidated Statements of Operations for the years ended June 30, 1995,
   1996, and 1997, and the six months ended December 31, 1997............. F-19
  Consolidated Statements of Shareholders' Equity for the years ended June
   30, 1995, 1996, and 1997, and the six months ended December 31, 1997... F-20
  Consolidated Statements of Cash Flows for the years ended June 30, 1995,
   1996, and 1997, and the six months ended December 31, 1997............. F-21
  Notes to Consolidated Financial Statements.............................. F-22
  Condensed Consolidated Balance Sheet as of March 31, 1998 (unaudited)... F-33
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1997 and 1998 (unaudited).............................. F-34
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1998 (unaudited).............................. F-35
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-36
1997 ACQUISITIONS:
 Lithograph Printing Company of Memphis:
  Report of Independent Public Accountants................................ F-40
  Balance Sheets as of December 31, 1995 and 1996, and June 19, 1997...... F-41
  Statements of Income for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.................. F-42
  Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.... F-43
  Statements of Cash Flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.............. F-44
  Notes to Financial Statements........................................... F-45
 Blackwell Lithographers, Inc.:
  Report of Independent Public Accountants................................ F-48
  Balance Sheet as of June 19, 1997....................................... F-49
  Statement of Operations for the period from January 1, 1997 through June
   19, 1997............................................................... F-50
  Statement of Stockholders' Equity for the period from January 1, 1997 through June 19, 1997.................................................. F-51
  Statement of Cash Flows for the period from January 1, 1997 through June
   19, 1997............................................................... F-52
  Notes to Financial Statements........................................... F-53
 The Argus Press, Inc.:
  Report of Independent Public Accountants................................ F-56
  Balance Sheets as of December 31, 1996, and September 22, 1997.......... F-57
  Statements of Operations for the year ended December 31, 1996, and the period from January 1, 1997 through September 22, 1997................. F-58

  Statements of Stockholders' Equity for the year ended December 31,
   1996, and the period from January 1, 1997 through September 22, 1997..  F-59
  Statements of Cash Flows for the year ended December 31, 1996, and the period from January 1, 1997 through September 22, 1997................  F-60
  Notes to Financial Statements..........................................  F-61
 Phoenix Communications, Inc.:
  Reports of Independent Public Accountants..............................  F-64
  Balance Sheets as of January 31, 1997, and December 16, 1997...........  F-66
  Statements of Operations and Retained Earnings for the years ended
   January 31, 1996 and 1997, and the period from February 1, 1997 through December 16, 1997.............................................  F-67
  Statements of Cash Flows for the years ended January 31, 1996 and 1997, and the period from February 1, 1997 through December 16, 1997........  F-68
  Notes to Financial Statements..........................................  F-69
 Jones Printing Company, Inc.:
  Reports of Independent Public Accountants..............................  F-75
  Balance Sheets as of December 31, 1996, and December 16, 1997..........  F-77
  Statements of Income and Retained Earnings for the years ended December
   31, 1995 and 1996, and the period from January 1, 1997 through
   December 16, 1997.....................................................  F-78
  Statements of Cash Flows for the years ended December 31, 1995 and
   1996, and the period from January 1, 1997 through December 16, 1997...  F-79
  Notes to Financial Statements..........................................  F-80
1998 ACQUISITIONS:
 McQuiddy Printing Company:
  Report of Independent Public Accountants...............................  F-84
  Balance Sheets as of June 30, 1996 and 1997 and March 31, 1998
   (unaudited)...........................................................  F-85
  Statements of Earnings for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998 (unaudited).........  F-86
  Statements of Stockholders' Equity for the years ended June 30, 1995,
   1996 and 1997 and the nine months ended March 31, 1997 and 1998
   (unaudited)...........................................................  F-87
  Statements of Cash Flows for the years ended June 30, 1995, 1996 and
   1997 and the nine months ended March 31, 1997 and 1998 (unaudited)....  F-88
  Notes to Financial Statements..........................................  F-89
 Phillips Litho Co., Inc.:
  Report of Independent Public Accountants...............................  F-95
  Balance Sheets as of December 31, 1996 and 1997........................  F-96
  Statements of Operations for the years ended December 31, 1995, 1996 and 1997..............................................................  F-97
  Statements of Retained Earnings for the years ended December 31, 1995,
   1996 and 1997.........................................................  F-98
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997..............................................................  F-99
  Notes to Financial Statements.......................................... F-100
 Hederman Brothers, Inc.:
  Report of Independent Public Accountants............................... F-105
  Balance Sheets as of December 31, 1996 and 1997........................ F-106
  Statements of Operations for the years ended December 31, 1995, 1996 and 1997.............................................................. F-107
  Statements of Shareholders' Equity for the years ended December 31,
   1995, 1996 and 1997................................................... F-108
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.............................................................. F-109
  Notes to Financial Statements.......................................... F-110
 Harperprints, Inc.:
  Report of Independent Public Accountants............................... F-114
  Balance Sheets as of December 31, 1996 and 1997........................ F-115
  Statements of Income for the years ended December 31, 1996 and 1997.... F-116
  Statements of Changes In Stockholders' Equity for the years ended
   December 31, 1996 and 1997............................................ F-117
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997.................................................................. F-118
  Notes to Financial Statements.......................................... F-119

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 1998 gives effect to the May 8, 1998 acquisition of McQuiddy and the financing thereof as if such transaction had occurred on March 31, 1998. The unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998 give effect to the acquisitions of the Acquired Companies acquired in 1997 (Lithograph, Blackwell, Sutherland, Argus, Phoenix and Jones) and the Acquired Companies acquired in 1998 (Harperprints, Hederman, McQuiddy and Phillips) and the financings thereof as if such transactions had occurred on January 1, 1997. Share amounts reflect an assumed stock split of 40,000 to 1. The pro forma, as adjusted, financial data gives effect to the acquisitions and related financings, and additionally gives effect to (1) the exercise by the Selling Shareholder of a warrant to acquire 266,664 shares of Common Stock (200,000 shares of which are being offered by the Selling Shareholder in the Offering), and (2) the Offering and the uses of proceeds thereof. The pro forma data presented herein do not purport to represent what the Company's financial position or results of operations would have been had such transactions in fact occurred on such dates or to project the Company's results of operations for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited financial statements of the Company and of the acquired companies, and "Management's Discussion and Analysis of financial Condition and Results of Operations" which are included elsewhere in this Prospectus, except for the historical financial statements of Sutherland which have not been included.

                             MASTER GRAPHICS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                           PRO FORMA                PRO FORMA
                                 MCQUIDDY ACQUISITION               OFFERING    PRO FORMA
                                  (NOTES  ADJUSTMENTS  PRO FORMA   ADJUSTMENTS CONSOLIDATED
                         COMPANY 1 AND 2)  (NOTE 3)   CONSOLIDATED  (NOTE 4)   AS ADJUSTED
                         ------- -------- ----------- ------------ ----------- ------------
Current assets:
  Cash..................   4,843     133       --         4,976          --        4,976
  Trade accounts
   receivable, net......  23,058   2,501       --        25,559          --       25,559
  Inventories...........   5,822   1,428        60        7,310          --        7,310
  Other current assets..   2,970     284       --         3,254          --        3,254
                         -------  ------    ------      -------      -------     -------
    Total current
     assets.............  36,693   4,346        60       41,099          --       41,099
Property, plant and
 equipment, net.........  45,117   5,912     1,222       52,251          --       52,251
Goodwill, net...........  38,682     --        --        38,862          --       38,682
Other assets............   6,863     395       --         7,258         (610)      6,648
                         -------  ------    ------      -------      -------     -------
                         127,355  10,653     1,282      139,290         (610)    138,680
                         =======  ======    ======      =======      =======     =======
Current liabilities:
  Current installments
   of long-term debt....   4,127   1,055    (1,055)       4,127          --        4,127
  Accounts payable,
   trade................   6,872     788       --         7,660          --        7,660
  Accrued expenses and
   other liabilities....   7,153     352       --         7,505       (3,000)      4,505
                         -------  ------    ------      -------      -------     -------
    Total current
     liabilities........  18,152   2,195    (1,055)      19,292       (3,000)     16,292
Long-term debt:
  Finance companies.....  74,458     --      7,857       82,315      (30,954)     51,361
  Sellers' notes........  14,723     --      1,503       16,226          --       16,226
  Other.................  10,551   3,024    (3,024)      10,551          --       10,551
                         -------  ------    ------      -------      -------     -------
    Total long-term
     debt...............  99,732   3,024     6,336      109,092      (30,954)     78,138
Other liabilities.......   1,065     --        --         1,065          --        1,065
Deferred income tax.....   3,288     309     1,074        4,671          --        4,671
                         -------  ------    ------      -------      -------     -------
    Total liabilities... 122,237   5,528     6,355      136,457      (33,954)    100,166
Redeemable common stock
 warrant................   2,026     --        --         2,026       (2,026)        --
Redeemable preferred
 stock..................   1,350     --        --         1,350          --        1,350
Shareholders' equity....   1,742   5,125    (5,073)       1,794       35,370      37,164
                         -------  ------    ------      -------      -------     -------
                         127,355  10,653     1,282      139,290         (610)    138,680
                         =======  ======    ======      =======      =======     =======

                             MASTER GRAPHICS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                             PRO FORMA                PRO FORMA
                                                            ACQUISITION               OFFERING    PRO FORMA
                                      1997         1998     ADJUSTMENTS  PRO FORMA   ADJUSTMENTS CONSOLIDATED
                         COMPANY  ACQUISITIONS ACQUISITIONS  (NOTE 5)   CONSOLIDATED  (NOTE 6)   AS ADJUSTED
                         -------  ------------ ------------ ----------- ------------ ----------- ------------
Net revenue............. 39,470      62,895       51,606         --       153,971         --       153,971
Cost of revenue......... 32,460      46,375       38,770      (2,424)     115,181         --       115,181
                         ------      ------       ------      ------      -------       -----      -------
    Gross profit........  7,010      16,520       12,836       2,424       38,790         --        38,790
Selling, general &
 administrative
 expenses...............  7,760      12,219        9,840        (596)      29,223         --        29,223
Amortization of
 goodwill...............     98         831          --           93        1,022         --         1,022
                         ------      ------       ------      ------      -------       -----      -------
    Operating income
     (loss).............   (848)      3,470        2,996       2,927        8,545         --         8,545
Other income (expense):
  Redeemable warrant
   valuation
   adjustment........... (1,635)        --           --          455       (1,180)      1,180(a)       --
  Interest income.......     82          24           29         --           135         --           135
  Interest expense...... (2,345)     (1,752)      (1,240)     (6,334)     (11,671)      5,138(b)    (6,533)
  Deferred loan cost
   amortization.........    (90)        --          --        (1,095)      (1,185)        731(b)      (454)
  Other, net............    156        (234)         (48)        --          (126)        --          (126)
                         ------      ------       ------      ------      -------       -----      -------
    Other, net.......... (3,832)     (1,962)      (1,259)     (6,974)     (14,027)      7,049       (6,978)
                         ------      ------       ------      ------      -------       -----      -------
    Earnings (loss)
     before income
     taxes.............. (4,680)      1,508        1,737      (4,047)      (5,482)      7,049        1,567
Income tax expense
 (benefit)..............     45          14          791        (850)         --          674(c)       674
                         ------      ------       ------      ------      -------       -----      -------
  Net earnings (loss)... (4,725)      1,494          946      (3,197)      (5,482)      6,375          893
                         ======      ======       ======      ======      =======       =====      =======
  Net earnings (loss)
   per common share:
    Basic............... $(1.18)                                          $ (1.43)                 $  0.09
                         ======                                           =======                  =======
    Diluted............. $(1.18)                                          $ (1.43)                 $  0.09
                         ======                                           =======                  =======

                             MASTER GRAPHICS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                             PRO FORMA                PRO FORMA
                                                            ACQUISITION               OFFERING    PRO FORMA
                                      1997         1998     ADJUSTMENTS  PRO FORMA   ADJUSTMENTS CONSOLIDATED
                         COMPANY  ACQUISITIONS ACQUISITIONS  (NOTE 5)   CONSOLIDATED  (NOTE 6)   AS ADJUSTED
                         -------  ------------ ------------ ----------- ------------ ----------- ------------
Net revenue.............  3,161      20,695       11,270         --        35,126         --        35,126
Cost of revenue.........  2,691      14,750        8,956        (178)      26,219         --        26,219
                         ------      ------       ------      ------       ------       -----       ------
    Gross profit........    470       5,945        2,314         178        8,907         --         8,907
Selling, general &
 administrative
 expenses...............    552       3,979        1,905         (76)       6,360         --         6,360
Amortization of
 goodwill...............     84          90          --           81          255         --           255
                         ------      ------       ------      ------       ------       -----       ------
    Operating income
     (loss).............   (166)      1,876          409         173        2,292         --         2,292
Other income (expense):
  Interest income.......     21           9            7         --            37         --            37
  Interest expense......   (157)       (558)        (454)     (2,030)      (3,199)      1,267(b)    (1,932)
  Deferred loan cost
   amortization.........    --          --          --          (274)        (274)        91 (b)      (183)
  Other, net............     42         (54)          71         --            59         --            59
                         ------      ------       ------      ------       ------       -----       ------
    Other, net..........    (94)       (603)        (376)     (2,304)      (3,377)      1,358       (2,019)
                         ------      ------       ------      ------       ------       -----       ------
    Earnings (loss)
     before income
     taxes..............   (260)      1,273           33      (2,131)      (1,085)      1,358          273
Income tax expense
 (benefit)..............    (11)         23          (24)        --           (12)        129(c)       117
                         ------      ------       ------      ------       ------       -----       ------
  Net earnings (loss)...   (249)      1,250           57      (2,131)      (1,073)      1,229          156
                         ======      ======       ======      ======       ======       =====       ======
  Net earnings (loss)
   per common share:
    Basic............... $(0.06)                                           $(0.28)                  $ 0.01
                         ======                                            ======                   ======
    Diluted............. $(0.06)                                           $(0.28)                  $ 0.01
                         ======                                            ======                   ======

                             MASTER GRAPHICS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                PRO FORMA                PRO FORMA
                                               ACQUISITION               OFFERING    PRO FORMA
                                      1998     ADJUSTMENTS  PRO FORMA   ADJUSTMENTS CONSOLIDATED
                         COMPANY  ACQUISITIONS  (NOTE 5)   CONSOLIDATED  (NOTE 6)   AS ADJUSTED
                         -------  ------------ ----------- ------------ ----------- ------------
Net revenue............. 28,020      10,442         --        38,462         --        38,462
Cost of revenue......... 20,654       8,596        (131)      29,119         --        29,119
                         ------      ------       -----       ------       -----       ------
    Gross profit........  7,366       1,846         131        9,343         --         9,343
Selling, general &
 administrative
 expenses...............  4,669       2,116         (98)       6,686         --         6,686
Amortization of
 goodwill...............    196         --           46          242         --           242
                         ------      ------       -----       ------       -----       ------
    Operating income
     (loss).............  2,501        (270)        183        2,415         --         2,415
Other income (expense):
  Interest income.......     85          11         --            96         --            96
  Interest expense...... (2,065)       (304)       (735)      (3,104)      1,305       (1,799)
  Deferred loan cost
   amortization.........   (183)        --         --           (183)        --          (183)
  Other, net............    101      (1,180)      1,199          120         --           120
                         ------      ------       -----       ------       -----       ------
    Other, net.......... (2,062)     (1,473)        464       (3,071)      1,305       (1,766)
                         ------      ------       -----       ------       -----       ------
    Earnings (loss)
     before income
     taxes..............    439      (1,743)        647         (656)      1,305          649
Income tax expense
 (benefit)..............     (4)       (157)        161          --          279          279
                         ------      ------       -----       ------       -----       ------
  Net earnings (loss)...    443      (1,586)        486         (656)      1,026          370
                         ======      ======       =====       ======       =====       ======
  Net earnings (loss)
   per common share:
    Basic............... $ 0.11                               ($0.18)                  $ 0.04
                         ======                               ======                   ======
    Diluted............. $ 0.10                               ($0.18)                  $ 0.04
                         ======                               ======                   ======

                             MASTER GRAPHICS, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited pro forma condensed consolidated balance sheet presents the pro forma consolidated financial position of the Company as if the acquisition of McQuiddy and the financing thereof had occurred on March 31, 1998. The accompanying unaudited pro forma condensed consolidated statements of operations presents the pro forma consolidated results of operations of the Company as if the acquisitions of the Acquired Companies acquired in 1997 (Lithograph, Blackwell, Sutherland, Argus, Phoenix and Jones) and the Acquired Companies acquired in 1998 (Harperprints, Hederman, McQuiddy and Phillips) and the financings thereof had occurred on January 1, 1997. The pro forma condensed consolidated balance sheet has been derived from the historical balance sheets of the Company and McQuiddy as of March 31, 1998; the pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998 have been derived from the historical statements of operations of the Company and the Acquired Companies prior to their respective acquisitions. The results of operations of the Acquired Companies subsequent to their acquisitions have been included in the historical statement of operations of the Company. The actual acquisition dates of the Acquired Companies are as follows: 1997--Lithograph, Blackwell, and Sutherland (June 19, 1997), Argus (September 22, 1997), and Phoenix and Jones (December 16, 1997); 1998-- Hederman (March 1, 1998), Phillips (March 1, 1998), Harperprints (March 31,
1998) and McQuiddy (May 8, 1998).

  In addition, the pro forma, as adjusted, financial information gives effect to the Offering and the use of proceeds thereof, and also gives effect to the exercise by the Selling Shareholder of a warrant to acquire 266,664 shares of Common Stock, 200,000 shares of which are being offered by the Selling Shareholder in the Offering.

  The acquisitions have been accounted for in the pro forma condensed consolidated financial statements using the purchase method of accounting. The total purchase cost has been allocated to the assets and liabilities acquired based upon their estimated fair values on the effective dates of the respective acquisitions. Such allocations are based on studies, all of which have not been finalized. Accordingly, the effect of the allocation of the purchase cost on the pro forma balance sheet, and the related effect on pro forma results of operations, is preliminary. The final values assigned may differ from those set forth herein; however, it is not expected that the final allocation of purchase costs will differ materially from those set forth herein.

  The pro forma data presented herein do not purport to represent what the Company's financial position or results of operations would have been had the 1997 and 1998 acquisitions in fact occurred on such dates or to project the Company's results of operations for any future period.

(2) ACQUISITIONS AND RELATED FINANCINGS

 Acquisitions

  On June 19, 1997, the Company acquired all of the outstanding common stock of Blackwell Lithographers, Inc. and Lithograph Printing Company of Memphis, and the assets of Sutherland Printing Company. All of these businesses are engaged in the general commercial printing business. The acquisitions were financed with a combination of cash ($10.4 million), subordinated notes to the sellers ($5.1 million) and warrants to acquire Common Stock (valued at $210,000). In addition, the Company incurred other acquisition costs totalling approximately $470,000. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Blackwell, Lithograph and Sutherland have been included in the Company's consolidated financial statements from June 19, 1997. The $5 million excess of the aggregate purchase prices over the aggregate fair value of the net identifiable assets acquired has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  During the six months ended December 31, 1997, the Company acquired all of outstanding common stock of the following companies: as of September 22, 1997--The Argus Press, Inc.; as of December 16, 1997--

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

Phoenix Communications, Inc., and Jones Printing Company, Inc. All of these businesses are engaged in the general commercial printing business. The acquisitions were financed with a combination of cash ($17.8 million), subordinated notes issued to the sellers ($6.15 million), and warrants to acquire common stock (valued at $1.4 million). In addition, the Company incurred other acquisition costs totalling approximately $2.3 million. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Argus have been included in the Company's consolidated financial statements from September 22, 1997, and the results of operations of Phoenix and Jones have been included in the Company's consolidated financial statements from December 16, 1997. The $23 million excess of the aggregate purchase prices over the aggregate fair value of the net identifiable assets acquired has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  In March 1998, the Company acquired all of the outstanding common stock of Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Co., Inc.; in May 1998 the Company acquired all of the outstanding common stock of McQuiddy Printing Company. All of these businesses are engaged in the general commercial printing business. The acquisitions were financed with a combination of cash ($19.2 million), subordinated notes issued to the sellers ($1.8 million) and warrants to acquire common stock (valued at $1.1 million). In addition, the Company incurred other acquisition costs totalling approximately $2.3 million. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Harperprints, Inc., Hederman, McQuiddy, and Phillips will be included in the Company's 1998 consolidated financial statements from their respective acquisition dates in 1998. The estimated $12.0 million excess of the aggregate purchase prices over the aggregate fair value of the net identifiable assets acquired will be recorded as goodwill and amortized on a straight line basis over 40 years.

  The Harperprints, Hederman, Jones, Phillips and Phoenix stock purchase agreements also provide for additional payments over the next three years contingent on future cash flows, as defined, of the respective businesses. Management expects that such payments will not exceed $15 million.

  Following is a summary of consideration given in each of the acquisitions:

                                                                     NUMBER OF
                                                                      WARRANT
         COMPANY            DATE ACQUIRED      CASH(1)   SELLER NOTE SHARES(2)
         -------          ------------------ ----------- ----------- ---------
Lithograph Printing
 Company of Memphis......   June 19, 1997    $ 7,433,727 $ 3,750,000   312,500
Blackwell Lithographers,
 Inc. ...................   June 19, 1997      3,000,000   1,000,000    83,333
Sutherland Printing
 Company, Inc............   June 19, 1997            --      351,053    27,083
The Argus Press, Inc. ... September 23, 1997   8,500,000   3,750,000   312,500
Phoenix Communications,
 Inc. ................... December 16, 1997    6,633,030   1,150,000   387,500
Jones Printing Company,
 Inc. ................... December 16, 1997    2,672,594   1,250,000   104,166
Hederman Brothers,
 Inc. ...................   March 1, 1998      1,500,000     193,000   166,665
McQuiddy Printing
 Company.................    May 8, 1998       5,012,697   1,502,948    17,440
Phillips Litho Co.,
 Inc. ...................   March 1, 1998      8,113,078     854,219    71,184
Harperprints, Inc. ......   March 31, 1998     4,568,875   1,125,000    41,666
                                             ----------- ----------- ---------
  Total..................                    $47,434,001 $14,926,220 1,524,037
                                             =========== =========== =========

--------
(1) In addition to cash consideration paid to sellers, the Company has incurred, or will incur, other transaction costs which have totaled approximately $4.6 million.
(2) The respective stock purchase agreements specify a dollar value of Common Stock which may be acquired by the seller at the Common Stock's initial public offering price. The number of shares listed above is based on the mid-point of the range of the estimated offering price.

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


 Financing of Acquisitions

  In June 1997 the Company borrowed $4.3 million from Sirrom Capital Corporation ("Sirrom") to partially finance its June 1997 business acquisitions described above. The Sirrom loan bears interest at 13.25%, payable monthly, and the principal is due in May, 2002, with no penalty for early repayment. The loan is subject to a security agreement providing subordinated liens on all equipment, inventory, accounts receivable, and intangible assets. In connection with obtaining the Sirrom loan, the Company paid a processing fee of $107,500 and issued to Sirrom a common stock warrant to acquire a 6% interest in the Common Stock of the Company. On April 8, 1998, Sirrom exercised its warrant and acquired 6.6666 shares of Common Stock (266,664 shares after the effect of the 40,000 to 1 stock split to be effected immediately preceding the Offering).

  At December 31, 1997, the Company, through its operating subsidiary, Premier Graphics, is a borrower under a $60 million Amended and Restated Loan and Security Agreement dated December 16, 1997, with General Electric Capital Corporation ("Senior Lender"). Proceeds from the loan agreement have been used primarily to finance the 1997 acquisitions. At December 31, 1997, the loan agreement was comprised of a Term Loan-A of $30 million, a Term Loan-B of $17.8 million, and an unused acquisition line of $12.2 million. The Term Loan-A is due in 19 quarterly installments of approximately $937,500, plus a final principal payment due in December, 2002; interest on the Term Loan-A which is payable monthly is based on a LIBOR-adjusted rate (8.94% at December 31, 1997). The Term Loan-B is due in 19 quarterly installments of $25,000, with a final principal payment due in December, 2002; interest on the Term Loan-B at an annual rate of 12% is payable monthly, and the Company has an option to convert such rate to a variable rate. The Term Loan-A is subject to a prepayment penalty which declines from 3% in the first year to 0% after the third year; the Term Loan-B is not subject to a prepayment penalty. The Loan Agreement contains mandatory prepayment provisions which are based on annual excess cash flows, as defined in the credit agreement. The Term Loans are collateralized by substantially all of the Company's tangible and intangible assets. The Term Loans are subject to various covenants, including limits on dividends, additional debt, total liabilities and capital expenditures, and the maintenance of levels of EBITDA (as defined) and interest, fixed charge, and leverage ratios. In conjunction with obtaining the Term Loans, the Company incurred fees of approximately $1 million; the Company also issued to the Senior Lender a common stock warrant which is described in Note 12 to the Company's consolidated financial statements.

  In connection with the various acquisitions in 1997, the Company has issued subordinated unsecured notes to the respective sellers. These subordinated notes, which totaled $4.8 million and $10.9 million at June 30, 1997 and December 31, 1997, respectively, are due in seven years, bear interest at 12% (payable monthly), and generally are subject to 20% prepayment penalties.

  In connection with its acquisition of B&M Printing Company, Inc. in 1992, the Company issued notes to the sellers in the aggregate amount of $1.3 million. The notes bear interest at 10%, payable quarterly, and the principal is due on November 30, 2002. The Company granted rights to purchase Common Stock to these sellers in June 1997, in return for certain modifications to the related loan agreements. Effectively, the holders have the right, if there has been a public offering of the Company's Common Stock, to acquire up to approximately $430,000 of Common Stock at an exercise price equal to the of the Company's Common Stock initial public offering price; such rights expire three years after any initial public offering of the Company's Common Stock.

  In connection with a June 1997 acquisition, the Company issued a $1,090,000 non-interest bearing note payable to the seller maturing in May, 2007. The Company recorded the note at its net present value and is amortizing the discount thereon over the life of the note using the interest method. The note is classified above as "other" long-term debt.

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


  The cash portion of the Hederman acquisition was funded by a $5.9 million borrowing under on the Company's acquisition line under its Amended and Restated Credit Agreement with its Senior Lender. In connection with this financing, the Company agreed to certain modifications to the credit agreement, including an increase in the quarterly amortization of the Term Loan-B from $25,000 to $50,000.

  The cash portion of the Phillips Litho acquisition was financed by a $15 million term loan from its Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July 1998, and a twentieth and final installment, in March 2003, of the remaining balance. Interest at an annual rate of 12% is payable monthly, provided that the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan. In consideration for the loan, the Company agreed to pay to the Senior Lender an origination fee of $500,000.

  The cash portion of the Harperprints acquisition was financed with $6.5 million in proceeds from a $10 million term loan from its Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July, 1998, and a twentieth and final installment, in March 2003, of the remaining balance. Interest at an annual rate of 12% is payable monthly; provided that the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan. In consideration for the loan, the Company issued a warrant to the Senior Lender which allows the Senior Lender to acquire a number of shares of Common Stock equivalent to $2.2 million divided by the initial public offering price of the Common Stock. The warrant has an exercise price of $100, and the holder may require the Company to redeem the warrant under certain conditions at a price equivalent to the then fair value of the underlying common stock at that date.

  The cash portion of the McQuiddy acquisition will be funded by an advance of $6.3 million from the Company's acquisition line under its Amended and Restated Credit Agreement with its Senior Lender as well as the remaining $3.5 million from the Harperprints loan. The draw under the acquisition line will be repayable at March 2003.

  In connection with the financings of the 1998 acquisitions,the Company and the Senior Lender also entered into an exchange agreement whereby the Company issued 177,776 shares (based on the 40,000 to 1 stock split to be effected immediately prior to the Offering) of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.01 ("Series A Preferred Stock") in exchange for the senior lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($12.81 per share); dividends are payable quarterly and may be paid in cash and/or in kind. The Series A Preferred Stock is convertible into Common Stock at the holder's option at a ratio of 1 share of Common Stock for each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of year seven, if the Sirrom note has been repaid, at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis.

3. PRO FORMA ACQUISITION ADJUSTMENTS--BALANCE SHEET

  a) To record the proceeds from borrowings used to fund the cash portions of the acquisition (approximately $3.3 million) and refinancing of debt (approximately $4.6 million),.

  b) To record the issuance of notes and warrants issued to sellers as partial consideration for the acquisitions.

  c) To eliminate the historical equity accounts of McQuiddy.

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


  d) To record the purchase of McQuiddy.

                                                                    PRO FORMA
                                       (A)   (B)     (C)     (D)    ADJUSTMENT
                                      ----- ------  ------  ------  ----------
                                                 (IN THOUSANDS)
   Cash.............................. 7,857    --      --   (7,857)      --
   Inventory.........................   --     --      --       60        60
   Property, plant & equipment.......   --     --      --    1,222     1,222
   Goodwill..........................   --     --   (3,622)  3,622       --
   Current installments of long-term
    debt.............................   --     --      --   (1,055)   (1,055)
   Long-term debt:
     Finance company................. 7,857    --      --      --      7,857
     Sellers' notes..................   --   1,503     --      --      1,503
     Other...........................   --     --      --   (3,024)   (3,024)
   Deferred tax liability............   --     --      --    1,074     1,074
   Shareholders' equity..............   --  (1,503) (3,622)     52    (5,073)
                                      ----- ------  ------  ------    ------
     Total...........................   --     --      --      --        --
                                      ===== ======  ======  ======    ======

4. PRO FORMA OFFERING ADJUSTMENTS--BALANCE SHEET

  a) To record the proceeds ($40.8 million) from the issuance of 3,400,000 shares of the Company's Common Stock, net of $3.8 million underwriting discounts and estimated offering costs, primarily consisting of accounting and legal fees, filing and listing fees, and printing expenses.

  b) To record the effect of the exercise of a common stock warrant to acquire 266,664 shares of Common Stock (200,000 shares of which are being offered by the Selling Shareholder in the Offering).

  c) To record the payment of accrued acquisition advisory costs ($3.0 million), the repayment of the Sirrom debt ($4.3 million), and the partial repayment of the senior debt ($29.7 million), and the write-off of the deferred loan costs and unamortized debt discounts associated with the debt repaid ($610,000 and $3.0 million, respectively).

  d) The net effect on shareholders' equity includes the net proceeds of the Offerings ($37.0 million) plus the exercise of a warrant ($2.0 million) and less the write-off of deferred financing costs and unamortized debt discount ($3.6 million).

5. PRO FORMA ACQUISITION ADJUSTMENTS--STATEMENT OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1997:

  a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (c) below), and (3) changes in estimated useful lives.

  b) To record reductions in rent expense related to equipment previously leased, which were acquired as a part of the acquisitions.

  c) To record additional rent expense for facilities not acquired, but to be leased from the former owner of the company acquired as a part of the acquisition agreement.

  d) To record increased cost of sales arising from the stepped-up basis in inventory as a result of applying purchase accounting.

  e) To record the amortization ($1.0 million annually) of goodwill ($40.9 million) arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by an acquired company.

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


  f) To record a reduction in compensation from historical amounts to amounts agreed to as a part of the acquisition agreements.

  g) To record additional interest expense and related amortization arising from the financings of the acquisitions, including interest on seller subordinated notes at 12% and senior debt at rates ranging from 9% to 13.25%.

  h) To record the elimination of the adjustment of a redeemable warrant to fair value; on a pro forma basis, effective January 1, 1997 the warrant was exchanged for redeemable preferred stock as a part of the financing of the 1998 acquisitions.

  i) To eliminate income tax expense, as the Company would have had a consolidated net loss on a pro forma basis.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the 1997 and 1998 acquisitions and financings thereof as if they had occurred on January 1, 1997:

                                        IN THOUSANDS
                         ----------------------------------------------  PRO FORMA
                          (A)    (B)   (C) (D) (E) (F)    (G)  (H) (I)   ADJUSTMENT
                         ------  ----  --- --- --- ----  ----- --- ----  ----------
Cost of sales........... (2,611) (241) 300 128                             (2,424)
Selling, general and
 administrative
 expenses...............    147                 93 (743)                     (503)
Interest expense........                                 7,429              7,429
Amortization of
 goodwill...............
Other expense...........                                       455            455
Income taxes............                                           (850)     (850)

  THREE MONTHS ENDED MARCH 31, 1997:

  a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (b) below), and (3) changes in estimated useful lives.

  b) To record additional rent expense for facilities not acquired, but to be leased from the former owner of the acquired company as a part of the acquisition agreement.

  c) To record reduction in rent expense related to equipment previously leased, which was acquired as a part of the acquisition.

  d) To record increased cost of sales arising from the stepped-up basis in inventory as a result of applying purchase accounting.

  e) to record the amortization of goodwill arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by acquired company.

  f) To record a reduction in compensation from historical amounts to amounts agreed to as a part of the acquisition agreements.

  g) To record additional interest expense and related amortization arising from the financings of the acquisitions, including interest on seller notes at 12% interest and senior debt at rates ranging from 8.2% to 13.25%.

  The following table summarized the pro forma statement of operations adjustments necessary to reflect the 1997 and 1998 acquisitions and financings thereof as if they had occurred on January 1, 1997 for the quarter ended 3/31/97:

                                               (IN THOUSANDS)
                                 ---------------------------------------------
                                                                    PRO FORMA
                                 (A)   (B) (C)   (D) (E) (F)   (G)  ADJUSTMENT
                                 ----  --- ----  --- --- ---  ----- ----------
Cost of sales................... (663)  75 (121) 531                   (178)
Selling, general and
 administrative expenses........   22                 18 (98)            (5)
Other expense...................                              2,304   2,304

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

  THREE MONTHS ENDED MARCH 31, 1998:

  a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (b) below), and (3) changes in estimated useful lives.

  b) To record additional rent expense for facilities not acquired, but to be leased from the former owner of the acquired company as a part of the acquisition agreement.


  c) To record the amortization of goodwill arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by acquired company.

  d) To record additional interest expense arising from the financings of the acquisitions, including interest on seller notes at 12% interest and senior debt at rates ranging from 8.2% to 13.25%.

  e) To record the loss on sale of a building as a result of the acquisition.

  f) To eliminate income tax expense, as the Company would have had a consolidated net loss on a pro forma basis.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the 1998 acquisitions and financings thereof as if they had occurred on January 1, 1998:

                                             IN THOUSANDS
                                    -------------------------------- PRO FORMA
                                    (A)   (B)  (C) (D)   (E)    (F)  ADJUSTMENT
                                    ----  ---  --- --- ------- ----- ----------
   Cost of sales................... (181)   50                           (131)
   Selling, general and
    administrative expenses........ (41)        46                          5
   Interest expense................                734                    734
   Other expense...................                    (1,199)         (1,199)
   Income taxes....................                            (161)     (161)

6. PRO FORMA OFFERING ADJUSTMENTS--STATEMENT OF OPERATIONS

  a) To record the elimination of the adjustment of the redeemable warrant to fair value; on a pro forma, as adjusted basis, the warrant was exercised and shares of Common Stock were issued effective January 1, 1997.

  b) To record the decrease in interest expense, including amortization of deferred financing costs and contractual rate reductions, resulting from the repayment of Sirrom and senior debt with proceeds of the Offering.

  c) To record the income tax effect of the above adjustments; income taxes are provided at a combined 43% rate, reflecting federal and state taxes at the estimated statutory rates adjusted for nondeductible goodwill.

7. PRO FORMA EARNINGS PER SHARE

  Basic earnings per share (EPS) are computed by dividing net earnings (loss) less the preferred stock dividend requirement by the weighted-average number of common shares outstanding (4,000,000 in 1997); as adjusted for the public offering, outstanding shares also include 3,400,000 shares issued by the Company in the Offering and 266,664 shares issued to a warrant holder in April, 1998 (200,000 shares of which will be sold in the Offering).

  Diluted EPS are computed assuming the conversion or exercise of dilutive potential equity instruments. In the Diluted EPS calculations for both pro forma and pro forma, as adjusted, conversion of the Series A Preferred Stock is not assumed because of its antidilutive effect. Exercise of the Senior Lender's warrant is not assumed in the pro forma calculation because of its antidilutive effect. Exercise of the option effect of the deferred

                             MASTER GRAPHICS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

compensation contracts is not assumed in the pro forma calculation because the option would not be exercisable until the initial public offering; additionally, if exercisable, the effect would have been antidilutive.

  Following is a reconciliation of the calculation of basic and diluted earnings per share :

                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                         -----------------------------------------------------------------------
                               YEAR ENDED          THREE MONTHS ENDED      THREE MONTHS ENDED
                           DECEMBER 31, 1997         MARCH 31, 1997          MARCH 31, 1998
                         ----------------------- ----------------------- -----------------------
                                      PRO FORMA               PRO FORMA               PRO FORMA
                         PRO FORMA   AS ADJUSTED PRO FORMA   AS ADJUSTED PRO FORMA   AS ADJUSTED
                         ----------  ----------- ----------  ----------- ----------  -----------
Net earnings (loss)..... $   (5,482) $      893  $   (1,059) $      156  $     (656) $      370
Less preferred stock
 dividend requirement...        114         114          29          29          29          29
Less accretion of
 preferred stock
 discount...............        116         116          29          29          29          29
                         ----------  ----------  ----------  ----------  ----------  ----------
Net earnings (loss)
 available for common
 shareholders........... $   (5,712) $      663  $   (1,117) $       98  $     (714) $      312
                         ==========  ==========  ==========  ==========  ==========  ==========
Basic--Average shares
 outstanding............  4,000,000   7,666,664   4,000,000   7,666,664   4,000,000   7,666,664
                         ==========  ==========  ==========  ==========  ==========  ==========
    Basic EPS........... $    (1.43) $     0.09  $    (0.28) $     0.01  $    (0.18) $     0.04
                         ==========  ==========  ==========  ==========  ==========  ==========
Diluted:
  Average shares
   outstanding..........  4,000,000   7,666,664   4,000,000   7,666,664   4,000,000   7,666,664
  Assumed exercise of:
    Deferred
     compensation
     contract...........        --       83,333         --       83,333         --       83,333
    Warrant.............        --      183,333         --      183,333         --      183,333
                         ----------  ----------  ----------  ----------  ----------  ----------
                          4,000,000   7,933,330   4,000,000   7,933,330   4,000,000   7,933,330
                         ==========  ==========  ==========  ==========  ==========  ==========
    Diluted EPS......... $    (1.43) $     0.09  $    (0.28) $     0.01  $    (0.18) $     0.04
                         ==========  ==========  ==========  ==========  ==========  ==========

(8) OTHER MATTERS

  The pro forma condensed consolidated balance sheet reflects the write-off of unamortized deferred financing costs ($610,000) and loan discounts ($3,046,000) as a result of the repayment of certain loans with proceeds from the Offering. This expense has been appropriately excluded from the pro forma condensed consolidated statement of operations, but will be reflected in the Company's historical consolidated financial statements in 1998 as an extraordinary loss on extinguishment of debt.

  The Company's historical consolidated financial statements as of and for the six months ended December 31, 1997 include a provision for deferred compensation of approximately $750,000 related to employment arrangements with certain officers. Since these arrangements were not directly related to the acquisitions or the Offering, the provision has not been eliminated from the pro forma condensed consolidated balance sheet or statement of operations.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors Master Graphics, Inc. and subsidiary:

  We have audited the consolidated balance sheets of Master Graphics, Inc. and subsidiary as of June 30, 1996 and 1997, and December 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the two-year period ended June 30, 1997 and the six-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Master Graphics, Inc. and subsidiary as of June 30, 1996 and 1997 and December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1997 and the six-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
April 7, 1998, except as to the third
paragraph of Note 1, which is as of
May 14, 1998.

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Master Printing, Inc.:

  We have audited the accompanying consolidated statements of operations, changes in stockholder's equity and cash flows of Master Printing, Inc. and Subsidiary for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Master Printing, Inc. and Subsidiary for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                               Thompson Dunavant PLC

Memphis, Tennessee
March 20, 1998

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                 JUNE 30,
                                          -----------------------  DECEMBER 31,
                                             1996        1997          1997
                                          ----------  -----------  ------------
                 ASSETS
Current assets:
  Cash and cash equivalents.............. $        0  $   497,579  $ 1,173,812
  Trade accounts receivable, net.........  2,053,434    6,947,608   14,989,796
  Inventories:
    Raw materials and supplies...........     47,661      883,920    1,926,692
    Work-in-process......................    127,773      852,973    2,909,206
                                          ----------  -----------  -----------
     Total inventories...................    175,434    1,736,893    4,835,898
  Deferred income taxes..................          0            0      160,698
  Prepaid expenses and other current
   assets................................    771,852      475,400    1,319,609
                                          ----------  -----------  -----------
    Total current assets.................  3,000,720    9,657,480   22,479,813
                                          ----------  -----------  -----------
Property, plant and equipment, net.......  2,007,410   20,472,214   29,550,176
Goodwill, net............................          0    4,908,380   28,853,263
Deferred loan costs, net.................          0      777,023    1,396,096
Due from shareholder.....................    950,000      950,000    3,894,726
Other....................................    467,500      449,862      209,604
                                          ----------  -----------  -----------
    Total assets......................... $6,425,630  $37,214,959  $86,383,678
                                          ==========  ===========  ===========
  LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term
   debt.................................. $  161,526  $ 1,813,696  $ 3,833,844
  Accounts payable.......................  1,062,725    2,822,173    5,465,707
  Accrued expenses.......................    490,848    1,965,188    6,489,064
                                          ----------  -----------  -----------
    Total current liabilities............  1,715,099    6,601,057   15,788,615
                                          ----------  -----------  -----------
Bank line of credit......................    113,309            0      569,561
Long-term debt, net of current install-
 ments...................................  2,519,267   28,797,993   64,913,896
Deferred income taxes....................    234,623      397,499    2,266,160
Other liabilities........................          0            0    1,065,046
Redeemable common stock warrants.........          0      638,176    3,376,060
Commitments and contingencies
Shareholder's equity:
  Common stock (no par value at June 30,
   1996; $0.001 par value at June 30,
   1997 and December 31, 1997);
   100,000,000 shares authorized;
   4,000,000 shares issued and
   outstanding in all periods............    100,000        4,000        4,000
  Additional paid-in capital.............  2,100,000    2,406,213    3,849,748
  Retained earnings (deficit)............   (356,668)  (1,629,979)  (5,449,408)
                                          ----------  -----------  -----------
    Total shareholder's equity
     (deficit)...........................  1,843,332      780,234   (1,595,660)
                                          ----------  -----------  -----------
                                          $6,425,630  $37,214,959  $86,383,678
                                          ==========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    SIX MONTHS
                                   YEARS ENDED JUNE 30,               ENDED
                            -------------------------------------  DECEMBER 31,
                               1995         1996         1997          1997
                            -----------  -----------  -----------  ------------
Net revenue...............  $11,426,172  $13,243,535  $13,432,719  $32,394,430
Cost of revenue...........    8,928,152    9,954,851   11,311,910   26,528,378
                            -----------  -----------  -----------  -----------
  Gross profit............    2,498,020    3,288,684    2,120,809    5,866,052
Selling, general and ad-
 ministrative expenses....    2,570,124    2,691,257    3,021,102    5,990,167
Amortization of goodwill..            0            0            0       97,800
                            -----------  -----------  -----------  -----------
  Operating income
   (loss).................      (72,104)     597,427     (900,293)    (221,915)
Other income (expense):
  Redeemable warrant valu-
   ation adjustment.......            0            0            0   (1,635,173)
  Interest income.........       66,645       67,726       67,777       48,304
  Interest expense........     (333,893)    (375,890)    (438,686)  (2,181,247)
  Other, net..............       43,780       44,479       23,265      190,602
                            -----------  -----------  -----------  -----------
    Other income (ex-
     pense), net..........     (223,468)    (263,685)    (347,644)  (3,577,514)
                            -----------  -----------  -----------  -----------
  Income (loss) before in-
   come taxes.............     (295,572)     333,742   (1,247,937)  (3,799,429)
Income tax expense (bene-
 fit).....................      (86,374)     161,361       25,374       20,000
                            -----------  -----------  -----------  -----------
  Net earnings (loss).....  $  (209,198) $   172,381  $(1,273,311) $(3,819,429)
                            ===========  ===========  ===========  ===========
Earnings per share:
  Basic...................  $     (0.05) $      0.04  $     (0.32) $     (0.95)
                            ===========  ===========  ===========  ===========
  Diluted.................  $     (0.05) $      0.04  $     (0.32) $     (0.95)
                            ===========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                 YEARS ENDED JUNE 30, 1995, 1996 AND 1997, AND
                       SIX MONTHS ENDED DECEMBER 31, 1997

                             COMMON STOCK    ADDITIONAL  RETAINED         TOTAL
                          ------------------  PAID-IN    EARNINGS     SHAREHOLDER'S
                           SHARES    AMOUNT   CAPITAL    (DEFICIT)   EQUITY (DEFICIT)
                          --------- -------- ---------- -----------  ----------------
Balances at June 30,
 1994...................  4,000,000 $100,000 $2,100,000 $  (319,851)   $ 1,880,149
  Net earnings (loss)
   for year ended June
   30, 1995.............                                   (209,198)      (209,198)
                          --------- -------- ---------- -----------    -----------
Balances at June 30,
 1995...................  4,000,000  100,000  2,100,000    (529,049)     1,670,951
  Net earnings (loss)
   for year ended June
   30, 1996.............                                    172,381        172,381
                          --------- -------- ---------- -----------    -----------
Balances at June 30,
 1996...................  4,000,000  100,000  2,100,000    (356,668)     1,843,332
  Effects of re-incorpo-
   ration...............             -96,000     96,000                          0
  Issuance of seller
   warrants.............                        210,213                 (1,063,098)
  Net earnings (loss)
   for year ended June
   30, 1997.............                                 (1,273,311)
                          --------- -------- ---------- -----------    -----------
Balances at June 30,
 1997...................  4,000,000    4,000  2,406,213  (1,629,979)       780,234
  Issuance of seller
   warrants.............                      1,443,535                  1,443,535
  Net earnings (loss)
   for six months ended
   December 31, 1997....                                 (3,819,429)    (3,819,429)
                          --------- -------- ---------- -----------    -----------
Balances at December 31,
 1997...................  4,000,000 $  4,000 $3,849,748 $(5,449,408)   $(1,595,660)
                          ========= ======== ========== ===========    ===========


          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 YEARS ENDED JUNE 30,          SIX MONTHS ENDED
                            ---------------------------------    DECEMBER 31,
                              1995       1996        1997            1997
                            ---------  ---------  -----------  ----------------
Cash flows from operating
 activities:
 Net earnings (loss).......  (209,198)   172,381   (1,273,311)    (3,819,429)
 Adjustments to reconcile
  net income to net cash
  from operating
  activities:
  Depreciation.............   416,549    275,343      293,037      1,087,288
  Amortization of
   intangibles.............   330,000    330,000      330,000        325,621
  Deferred compensation
   provision...............       --         --           --         765,046
  Redeemable warrants
   adjustment..............       --         --           --       1,635,173
  Deferred income taxes....   (70,295)    63,213      162,876            --
  (Gain) loss on disposal
   of equipment............       --     (10,000)         --             --
  Changes in operating
   assets and liabilities,
   net of effect of
   business acquisitions:
   Trade accounts
    receivable.............  (461,156)  (128,534)  (1,124,340)       459,020
   Inventories.............   (16,185)    81,195     (300,098)       651,156
   Other assets............   (75,032)  (622,446)     197,589       (499,125)
   Accounts payable........    44,541    260,685      797,084        (14,623)
   Accrued expenses........   (10,973)   206,235      837,414      1,902,727
                            ---------  ---------  -----------    -----------
    Net cash provided by
     (used in) operating
     activities............   (51,749)   628,072      (79,749)     2,492,854
                            ---------  ---------  -----------    -----------
Cash flows from investing
 activities:
 Business acquisitions, net
  of cash acquired.........                       (13,392,127)   (28,511,229)
 Purchases of equipment....   (47,390)  (373,836)  (4,151,336)      (328,309)
 Proceeds from sale of
  equipment................       --      10,000          --             --
                            ---------  ---------  -----------    -----------
    Net cash used in
     investing activities..   (47,390)  (363,836) (17,543,463)   (28,839,538)
                            ---------  ---------  -----------    -----------
Cash flows from financing
 activities:
 Net borrowings
  (repayments) on lines of
  credit...................   384,919   (271,610)    (113,309)       569,561
 Proceeds from issuance of
  long-term debt...........       --         --    20,821,586     27,940,625
 Principal payments of
  long-term debt...........  (596,083)  (291,187)  (1,380,793)      (777,875)
 Loan costs incurred.......       --         --      (777,023)      (709,394)
                            ---------  ---------  -----------    -----------
    Net cash provided by
     (used in) financing
     activities............  (211,164)  (562,797)  18,550,461     27,022,917
                            ---------  ---------  -----------    -----------
Net increase (decrease) in
 cash......................  (310,303)  (298,561)     927,249        676,233
Cash (overdraft) at
 beginning of period.......   179,194   (131,109)    (429,670)       497,579
                            ---------  ---------  -----------    -----------
Cash (overdraft) at end of
 period.................... $(131,109) $(429,670) $   497,579    $ 1,173,812
                            =========  =========  ===========    ===========

                See accompanying notes to financial statements.

                             MASTER GRAPHICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1996 AND 1997, AND DECEMBER 31, 1997

(1) BASIS OF PRESENTATION

  Master Graphics, Inc. and its wholly-owned operating subsidiary, Premier Graphics, Inc. (collectively the "Company") are engaged in the business of commercial printing, with 8 facilities in 6 states. Prior to June, 1997, the Company was comprised of a holding company, Master Printing, Inc. and its wholly-owned operating subsidiary, B&M Printing, Inc. In June, 1997, the sole shareholder of Master Printing, Inc. formed a new corporate holding company, Master Graphics, Inc., and merged Master Printing, Inc. into Master Graphics, Inc. Contemporaneously, Master Graphics, Inc. formed a new wholly-owned subsidiary, Premier Graphics, Inc., and merged B&M Printing, Inc. into Premier Graphics, Inc. References in these consolidated financial statements to the Company for periods prior to the June, 1997 transactions described above are to Master Printing, Inc. and B&M Printing, Inc. consolidated. The transactions discussed above were among entities totally controlled by the sole shareholder, and, as such, gave rise to no changes in accounting or reporting, other than an adjustment to the Company's shareholder's equity as a result of changing the par value of common stock from no par value to $0.001 per share.

  The Company operated on a fiscal year ending June 30, through its year ended June 30, 1997. In conjunction with the corporate reorganization described above and the acquisitions and related financings described in Notes 3 and 5 below, the Company changed its fiscal year-end to December 31.

  On May 14, 1998, the Board of Directors of the Company approved a 40,000 to 1 stock split. All references to share and per share amounts in these Consolidated Financial Statements have been retroactively restated to reflect the stock split.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The consolidated financial statements include the accounts of Master Graphics, Inc. and its wholly-owned subsidiary after the elimination of intercompany transactions.

 (b) Use of Estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

 (d) Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 (e) Property, Plant and Equipment

  Property, plant, and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the related property, generally fifteen to forty years. Amortization of assets held under capital leases is included with depreciation expense.

                             MASTER GRAPHICS, INC.

  Expenditures which materially increase values or extend the useful lives of assets are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against income as incurred. Depreciation expense for fiscal years 1995, 1996 and 1997 and the six months ended December 31, 1997 was $417,000, $275,000, $293,000 and $1,087,000, respectively.

 (f) Intangibles

  Goodwill represents costs in excess of the fair value of the net assets of businesses acquired in 1997. Goodwill is being amortized over forty years, using the straight-line method; accumulated amortization of goodwill was $97,800 at December 31, 1997, respectively. The Company periodically assesses the recoverability of goodwill based on reviews of estimated future results of operations and cash flows.

  Costs incurred in obtaining long-term financing are deferred and subsequently amortized, using the interest method over the life of the respective financing, as a component of interest expense. Accumulated amortization at December 31, 1997 was approximately $90,000.

 (g) Income Taxes

  The Company follows the asset and liability method for deferred income taxes as required by the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

 (h) Financial Instruments

  The Company's financial instruments recorded on the consolidated balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. The fair value of long-term debt, which approximates its carrying value, is based on rates available to the Company for debt with similar terms and maturities.

 (i) Revenue Recognition

  Substantially all revenue is recognized when products are shipped to customers.

 (j) Earnings Per Share

  Basic earnings per share for each period presented has been computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding. Diluted earnings per share are calculated by dividing net earnings (loss) by the sum of (1) the weighted-average number of shares outstanding and (2) the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. A reconciliation of calculation of basic and diluted earnings per share is presented in Note 13.

(3) ACQUISITIONS

  On June 19, 1997, the Company acquired all of the outstanding common stock of Blackwell Lithographers, Inc. and of Lithograph Printing Company of Memphis, and the assets of Sutherland Printing Company. All of these businesses are engaged in commercial printing. The acquisitions were paid for with a combination of cash ($10.4 million), notes given to the sellers ($5.1 million) (see Note 5), and warrants to acquire common stock (valued at $210,000) (see Note 12). In addition, the Company incurred other acquisition costs totaling approximately $470,000. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Blackwell, Lithograph and Sutherland have been included in the Company's

                             MASTER GRAPHICS, INC.

consolidated financial statements from June 19, 1997. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $4.9 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  During the six months ended December 31, 1997, the Company acquired all of outstanding common stock of the following companies: as of September 22, 1997--The Argus Press, Inc.; as of December 16, 1997-- Phoenix Communications, Inc., and Jones Printing Company, Inc. All of these businesses are engaged in commercial printing. Their acquisitions were paid for with a combination of cash ($17.8 million), notes given to the sellers ($6.2 million) (see Note 5), and warrants to acquire common stock (valued at $1.4 million) (see Note 12). In addition, the Company incurred other acquisition costs totaling approximately $2.3 million. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Argus have been included in the Company's consolidated financial statements from September 22, 1997, and the results of operations of Phoenix and Jones have been included in the Company's consolidated financial statements from December 16, 1997. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $23 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years. The Phoenix and Jones stock purchase agreements also provide for additional payments over the next three years contingent on future cash flows, as defined, of the respective businesses.

  The following unaudited pro forma financial information presents the combined results of operations of the Company and the acquired businesses as if the acquisitions had occurred as of the beginning of the Company's fiscal year beginning July 1, 1996, after giving effect to certain adjustments, including amortization of goodwill, adjusted depreciation expense and increased interest expense on debt related to the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and the acquired businesses constituted a single entity during such periods.

                               YEAR ENDED      YEAR ENDED    SIX MONTHS ENDED
                              JUNE 30, 1996  JUNE 30, 1997   DECEMBER 31, 1997
                              -------------  --------------  -----------------
     Net revenue............. $91.9 million  $100.6 million    $51.7 million
                              =============  ==============    =============
     Net earnings (loss)..... $(3.6 million) $ (3.3 million)   $(4.4 million)
                              =============  ==============    =============
     Net earnings (loss) per
      share.................. $       (0.91) $        (0.82)   $       (1.11)
                              =============  ==============    =============

  See Note 15 "Subsequent Events" regarding 1998 acquisitions.

(4) BANK LINE OF CREDIT

  The Company has a $7.5 million working capital line of credit agreement with a commercial bank. Borrowings under the credit agreement are limited by a borrowing base calculation which is based generally on 85% of eligible receivables and 50% of eligible inventory, as defined. Interest is based on the bank's floating index rate (8.5% at December 31, 1997) and is payable monthly. The line of credit is secured primarily by the Company's accounts receivables, inventory, and intangible assets. The credit agreement contains various restrictive covenants, including the maintenance of certain financial ratios. The credit agreement expires on, and all outstanding balances must be repaid by, March 31, 2000. The working capital line of credit replaced a previously outstanding $750,000 revolving line of credit.

                             MASTER GRAPHICS, INC.

(5) LONG-TERM DEBT

  Long-term debt consisted of:

                                                    JUNE 30,
                                             ---------------------- DECEMBER 31,
                                                1996       1997         1997
                                             ---------- ----------- ------------
   Term Loans............................... $        0 $20,500,000 $46,904,824
   Sirrom note..............................          0   3,661,824   3,454,289
   Sellers' notes...........................  1,300,000   6,098,811  12,200,000
   8.84% note payable.......................  1,364,079           0           0
   Other, primarily capital lease...........     16,714     351,054   6,188,627
                                             ---------- ----------- -----------
                                              2,680,793  30,611,689  68,747,740
   Less current installments................    161,526   1,813,696   3,833,844
                                             ---------- ----------- -----------
   Long-term debt, net...................... $2,519,267 $28,797,993 $64,913,896
                                             ========== =========== ===========

  The Term Loans are net of unamortized discount of approximately $900,000 at December 31, 1997. The Sirrom note is net of unamortized discount of approximately $638,196 and $845,711 at June 30, 1997 and December 31, 1997, respectively.

  In June, 1997 the Company borrowed $4.3 million from Sirrom Capital Corporation ("Sirrom") to partially finance its June, 1997 business acquisitions described on Note 3. The loan bears interest at 13.25%, payable monthly, and the principal is due in May, 2002, with no penalty for early repayment. The loan is subject to a security agreement, with collateral consisting of all equipment, inventory, accounts receivable, and intangible assets. In conjunction with the obtaining of the loan, the Company paid a processing fee of $107,500 and issued to Sirrom a common stock warrant more fully described in Note 12.

  The Company, through its operating subsidiary, Premier Graphics, is a borrower under a $60 million Amended and Restated Loan and Security Agreement dated December 16, 1997, with General Electric Capital Corporation ("Senior Lender"). Proceeds from the loan agreement have been used primarily to finance the business acquisitions more fully described in Note 3. At December 31, 1997, the loan agreement was comprised of a Term Loan-A of $30 million, a Term Loan-B of $17.8 million, and an unused Acquisition Line of $12.2 million to finance future acquisitions. The Term Loan-A is due in 19 quarterly installments of approximately $937,500, plus a final principal payment due in December, 2002; interest on the Term Loan-A which is payable monthly is based on a LIBOR-adjusted rate (8.94% at December 31, 1997). The Term Loan-B is due in 19 quarterly installments of $25,000, with a final principal payment due in March, 2003; interest on the Term Loan-B which is payable monthly is at 12%, and the Company has an option to convert to a variable rate. The Term Loan-A is subject to a prepayment penalty which declines from 3% in the first year to 0% after the third year; the Term Loan-B is not subject to a prepayment penalty. The Loan Agreement contains mandatory prepayment provisions which are based on annual excess cash flows, as defined. The Term Loans are collateralized substantially all of the Company's tangible and intangible assets. The Term Loans are subject to various covenants, including limits on dividends, additional debt, total liabilities and capital expenditures, and the maintenance of levels of EBITDA (as defined) and interest, fixed charge, and leverage ratios. In conjunction with the acquisitions and financings thereof, the Company incurred fees of approximately $2.4 million, of which payment of $1.5 million is deferred to the earlier of an initial public offering or June 30, 1998; the Company also issued to the Senior Lender a common stock warrant which is described in Note 12.

  In connection with the various business acquisitions in 1997, the Company has issued subordinated notes to the respective sellers. These subordinated notes, which totaled $4.8 million and $10.9 million at June 30, 1997 and December 31, 1997, respectively, are due in seven years, bear interest at 12 percent, and generally are subject to 20 percent prepayment penalties.

                             MASTER GRAPHICS, INC.

  In connection with its acquisition of B&M Printing Company, Inc. in 1992, the Company issued notes to the sellers in the aggregate amount of $1.3 million. The notes bear interest at 10%, payable quarterly, and the principal is due on November 30, 2002. The Company issued warrants to purchase common stock to these sellers in June, 1997, in return for certain modifications to the related loan agreements. Effectively, the warrants give the holders the right, if there has been a public offering, to acquire up to approximately $430,000 of common stock at an exercise price equal to the common stock's initial public offering price; the warrants expire three years after the Company's initial public offering

  The 8.84% note was payable in monthly installments of $22,750, including interest, through May, 2003, and is collateralized by certain machinery and equipment; the note was repaid in June, 1997.

  In connection with a June, 1997 acquisition, the Company issued a $1,090,000 non-interest bearing note payable to the seller maturing in June, 2007. The Company recorded the note at its net present value and is amortizing the discount thereon over the life of the note using the interest method. The note is classified above as "other" long-term debt.

  The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1997 are as follows: 1998, $3.8 million; 1999, $4.3 million; 2000, $4.1 million; 2001, $4.2 million; 2002, $36.9 million;
thereafter, $15.4 million.

  In March, 1998, the Company modified its existing Loan Agreement with its Senior Lender, and also entered into two additional loan agreements with the Senior Lender, all in conjunction with the business acquisitions which occurred in March, 1998 (see Note 15).

(6) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment was comprised of the following:

                                                    JUNE 30,        DECEMBER 31,
                                             ---------------------- ------------
                                                1996       1997         1997
                                             ---------- ----------- ------------
   Land..................................... $        0 $   175,918 $   175,918
   Buildings................................          0   1,401,460   1,385,545
   Leasehold improvements...................    556,673     889,792     991,055
   Machinery and equipment..................  4,907,835  20,170,099  29,508,005
   Furniture and fixtures...................    575,907   1,863,493   2,274,580
   Vehicles.................................    101,158     398,780     703,530
                                             ---------- ----------- -----------
                                              6,141,573  24,899,542  35,038,633
   Less accumulated depreciation............  4,134,163   4,427,328   5,488,457
                                             ---------- ----------- -----------
                                             $2,007,410 $20,472,214 $29,550,176
                                             ---------- ----------- -----------

(7) LEASES

  The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next 6 years. At December 31, 1997, the gross amount of plant and equipment and related accumulated amortization recorded under capital leases were $2,000,000 and $41,667, respectively. The recorded liability for capital leases is classified as other long-term debt.

  The Company also has several noncancelable operating leases, primarily for facilities and printing equipment, that expire over the next 7 years. Rental expense for operating leases during fiscal years 1995, 1996 and 1997 and the six months ended December 31, 1997 totaled $320,000, $410,000, $1,050,000, and
$398,000,

                             MASTER GRAPHICS, INC.

respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997 are:

                                                           CAPITAL   OPERATING
                                                            LEASES     LEASES
                                                          ---------- ----------
   Year ending December 31,
     1998...............................................  $  420,863 $1,177,061
     1999...............................................     411,753  1,171,846
     2000...............................................     411,753  1,171,294
     2001...............................................     411,753    801,053
     2002...............................................     411,753    654,737
     Later years, through 2005..........................     709,251    431,300
                                                          ---------- ----------
       Total minimum lease payments.....................  $2,777,126 $5,407,291
                                                          ---------- ----------
     Less amount representing interest (at rates ranging
      from 9.1% to 10.9%)...............................     669,181
                                                          ----------
     Present value of net minimum capital lease
      payments..........................................   2,107,945
     Less current installments of obligations under
      capital leases....................................     246,040
                                                          ----------
     Obligations under capital leases, excluding current
      installments......................................  $1,861,905
                                                          ==========

(8) RETIREMENT PLANS

  The Company has had a 401(k) profit sharing plan for the benefit of substantially all of the employees of B&M Printing, Inc., which includes a Company contribution matching a portion of the employees' contributions. The Company's contributions to the plan were approximately $25,000, $37,000, $40,000, and $24,000 for the years ended June 30, 1995, 1996, and 1997, and the six months ended December 31, 1997.

  The Company has retained the existing employee benefit plans of each of the companies acquired from June, 1997 through December, 1997. Each of the acquired companies had plans similar to the Company's B&M plan described above. The combined expense recognized for those plans subsequent to the sponsor company's acquisition was approximately $200,000.

(9) RELATED PARTY TRANSACTIONS

  As of December 31, 1997, the Company sold to its sole shareholder certain printing equipment which was considered to be redundant as a result of the various 1997 acquisitions. It is the shareholder's intent to sell the equipment to an unrelated third party. The equipment was sold at its net book value ($2.8 million), which the Company believes approximates its fair market value. The Company received a promissory note for the sale amount, which is classified as an other asset, with interest at LIBOR plus 3.25% (8.94 % at December 31, 1997); interest is payable annually and principal is due at the earlier of (1) December 31, 2002, (2) thirty days following an initial public offering of the Company's common stock, or (3) the sale of the equipment by the shareholder. The sales agreement also requires the shareholder to pay to the Company any sale proceeds in excess of the principal amount of the note. The Company remains liable to a third party lender for indebtedness on the equipment.

  The Company's sole shareholder also has a $950,000 note payable to the Company; the note is unsecured, bears interest at 7% payable semi-annually, and matures in December, 2002.

                             MASTER GRAPHICS, INC.

  The Company has leasing arrangements with its president and with certain of the former owners of the acquired companies (each of whom is a current employee of the Company) for certain plant facilities. The Company's aggregate annual obligation under these operating lease agreements is approximately $930,000, and the agreements generally expire from 2000 through 2004.

(10) INCOME TAXES

  Income tax expense consists of:

                                                   CURRENT   DEFERRED   TOTAL
                                                   --------  --------  --------
   Year ended June 30, 1995:
     U.S. Federal................................. $(62,632) $(10,075) $(72,707)
     State and local..............................        0   (13,667)  (13,667)
                                                   --------  --------  --------
                                                   $(62,632) $(23,742) $(86,374)
                                                   ========  ========  ========
   Year ended June 30, 1996:
     U.S. Federal.................................  147,770    18,978   166,748
     State and local..............................   13,010   (18,397)   (5,387)
                                                   --------  --------  --------
                                                   $160,780  $    581  $161,361
                                                   ========  ========  ========
   Year ended June 30, 1997:
     U.S. Federal.................................        0         0         0
     State and local..............................        0    25,374    25,374
                                                   --------  --------  --------
                                                   $      0  $ 25,374  $ 25,374
                                                   ========  ========  ========
   Six months ended December 31, 1997:
     U.S. Federal.................................        0         0         0
     State and local..............................   20,000         0    20,000
                                                   --------  --------  --------
                                                   $ 20,000  $      0  $ 20,000
                                                   ========  ========  ========

  Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                    YEARS ENDED JUNE 30,       SIX MONTHS ENDED
                                -----------------------------    DECEMBER 31,
                                  1995       1996     1997           1997
                                ---------  -------- ---------  -----------------
   Computed "expected" tax
    expense...................  $(100,494) $113,472 $(424,299)    $(1,291,806)
   Increase (reduction) in
    income taxes resulting
    from:
   Change in the beginning-of-
    the-year balance of the
    valuation allowance for
    deferred tax assets
    allocated to income tax
    expense...................                        527,347       1,272,296
   State and local income
    taxes, net of federal
    income tax benefit........    (10,913)   13,216   (48,418)       (150,457)
   Effect of S-Corporation
    termination...............        --        --        --         (318,296)
   Warrants valuation
    adjustment................        --        --        --          555,900
   Amortization of goodwill...        --        --        --           33,252
   Other, net.................     25,033    34,673   (29,256)        (80,889)
                                ---------  -------- ---------     -----------
                                $ (86,374) $161,361 $  25,374     $    20,000
                                =========  ======== =========     ===========

                             MASTER GRAPHICS, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1996 and 1997, and December 31, 1997 are presented below.

                                                     JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 ------- --------  ------------
   Deferred tax assets:
     Accounts receivable principally due to
      allowance for doubtful accounts........... $   510 $ 10,823   $  135,742
     Income tax loss carryforwards and tax
      credit carryforwards......................     --   527,347    1,466,926
     Vacation accrual...........................     --    29,272          --
     Alternative minimum tax credit
      carryforwards.............................     --       --        80,000
     Deferred compensation......................     --       --       252,717
     Other......................................     --     7,971      218,467
                                                 ------- --------   ----------
       Total gross deferred tax assets..........     510  575,413    2,153,852
   Less valuation allowance.....................     --  (527,347)  (1,799,643)
                                                 ------- --------   ----------
   Net deferred tax assets......................     510   48,066      354,209
   Deferred tax liabilities:
     Plant and equipment, principally due to
      differences in depreciation and
      capitalized interest...................... 235,133  295,496      380,996
     Purchase accounting adjustments............                     2,028,217
     Other......................................     --   150,069       50,458
                                                 ------- --------   ----------
   Total gross deferred liabilities............. 235,133  445,565    2,459,671
                                                 ------- --------   ----------
   Net deferred tax liability................... 234,623  397,499    2,105,462
                                                 ======= ========   ==========

  The valuation allowance for deferred tax assets as of June 30, 1997 and December 31, 1997 was $527,347 and $1,799,643, respectively. The net change in the total valuation allowance for the six months ended December 31, 1997 and the year ended June 30, 1997 was an increase of $1,272,296 and an increase of $527,347 due to a net operating loss and alternative minimum tax credit carryforwards, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is not more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1997.

  At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4 million which are available to offset future federal taxable income, if any, through 2010. In addition, the Company has alternative minimum tax credit carryforwards of approximately $80,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

(11) OTHER LIABILITIES

  As of December 31, 1997, the Company entered into deferred compensation agreement with its executive officers. In the aggregate, these agreements obligate the Company to pay a total of $1,000,000 to those officers

                             MASTER GRAPHICS, INC.

on December 31, 2002. The agreements allow the officers to receive common stock in lieu of cash, with the number of shares calculated based on the initial public offering price of the common stock. Such calls, for settlement in stock, may be exercised at any time after an initial public offering. The net present values of the ultimate obligation was accrued as compensation as of December 31, 1997, with the discount being amortized as additional compensation over the five year life of the agreement; an early exercise of the calls by the officers would result in an acceleration of the discount amortization.

(12) COMMON STOCK WARRANTS

 Sellers' Warrants

  As part of the consideration given in each of the acquisitions, the Company issued common stock warrants to the sellers. The terms of warrants were generally the same, stating that, if an initial public offering were to occur within ten years of the respective acquisition, the seller would have the ability to exercise his warrant at any time during the subsequent ten years. The exercise price is the initial public offering price, and the shares obtainable are generally the face amount of the sellers' notes divided by the initial public offering price. The estimated fair values of the warrants at the dates of issuance, which totaled $210,000 and $1.7 million at June 30, 1997 and December 31, 1997, respectively, has been recorded in shareholder's equity as additional paid-in capital.

 Lenders' Warrants

  In connection with the obtaining of a loan to partially fund its June, 1997 acquisitions, the Company issued a common stock warrant to Sirrom. The warrant granted Sirrom the right to acquire shares of common stock equivalent to six percent of the Company's outstanding shares on a diluted basis on the date of exercise. If the related debt has not been repaid by the second, third, fourth and fifth anniversary of the loan, then the percentage of shares obtainable increases to 8.67%, 11.34%, 14%, and 16.67%, respectively. The warrant, which has an exercise price of $0.01, expires on July 30, 2002. The warrant holder has piggy back registration rights, and also has an option to put the warrant back to the Company, if not previously exercised, during the last thirty days of the exercise period for a purchase price equal to the appraised fair value of the underlying common stock. In March, 1998, the holder exercised the warrant and was issued 266,664 shares of common stock.

  In connection with the obtaining of acquisition financing under its $60 million loan and security agreement, the Company issued to its Senior Lender a warrant to acquire a fully-diluted four percent interest in its outstanding common stock for a total purchase price of $100. The warrant expires, if unexercised, on September 26, 2007. The Senior Lender was granted demand and piggyback registration rights, and also has a right to put the warrant back to the Company under certain conditions, including the passage of three years, a change in control of the Company (as defined), an event of default under the loan agreement, or a repayment of substantially all of the senior debt. The redemption price of the warrant would be its current market value (as defined) at that date. The Company has the option to call the warrant under certain conditions, including the passage of five years, at a price equal to the warrant's current market value at that date. In March, 1998, these warrants were exchanged for redeemable, convertible preferred stock (see Note 14).

  Because both of the lenders' warrant agreements gave the holders the right to put the warrants back to the Company for cash, these instruments were recorded, at their respective fair values at the dates of issuance, as redeemable common stock warrants in the accompanying consolidated balance sheet, and therefore are excluded from shareholder's equity. The initial fair market value of the lenders' warrants has been netted against the related debt and will be amortized as a component of interest expense over the life of the debt. The carrying value of the redeemable common stock warrants has subsequently been adjusted to fair value, with a corresponding charge to other expense in the statement of operations in accordance with EITF Issue No. 96-13.

                             MASTER GRAPHICS, INC.

(13) EARNINGS PER SHARE

  Following is a reconciliation of the numerator and denominator of the earnings (loss) per share (EPS) computations:

                                 YEARS ENDED JUNE 30,
                            --------------------------------  SIX MONTHS ENDED
                              1995       1996       1997      DECEMBER 31, 1997
                            ---------  --------- -----------  -----------------
   Net earnings (loss)..... $(209,198) $ 172,381 $(1,273,311)    $(3,819,429)
                            ---------  --------- -----------     -----------
   Basic--Average shares
    outstanding............ 4,000,000  4,000,000   4,000,000       4,000,000
                            ---------  --------- -----------     -----------
     Basic EPS............. $   (0.05) $    0.04 $     (0.32)    $     (0.95)
                            =========  ========= ===========     ===========
   Diluted:
     Average shares
      outstanding.......... 4,000,000  4,000,000   4,000,000       4,000,000
                            ---------  --------- -----------     -----------
     Diluted EPS........... $   (0.05) $    0.04 $     (0.32)    $     (0.95)
                            =========  ========= ===========     ===========

  Exercise of potential equity securities, including warrants, has not been reflected in the computation of diluted EPS because their impact would have been antidilutive.

(14) OTHER FINANCIAL INFORMATION

  Accrued expenses consist of the following:

                                                     JUNE 30,
                                                ------------------- DECEMBER 31,
                                                  1996      1997        1997
                                                -------- ---------- ------------
   Accrued compensation........................ $182,635 $  862,719  $1,840,797
   Accrued interest............................      --     126,981     438,108
   Accrued acquisition costs...................      --         --    1,852,000
   Other accrued expenses......................  308,213    975,488   2,358,159
                                                -------- ----------  ----------
                                                $490,848 $1,965,188  $6,489,064
                                                ======== ==========  ==========

  The allowance for doubtful accounts was $8,500, $195,580, and $661,663, at June 30, 1996 and 1997, and December 31, 1997, respectively.

(15) SUBSEQUENT EVENTS

  In March 1998, The Company acquired all of the outstanding common stock of Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Co., Inc. The Company also has signed a merger agreement to acquire all of the outstanding common stock of McQuiddy Printing Company, Inc. All of these businesses are engaged in commercial printing. These four acquisitions will be paid for with a combination of cash ($18.7 million), notes given to the sellers ($3.7 million) and warrants to acquire common stock (valued at $1.3 million). In addition, the Company incurred other acquisition costs totaling approximately $2.3 million. These acquisitions will be accounted for by the purchase method and, accordingly, the results of operations of Harperprints, Inc., Hederman, McQuiddy, and Phillips will be included in the Company's 1998 consolidated financial statements from their respective acquisition dates in 1998. The estimated excess of the purchase prices over the fair value of the net identifiable assets acquired is estimated to be approximately $12 million, which will be recorded as goodwill and amortized on a straight line basis over 40 years.

  The cash portion of the Hederman acquisition was funded by a $5.9 million draw on the Company's Acquisition Line under its Amended and Restated Credit Agreement with its Senior Lender. In conjunction with this financing, the Company agreed to certain modifications to the Credit Agreement, including an increase in the amortization of the Term Loan-B from $25,000 to $50,000. The modifications also affected the Company's Credit Agreement covenants, including its financial ratio requirements.

                             MASTER GRAPHICS, INC.

  The cash portion of the Phillips Litho acquisition was financed by a $15 million term loan from its Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July, 1998, and a twentieth and final installment, in March, 2003, of the remaining balance. Interest, which is payable monthly, is at 12%; the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan. In consideration for the loan, the Company agreed to pay to the senior lender an origination fee of $500,000 and an advisory fee of $1,500,000; the advisory fee must be paid at the earlier of the date of an initial public offering or June 30, 1998.

  The cash portion of the Harperprints acquisition was financed by a $10 million term loan from its Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July, 1998, and a twentieth and final installment, in March, 2003, of the remaining balance. Interest, which is payable monthly, is at 12%; the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan, except in certain cases including prepayments from the proceeds of an initial public offering. In consideration for the loan, the Company issued a warrant to the Senior Lender, which allows the Senior Lender to acquire a number of shares of common stock equivalent to $2.2 million divided by the initial public offering price of the common stock. The warrant has an exercise price of $100, and the holder may put the warrant back to the Company in March, 2003, if not previously exercised, at a price equivalent to the fair value of the underlying common stock at that date.

  The cash portion of the McQuiddy acquisition will be funded by an advance of $6.3 million from the Company's acquisition line under its Amended and Restated Credit Agreement with its Senior Lender as well as a $3.5 million draw on its revolving line of credit from its Revolver Credit Lender. The draw under the acquisition line will be repayable at March 2003.

  The Company and its senior lender also entered into an exchange agreement whereby the Company issued 222,220 shares of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock") in exchange for the senior lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($10.25 per share); dividends are payable quarterly and may be paid in cash and/or inkind. The Series A Preferred Stock is convertible into common stock at the holder's option at a ratio of 1 share of common stock for each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of seven year, if the Sirrom note has been repaid, at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                  ASSETS
      Current assets:
        Cash and cash equivalents................................... $  4,843
        Trade accounts receivable, net..............................   23,058
        Inventories:
          Raw materials and supplies................................    2,903
          Work-in-process...........................................    2,919
                                                                     --------
           Total inventories........................................    5,822
        Deferred income taxes.......................................      161
        Other current assets........................................    2,809
                                                                     --------
          Total current assets......................................   36,693
      Property, plant and equipment, net............................   45,117
      Goodwill, net.................................................   38,682
      Deferred loan costs, net......................................    1,822
      Due from shareholder..........................................    4,126
      Other.........................................................      915
                                                                     --------
          Total assets.............................................. $127,355
                                                                     ========
                   LIABILITIES AND SHAREHOLDER'S EQUITY
      Current liabilities:
        Current installments of long-term debt......................    4,127
        Accounts payable............................................    6,872
        Accrued expenses............................................    7,153
                                                                     --------
          Total current liabilities.................................   18,152
      Long-term debt, net of current installments...................   99,732
      Deferred income taxes.........................................    3,288
      Other liabilities.............................................    1,065
      Redeemable preferred stock....................................    1,350
      Redeemable common stock warrant...............................    2,026
      Commitments and contingencies
      Shareholder's equity:
        Common stock ($0.001 par value); 100,000,000 shares
         authorized; 4,000,000 shares issued and outstanding .......        4
        Additional paid-in capital..................................    6,744
        Retained earnings (deficit).................................   (5,006)
                                                                     --------
          Total shareholder's equity................................    1,742
                                                                     --------
                                                                     $127,355
                                                                     ========

     See accompanying notes to condensed consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                    1997            1998
                                                -------------- --------------
      Net revenue.............................. $       3,161  $       28,020
      Cost of revenue..........................         2,691          20,654
                                                -------------  --------------
        Gross profit...........................           470           7,366
      Selling, general and administrative ex-
       penses..................................           636           4,865
                                                -------------  --------------
        Operating income (loss)................          (166)          2,501
      Other income (expense):
        Interest expense.......................          (157)         (2,248)
        Other, net.............................            63             186
                                                -------------  --------------
        Income (loss) before income taxes......          (260)            439
      Income tax expense (benefit).............           (11)             (4)
                                                -------------  --------------
        Net earnings (loss)....................        $ (249) $          443
                                                =============  ==============
      Earnings per share:
        Basic..................................        $(0.06) $         0.11
                                                =============  ==============
        Diluted................................        $(0.06) $         0.10
                                                =============  ==============


     See accompanying notes to condensed consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                 ENDED MARCH
                                                                     31,
                                                                --------------
                                                                1997    1998
                                                                -----  -------
Cash flows from operating activities:
 Net earnings (loss)........................................... $(198) $   443
 Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization................................   151    1,174
  Changes in operating assets and liabilities, net of effect of business acquisitions:
   Trade accounts receivable...................................   390   (3,162)
   Inventories.................................................   (94)     494
   Other assets................................................    10     (107)
   Accounts payable............................................   656     (372)
   Accrued expenses............................................   161      (83)
                                                                -----  -------
    Net cash provided by (used in) operating activities........ 1,076   (1,613)
                                                                -----  -------
Cash flows from investing activities:
 Business acquisitions, net of cash acquired...................   --   (30,822)
 Purchases of equipment........................................  (132)    (173)
 Other.........................................................   --       116
                                                                -----  -------
    Net cash used in investing activities......................  (132) (30,879)
                                                                -----  -------
Cash flows from financing activities:
 Net borrowings (repayments) on lines of credit................  (692)     169
 Proceeds from issuance of long-term debt......................   --    37,113
 Principal payments of long-term debt..........................   (41)    (621)
 Loan costs incurred...........................................   --      (500)
                                                                -----  -------
    Net cash provided by (used in) financing activities........  (733)  36,161
                                                                -----  -------
Net increase (decrease) in cash................................   211    3,669
Cash (overdraft) at beginning of period........................   (91)   1,174
                                                                -----  -------
Cash at end of period.......................................... $ 120  $ 4,843
                                                                =====  =======

     See accompanying notes to condensed consolidated financial statements.

                             MASTER GRAPHICS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements of Master Graphics, Inc. and its subsidiaries (collectively "Company") are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto.

  In the opinion of the Company, the accompanying condensed consolidated financial statements contain all adjustments (consisting of only normal, recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of the Company as of the dates and for the periods presented.

  Because of the seasonal nature of the Company's business, the results of operations for the periods presented are not necessarily indicative of the results of operations for a full fiscal year.

  On May 14, 1998, the Board of Directors of the Company approved a 40,000 to 1 stock split. All references to share and per share amounts in these condensed consolidated financial statements have been retroactively restated to reflect the stock split.

  The accompanying condensed consolidated financial statements of the Company include the results of operations of Master Graphics, Inc. and its subsidiaries, on a consolidated basis. All intercompany balances and transactions have been eliminated in the consolidation.

(2) ACQUISITIONS AND FINANCINGS

  In March, 1998, the Company acquired all of the outstanding common stock of Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Co., Inc. All of these businesses are engaged in commercial printing. These acquisitions were paid for with a combination of cash ($14.2 million), notes given to the sellers ($2.2 million) and warrants to acquire common stock (valued at $.3 million). These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Harperprints, Hederman, and Phillips have been included in the Company's 1998 condensed consolidated financial statements from their respective acquisition dates. The excess of the purchase prices over the fair value of the net identifiable assets acquired is approximately $10 million, which has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

  In May, 1998, the Company acquired all of the outstanding common stock of McQuiddy Printing Company, Inc., a general commercial printer. The acquisition was paid for with a combination of cash ($5 million), sellers' notes ($1.5 million) and warrants to acquire common stock (valued at $17,000). The McQuiddy acquisition will be accounted for by the purchase method, and accordingly the results of operations of McQuiddy will be included in the Company's 1998 consolidated financial statements from the date of its acquisition. There was no goodwill recognizable from this acquisition.

  The cash portion of the Hederman acquisition was funded by a $5.9 million draw on the Company's Acquisition Line under its Amended and Restated Credit Agreement with its Senior Lender. In conjunction with this financing, the Company agreed to certain modifications to the Credit Agreement, including an increase the amortization of the Term Loan-B from $25,000 to $50,000. The modifications also affected the Company's Credit Agreement covenants, including its financial ratio requirements.

                             MASTER GRAPHICS, INC.

                                  (UNAUDITED)


  The cash portion of the Phillips acquisition was financed by a $15 million term note from the Company's Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July, 1998, and a twentieth and final installment, in March 2003, of the remaining balance. Interest, which is payable monthly, is at 12%, the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan. In consideration for the loan, the Company agreed to pay to the Senior Lender an origination fee of $500,000 and an advisory fee of $1,500,000; the advisory fee must be paid at the earlier of the date of an initial public offering or June 30, 1998.

  The cash portion of the Harperprints acquisition was financed by a $10 million term loan from its Senior Lender. The loan is to be repaid in 19 quarterly installments of $12,500, beginning in July, 1998, and a twentieth and final installment, in March, 2003, of the remaining balance. Interest, which is payable monthly, is at 12%; the Senior Lender may at its option convert the rate to a floating rate at 3.5% over prime. The term loan requires mandatory prepayment based on 75% of annual excess cash flows, as defined; voluntary prepayments will incur prepayment penalties on a declining scale during the first three years of the loan, except in certain cases including prepayments from the proceeds of an initial public offering. In consideration for the loan, the Company issued a warrant to the Senior Lender, which allows the Senior Lender to acquire a number of shares of common stock equivalent to $2.2 million divided by the initial public offering price of the common stock. The warrant has an exercise price of $100.

  The cash portion of the McQuiddy acquisition will be funded by an advance of $6.3 million from the Company's acquisition line under its Amended and Restated Credit Agreement with its Senior Lender as well as a $3.5 million draw on its revolving line of credit from its Revolver Credit Lender. The draw under the acquisition line will be repayable at March, 2003.

  The Company and its Senior Lender also effectively entered into an exchange agreement in March, 1998, whereby the Company issued 177,776 shares of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock") in exchange for the Senior Lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($12.8125 per share); dividends are payable quarterly and may be paid in cash and/or in kind. The Series A Preferred Stock is convertible into common stock at the holder's option at a ratio of 1 share of common stock for each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of seven years, if the Sirrom note has been repaid, at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis. The preferred stock has been classified out of stockholder's equity because of certain holder put features which are out of the control of the Company. The preferred stock was initially recorded at its fair value at the date of issuance (approximately $1.35 million) and will subsequently be accreted to its mandatory redemption value.

(3) LENDERS' WARRANTS

  In connection with the obtaining of the Harperprints acquisition financing, the Company issued to its Senior Lender a warrant to acquire common stock. The warrant expires, if unexercised, on September 26, 2007. The Senior Lender was granted demand and piggyback registration rights. The Company has the option to call the warrant under certain conditions, including the passage of five years, at a price equal to the warrant's current market value at that date. This instrument was recorded at its fair value at the date of issuance as additional

                             MASTER GRAPHICS, INC.

                                  (UNAUDITED)

paid-in capital in the accompanying consolidated balance sheet. The initial fair market value of the lender's warrants has been netted against the related debt and will be amortized as a component of interest expense over the life of the debt.

  In April, 1998, the common stock warrant issued to Sirrom Capital Corporation ("Sirrom") was exercised and 266,664 shares of common stock were issued. At the time of exercise, the carrying value of the Sirrom warrant was reclassified to additional paid-in capital.

(4) LONG-TERM DEBT

  Long-term debt at March 31, 1998 consisted of:

      Term Loans, net of discount..................................... $ 75,101
      Sirrom note, net of discount....................................    3,484
      Sellers' notes..................................................   14,723
      Line of credit..................................................    2,605
      Other...........................................................    7,946
                                                                       --------
                                                                        103,859
      Less current installments.......................................    4,127
                                                                       --------
      Long-term debt, net............................................. $ 99,732
                                                                       ========

                             MASTER GRAPHICS, INC.

                                  (UNAUDITED)


(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at March 31, 1998 was comprised of the following (in thousands):

      Land............................................................. $   376
      Building.........................................................   2,193
      Leasehold improvements...........................................   1,020
      Machinery and equipment..........................................  43,941
      Furniture and fixtures...........................................   2,834
      Vehicles.........................................................     947
                                                                        -------
                                                                         51,311
      Less accumulated depreciation....................................   6,194
                                                                        -------
                                                                        $45,117
                                                                        =======

                         INDEPENDENT AUDITORS' REPORT

Board of Directors Lithograph Printing Company of Memphis:

We have audited the accompanying balance sheets of Lithograph Printing Company of Memphis as of December 31, 1995 and 1996 and June 19, 1997 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through
June 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lithograph Printing of Memphis as of December 31, 1995 and 1996 and June 19, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through June 19, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
March 6, 1998

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                                 BALANCE SHEETS
                  DECEMBER 31, 1995 AND 1996 AND JUNE 19, 1997

                                               DECEMBER 31,
                                          ------------------------   JUNE 19,
                                             1995         1996         1997
                                          -----------  -----------  -----------
                 ASSETS
Current assets:
  Cash..................................  $   998,182      496,557      538,803
  Trade receivables, net................    2,150,638    2,348,815    2,553,830
  Other receivables.....................       88,244       48,242      145,925
  Inventories...........................      455,885      209,592      529,546
  Prepaids and other assets.............       37,390          --         9,994
                                          -----------  -----------  -----------
    Total current assets................    3,730,339    3,103,206    3,778,098
Property, plant and equipment, net......    4,465,225    5,402,134    5,182,311
Other assets............................      462,347      484,386      492,193
                                          -----------  -----------  -----------
    Total assets........................  $ 8,657,911    8,989,726    9,452,602
                                          ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....  $   637,160    1,858,827    1,688,493
  Accounts payable......................      359,607      784,559      526,869
  Accrued expenses......................      337,787      466,081      517,920
                                          -----------  -----------  -----------
    Total current liabilities...........    1,334,554    3,109,467    2,733,282
                                          -----------  -----------  -----------
Long-term debt, net of current portion..    3,159,507    1,217,840    1,449,410
                                          -----------  -----------  -----------
Stockholders' equity:
  Common stock, no par value. Authorized
   400,000 voting shares and 400,000
   non-voting shares; 188,004 shares
   issued at December 31, 1995 and 1996,
   and 188,286 shares issued at June 19,
   1997.................................      332,071      332,071      357,412
  Retained earnings.....................    7,725,179    8,223,748    8,805,898
                                          -----------  -----------  -----------
                                            8,057,250    8,555,819    9,163,310
  Less treasury stock, at cost; 60,000
   shares...............................   (3,893,400)  (3,893,400)  (3,893,400)
                                          -----------  -----------  -----------
    Total stockholders' equity..........    4,163,850    4,662,419    5,269,910
                                          -----------  -----------  -----------
    Total liabilities and stockholders'
     equity.............................  $ 8,657,911    8,989,726    9,452,602
                                          ===========  ===========  ===========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                              STATEMENTS OF INCOME
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                              1995         1996       1997
                                           -----------  ----------  ---------
Net sales................................. $16,658,928  18,953,731  9,529,373
Cost of sales.............................  13,202,341  14,750,384  7,236,701
                                           -----------  ----------  ---------
    Gross profit..........................   3,456,587   4,203,347  2,292,672
Selling, general and administrative
 expenses.................................   3,378,180   3,508,921  1,650,185
                                           -----------  ----------  ---------
    Income from operations................      78,407     694,426    642,487
                                           -----------  ----------  ---------
Other income (expense):
  Insurance proceeds......................   1,007,044         --         --
  Interest income.........................      89,869      38,916     11,498
  Interest expense........................    (281,339)   (280,695)  (140,755)
  Gain on sale of assets..................      (1,010)     40,465        --
  Other...................................       3,895      20,053     74,794
                                           -----------  ----------  ---------
                                               818,459    (181,261)   (54,463)
                                           -----------  ----------  ---------
    Income before state income taxes......     896,866     513,165    588,024
State income taxes (benefit)..............       1,077      14,596     (8,000)
                                           -----------  ----------  ---------
    Net income............................ $   895,789     498,569    596,024
                                           ===========  ==========  =========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                                                      TOTAL
                                  COMMON   RETAINED    TREASURY   STOCKHOLDERS'
                                  STOCK    EARNINGS     STOCK        EQUITY
                                 --------  ---------  ----------  -------------
Balances at December 31, 1994... $332,071  6,829,390  (3,893,400)   3,268,061
  Net income....................      --     895,789         --       895,789
                                 --------  ---------  ----------    ---------
Balances at December 31,1995....  332,071  7,725,179  (3,893,400)   4,163,850
  Net income....................      --     498,569         --       498,569
                                 --------  ---------  ----------    ---------
Balances at December 31, 1996...  332,071  8,223,748  (3,893,400)   4,662,419
  Repurchase and retirement of
   1,614 shares.................  (44,982)   (13,874)        --       (58,856)
  Issuance of 1,896 shares
   pursuant to stock bonus
   plan.........................   70,323        --          --        70,323
  Net income....................      --     596,024         --       596,024
                                 --------  ---------  ----------    ---------
Balances at June 19, 1997....... $357,412  8,805,898  (3,893,400)   5,269,910
                                 ========  =========  ==========    =========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                              1995         1996        1997
                                           -----------  -----------  ---------
Cash flows from operating activities:
 Net income (loss)........................ $   895,789  $   498,569  $ 596,024
 Depreciation and amortization............     863,954      701,576    364,843
 (Gain) on life insurance proceeds........  (1,007,044)         --         --
 Common stock issued pursuant to bonus
  plan....................................         --           --      70,323
 (Gain) loss on disposal of equipment.....       1,010      (40,464)       --
 (Increase) decrease in:
  Accounts receivable.....................     887,030     (158,175)  (302,698)
  Inventories.............................     (19,781)     246,293   (319,954)
  Prepaid expenses and other current as-
   sets...................................      (6,056)       6,056     (9,994)
 Increase (decrease) in:
  Accounts payable........................      27,271      424,952   (257,690)
  Accrued expenses........................    (124,379)     128,294     51,839
                                           -----------  -----------  ---------
      Net cash provided by operating ac-
       tivities...........................   1,517,794    1,807,101    192,693
                                           -----------  -----------  ---------
Cash flows from investing activities:
 Purchases of property, plant and equip-
  ment....................................    (136,674)  (1,570,588)  (146,802)
 Proceeds from sales of property, plant
  and equipment...........................      19,000        3,900      1,784
 (Increase) decrease in cash surrender
  value of life insurance.................     (28,153)     (14,786)    16,758
 Increase in club memberships.............         --        (7,252)    (8,567)
 Life insurance proceeds..................   1,315,193          --         --
 Increase in other assets.................       1,400          --     (16,000)
                                           -----------  -----------  ---------
      Net cash provided by (used in) in-
       vesting activities.................   1,170,766    1,588,726   (152,827)
                                           -----------  -----------  ---------
Cash flows from financing activities:
 Proceeds from issuance of long term
  debt....................................   1,800,000          --     350,000
 Principal payments on long term debt.....    (408,333)    (720,000)  (288,764)
 Treasury stock required..................  (3,893,400)         --         --
 Repurchase and retirement of common
  stock...................................         --           --     (58,856)
                                           -----------  -----------  ---------
      Net cash provided by (used in) fi-
       nancing activities.................  (2,501,733)    (720,000)     2,380
                                           -----------  -----------  ---------
Increase (decrease) in cash...............     186,827     (501,625)    42,246
Cash beginning of period..................     811,355      998,182    496,557
                                           -----------  -----------  ---------
Cash end of period........................ $   998,182  $   496,557  $ 538,803
                                           ===========  ===========  =========

    The accompanying notes are an integral part of the financial statements.

                    LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1995 AND 1996, AND JUNE 19, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies and practices followed by the Company are as follows:

 (a) Description of Business

  The Company provides a full line of superior quality print services and products to retailers, manufacturers, ad agencies and other users of printed materials. The majority of the Company's sales are concentrated in the greater mid-south area.

 (b) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 (c) Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from 5 to 39 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

 (d) Income Taxes

  The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the Company's federal taxable income; therefore, no provision or liability for federal income taxes is reflected in these financial statements. The company is a taxable entity for state income tax purposes.

  State income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

 (e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the mount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                    LITHOGRAPH PRINTING COMPANY OF MEMPHIS

 (f) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (g) Reclassifications

Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the presentation of the 1997 financial statements.

(2) INVENTORIES

  Inventories consist of the following:

                                                         DECEMBER 31,
                                                       ---------------- JUNE 19,
                                                         1995    1996     1997
                                                       -------- ------- --------
   Raw materials and supplies......................... $129,757  78,689 144,759
   Work in process....................................  326,128 130,903 384,787
   Finished goods.....................................
                                                       -------- ------- -------
                                                       $455,885 209,592 529,546
                                                       ======== ======= =======

(3) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following:

                                                 DECEMBER 31,
                                            -----------------------   JUNE 19,
                                               1995         1996        1997
                                            -----------  ----------  ----------
   Furniture and fixtures.................. $   488,346     488,346     557,135
   Equipment...............................   9,256,658  10,814,416  10,824,630
   Leasehold improvements..................     181,463     187,973     253,034
   Vehicles................................     119,505     126,196     126,196
                                            -----------  ----------  ----------
                                             10,045,972  11,616,931  11,760,995
     Less accumulated depreciation.........  (5,580,747) (6,214,797) (6,578,684)
                                            -----------  ----------  ----------
                                            $ 4,465,225   5,402,134   5,182,311
                                            ===========  ==========  ==========

(4) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                    DECEMBER 31,
                                                -------------------- JUNE 19,
                                                   1995      1996      1997
                                                ---------- --------- ---------
   7.2% revolving line of credit, unused and
    available balance as of June 19, 1997 was
    $1,150,000................................. $      --        --    350,000
   7.8% note payable, with monthly payments of
    $21,430 including interest, with the final
    payment of $539,228 due November 30,
    2000.......................................  1,775,000 1,475,000 1,356,570
   8.5% note payable, with monthly payments of
    $15,000 for payments 1-27, $31,667 for
    payments 28-59, with the entire unpaid
    balance due October 1, 1997................  2,021,667 1,601,667 1,431,333
                                                ---------- --------- ---------
                                                 3,796,667 3,076,667 3,137,903
     Less current portion......................    637,160 1,858,827 1,688,493
                                                ---------- --------- ---------
                                                $3,159,507 1,217,840 1,449,410
                                                ========== ========= =========

                    LITHOGRAPH PRINTING COMPANY OF MEMPHIS

Effective June 19, 1997, substantially all of the Company's long-term debt was refinanced as a part of the acquisition of the outstanding common stock of the Company by Master Graphics, Inc.

(5) LEASES

  The Company leases its office and manufacturing space and certain vehicles under operating lease arrangements which expire at various dates through July 2004. The office and manufacturing space is leased from the Company's majority stockholder; the lease has two consecutive five-year renewal periods. The Company leases various equipment and vehicles under leases determined to be operating leases.

  Future minimum lease payments under operating leases as of December 31, 1997 are as follows:

   Year ended December 31:
     1998........................................................... $  281,127
     1999...........................................................    281,127
     2000...........................................................    281,127
     2001...........................................................    273,900
     2002...........................................................    272,400
     2003-04........................................................    408,600
                                                                     ----------
     Total future minimum lease payments............................ $1,798,281
                                                                     ==========

  Rent expense totaled $300,446 for 1995, $293,638 for 1996, and $153,496 for
1997.

(6) EMPLOYEE BENEFIT PLAN

  The Company has a Section 401(k) deferred salary reduction plan under which substantially all employees of the Company are eligible. The plan provides for the Company to match employee contributions, subject to certain limitations. The Company's contribution to the plan totaled $108,741 for 1995, $117,497 for 1996, and $106,704 for 1997.

  The Company has a stock bonus plan in which certain key employees participate. Awards are made to the participants, in stock and/or cash, based on annual results exceeding targeted results. The plan also provides for the repurchase of shares issued upon termination and other events based on a book value formula. There were no awards under the plan in 1995; in 1996, awards aggregating approximately $70,000 were accrued and paid primarily in shares of stock in 1997; and in 1997, awards aggregating approximately $190,000 were accrued and paid in cash.

(7) SUBSEQUENT EVENT

  Effective June 19, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and contemporaneously refinanced substantially all of the then outstanding debt of the Company.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Blackwell Lithographers, Inc:

  We have audited the accompanying balance sheet of Blackwell Lithographers, Inc. as of June 19, 1997, and the related statements of operations, shareholders' equity and cash flows for the period from January 1, 1997 to June 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blackwell Lithographers, Inc. as of June 19, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through June 19, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
February 18, 1998

                         BLACKWELL LITHOGRAPHERS, INC.

                                 BALANCE SHEET
                                 JUNE 19, 1997

                               ASSETS
Current assets:
  Cash and cash equivalents......................................... $  201,160
  Accounts receivable, net..........................................    423,797
  Inventories.......................................................    184,550
  Prepaid expenses and other current assets.........................     78,358
                                                                     ----------
    Total current assets............................................    887,865
Property, plant and equipment, net..................................  1,696,121
    Total assets.................................................... $2,583,986
                                                                     ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt..............................    327,742
  Accounts payable..................................................    111,885
  Accrued expenses..................................................     44,484
                                                                     ----------
    Total current liabilities.......................................    484,111
Long-term debt, net of current maturities...........................     59,900
Commitments and contingencies
Shareholders' equity:
  Common stock, $10 par value; 5,000 share authorized; 4,400 shares
   issued and outstanding...........................................     44,000
  Retained earnings.................................................  1,995,975
                                                                     ----------
    Total shareholders' equity......................................  2,039,975
                                                                     ----------
    Total liabilities and shareholders' equity...................... $2,583,986
                                                                     ==========


                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                            STATEMENT OF OPERATIONS
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

Net sales........................................................... $1,921,544
Cost of sales.......................................................  1,213,424
                                                                     ----------
  Gross profit......................................................    708,120
Selling, general and administrative expenses........................    465,607
                                                                     ----------
  Income from operations............................................    242,513
Other income (expense):
  Interest income...................................................      2,663
  Interest expense..................................................    (12,143)
  Other income......................................................        279
                                                                     ----------
Net income.......................................................... $  233,312
                                                                     ==========



                   See accompanying to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                                                       TOTAL
                                                 COMMON RETAINED   SHAREHOLDERS'
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balance, December 31, 1996...................... 44,000 2,132,663    2,176,663
  Distributions.................................    --   (370,000)    (370,000)
  Net income....................................    --    233,312      233,312
                                                 ------ ---------    ---------
Balance, June 19, 1997.......................... 44,000 1,995,975    2,039,975
                                                 ====== =========    =========



                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                            STATEMENT OF CASH FLOWS
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.......................................................... $ 233,312
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization.....................................   103,701
   Loss on disposal of equipment.....................................     2,455
 Changes in operating assets and liabilities:
   (Increase) decrease in-
    Accounts receivable..............................................   367,366
    Inventories......................................................   (75,143)
    Prepaid expenses and other current assets........................   (46,678)
   Increase (decrease) in-
    Accounts payable.................................................      (118)
    Accrued expenses.................................................   (43,859)
                                                                      ---------
      Net cash provided by operating activities......................   541,036
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property, plant and equipment..........................  (140,627)
                                                                      ---------
      Net cash used in investing activities..........................  (140,627)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt................................   (93,064)
 Shareholder distributions...........................................  (370,000)
                                                                      ---------
      Net cash used in financing activities..........................  (463,064)
Net (decrease) in cash and cash equivalents..........................   (62,655)
Cash and cash equivalents, beginning of period.......................   263,815
                                                                      ---------
Cash and cash equivalents, end of period............................. $ 201,160
                                                                      =========
Cash paid for interest...............................................       --
                                                                      ---------
Cash paid for taxes..................................................       --
                                                                      ---------


                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 19, 1997

1. BUSINESS AND ORGANIZATION

  Blackwell Lithographers, Inc. (the Company) is primarily engaged in the business of full service printing with customers in the southeastern region of the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Revenue Recognition

  Revenue is recognized upon shipment of products.

 Inventories

  Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. The Company uses a job order cost accumulation system whereby substantially all direct materials, labor, and overhead are charged to a specific job and are included in work-in-process inventory.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease-term or the estimated life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement of disposition of property, plant or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby the shareholder's respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company will make distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

3. INVENTORIES

  Inventories consist of the following:

   Raw materials and supplies......................................... $102,468
   Work in process....................................................   82,082
                                                                       --------
     Total............................................................ $184,550

                         BLACKWELL LITHOGRAPHERS, INC.

4. PROPERTY, PLANT AND EQUIPMENT

  The principal categories and estimated useful lives of property, plant and equipment at June 19, 1997 are as follows:

                                                       ESTIMATED
                                                      USEFUL LIVES
                                                      ------------
   Land..............................................         --   $    61,495
   Building..........................................    30 years      544,229
   Machinery and equipment...........................  5-11 years    2,388,669
   Furniture and fixtures............................  5-10 years      133,075
   Automotive equipment..............................   3-5 years      126,329
                                                                   -----------
                                                                     3,253,797
   Less: accumulated depreciation....................              $(1,557,676)
                                                                   -----------
     Total...........................................              $ 1,696,121

5. LONG-TERM DEBT

  Long-term debt consists of the following:

   Note payable to a bank payable in monthly installments of
    $5,533, including interest, final payment due on September 20,
    1997; variable interest rate of 0.75% above the bank's prime rate (rate at June 19, 1997 was 8.5%); secured by land, build-
    ing and certain equipment, a life insurance policy on a stock-
    holder, and the personal guaranty of a stockholder.............  $ 138,482
   Capital lease obligation for four-color press, with monthly pay-
    ments of $15,100 including interest, through October 1998......    249,160
                                                                     ---------
                                                                       387,642
     Less current maturities.......................................   (327,742)
                                                                     ---------
                                                                     $  59,900

  Effective June 19, 1997, the Company was acquired by Master Graphics, Inc. Concurrent with the acquisition, the debt of the Company was refinanced and the bargain purchase option on the capital lease was exercised.

6. EMPLOYEE BENEFIT PLAN

  All full-time employees who meet certain age and length of service requirements are eligible to participate in the Company's Profit-Sharing Retirement Plan. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. Profit-sharing retirement plan contributions and administrative charges were approximately $15,000 for the period ended June 19, 1997.

7. COMMITMENTS AND CONTINGENCIES

  The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                         BLACKWELL LITHOGRAPHERS, INC.

8. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

9. ACQUISITION OF COMPANY

  Effective June 20, 1997, Master Graphics, Inc. acquired all of the outstanding shares of the Company for a combination of cash, notes payable and common stock warrants; the outstanding debt of the Company was also refinanced as a part of the transaction.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Argus Press, Inc.:

  We have audited the accompanying balance sheets of The Argus Press, Inc. as of December 31, 1996 and September 22, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Argus Press, Inc. as of December 31, 1996 and September 22, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 22, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
March 5, 1998

                             THE ARGUS PRESS, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND SEPTEMBER 22, 1997

                                                     DECEMBER 31, SEPTEMBER 22,
                                                         1996         1997
                                                     ------------ -------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $      --    $  100,676
  Accounts receivable, net..........................   4,206,680    4,067,491
  Inventories.......................................   1,162,886    1,199,582
  Prepaid expenses and other current assets.........     151,758      223,797
                                                      ----------   ----------
    Total current assets............................   5,521,324    5,591,546
Property and equipment, at cost, less accumulated
 depreciation of
 $3,112,061 and $3,638,161..........................   1,853,551    1,809,794
                                                      ----------   ----------
    Total assets....................................  $7,374,875   $7,401,340
                                                      ==========   ==========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft....................................  $  306,744   $      --
  Borrowings under lines of credit..................         --       300,000
  Current maturities of long-term bank debt.........     342,000      478,000
  Accounts payable..................................   1,632,196    1,744,510
  Accrued expenses..................................   1,243,985      957,166
                                                      ----------   ----------
    Total current liabilities.......................   3,524,925    3,479,676
                                                      ----------   ----------
  Long-term bank debt, net of current maturities....     364,000          --
                                                      ----------   ----------
Commitments and contingencies.......................
Shareholders' equity:
  Common stock, $1 par value; 10,000 shares
   authorized; 1,000 shares issued and outstanding..       1,000        1,000
  Additional paid in capital........................     199,000      199,000
  Retained earnings.................................   3,285,950    3,721,664
                                                      ----------   ----------
    Total shareholders' equity......................   3,485,950    3,921,664
                                                      ----------   ----------
    Total liabilities and shareholders' equity......  $7,374,875   $7,401,340
                                                      ==========   ==========

                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                            STATEMENTS OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                                      YEAR ENDED   PERIOD ENDED
                                                     DECEMBER 31,  SEPTEMBER 22,
                                                         1996          1997
                                                     ------------  -------------
Net sales........................................... $24,662,538    $17,610,727
Cost of sales.......................................  18,991,178     13,762,026
                                                     -----------    -----------
  Gross profit......................................   5,671,360      3,848,701
Selling, general and administrative expenses........   3,775,978      2,714,390
                                                     -----------    -----------
  Income from operations............................   1,895,382      1,134,311
Other income (expense):
  Interest expense..................................    (127,876)       (34,872)
  Interest income...................................       2,837          9,400
  Gain (loss) on disposal of assets.................     (22,637)         5,000
  Other.............................................      55,171         39,787
                                                     -----------    -----------
    Income before income tax provision..............   1,802,877      1,153,626
Provision for state income taxes....................      31,609         17,912
                                                     -----------    -----------
    Net income...................................... $ 1,771,268    $ 1,135,714
                                                     ===========    ===========


                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                          ADDITIONAL    TOTAL
                                   COMMON  PAID-IN    RETAINED    SHAREHOLDERS'
                                   STOCK   CAPITAL    EARNINGS       EQUITY
                                   ------ ---------- -----------  -------------
Balance, December 31, 1995........ $1,000  $199,000  $ 3,098,682   $ 3,298,682
Distributions to shareholders.....    --        --    (1,584,000)   (1,584,000)
Net income........................    --        --     1,771,268     1,771,268
                                   ------  --------  -----------   -----------
Balance, December 31, 1996........  1,000   199,000    3,285,950     3,485,950
Distributions to shareholders.....    --        --      (700,000)     (700,000)
Net income........................    --        --     1,135,714     1,135,714
                                   ------  --------  -----------   -----------
Balance, September 22, 1997....... $1,000  $199,000  $ 3,721,664   $ 3,921,664
                                   ======  ========  ===========   ===========



                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                                      YEAR ENDED   PERIOD ENDED
                                                     DECEMBER 31,  SEPTEMBER 22,
                                                         1996          1997
                                                     ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................... $ 1,771,268    $1,135,714
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation.....................................     579,488       424,153
   (Gain) loss on disposal of equipment.............      22,637        (5,000)
 Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable.......    (520,026)      139,189
   Increase in inventories..........................     (30,440)      (36,696)
   Increase in prepaid expenses and other current
    assets..........................................     (44,502)      (72,039)
   (Decrease) increase in accounts payable..........    (273,755)      112,314
   Increase (decrease) in accrued expenses..........     331,980      (286,819)
                                                     -----------    ----------
      Net cash provided by operating activities.....   1,836,650     1,410,816
                                                     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment................    (346,774)     (380,396)
 Proceeds from sales of property and equipment......      45,450         5,000
                                                     -----------    ----------
      Net cash used in investing activities.........    (301,324)     (375,396)
                                                     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash overdraft.....................................     306,744      (306,744)
 Net borrowings on (repayments of) lines of credit..    (200,000)      300,000
 Payments on bank debt..............................    (342,000)     (228,000)
 Shareholder distributions..........................  (1,584,000)     (700,000)
                                                     -----------    ----------
      Net cash used in financing activities.........  (1,819,256)     (934,744)
                                                     -----------    ----------
      Net increase (decrease) in cash and cash
       equivalents..................................    (283,930)      100,676
Cash and cash equivalents, beginning of year........     283,930           --
                                                     -----------    ----------
Cash and cash equivalents, end of year.............. $       --     $  100,676
                                                     -----------    ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid...................................... $   127,876    $   34,873
                                                     ===========    ==========
 State taxes paid................................... $    14,622    $   32,000
                                                     ===========    ==========


                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1996 AND SEPTEMBER 22, 1997

(1) NATURE OF BUSINESS

  The Argus Press, Inc. is engaged in the business of high quality sheet fed commercial printing, including advanced electronic pre-press services. Primary markets include pharmaceutical, industrial and advertising customers located primarily in the greater Chicagoland area.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market as determined using the first-in, first out (FIFO) method.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line or accelerated methods over the useful lives of the assets.

 Income Taxes

  With the consent of its shareholders, the Company elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. The Company continues to pay state replacement income taxes.

(3) PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                        ESTIMATED   DECEMBER 31,  SEPTEMBER 22,
                                      USEFUL LIVES      1996          1997
                                      ------------- ------------  -------------
   Machinery and equipment...........    5-10 years $ 4,705,924    $ 5,188,267
   Furniture and Fixtures............       5 years      25,000         25,000
   Vehicles..........................     3-5 years     195,410        195,410
   Leasehold improvements............ Term of lease      39,278         39,278
                                                    -----------    -----------
                                                      4,965,612      5,447,955
   Less accumulated depreciation.....                (3,112,061)    (3,638,161)
                                                    -----------    -----------
                                                    $ 1,853,551    $ 1,809,794
                                                    ===========    ===========

                             THE ARGUS PRESS, INC.

(4) LINE OF CREDIT

  On December 31, 1996, the Company maintained two lines of credit with a bank. These lines of credit provided maximum borrowings of $550,000 and $450,000 and bore interest at the bank's prime rate plus .75% (9.00% at December 31, 1996). Borrowings under the lines were subject to certain restrictions and were secured by substantially all of the Company's assets. There were no borrowings outstanding under these lines of credit at December 31, 1996.

  On March 31, 1997, the Company restructured its two lines of credit with a bank. The two previous lines of credit were consolidated into a new $1,000,000 line of credit. The new line bears interest at the bank's prime rate plus .75% and expires on March 31, 1998. Borrowings under the line are subject to certain restrictions and are secured by eligible accounts receivable and inventory of the Company. At September 22, 1997, the Company's outstanding borrowings under the line of credit totaled $300,000 and bore interest at 9.25%.

(5) LONG-TERM DEBT

  On December 31, 1996, the Company's long-term debt consisted of an installment note payable to a bank. This note called for monthly principal payments of $28,500 plus interest at the bank's prime rate (8.25% at December 31, 1996). The note was secured by substantially all of the assets of the Company. A final balloon payment of $649,000 was to have been due on March 31, 1997; however, on that date, the Company signed a new installment note that extended the due date for the final balloon payment to March 31, 1998. The total unpaid balance of $706,000 at December 31, 1996 has been segregated between current and long-term liabilities based on the terms of the new installment note.

  The Company's March 31, 1997 installment note for $649,000 calls for monthly principal payments of $28,500 plus interest at the bank's prime rate (8.50% at September 22, 1997) and is secured by eligible machinery and equipment of the Company. A final balloon payment of $250,000 is due on March 31, 1998. The total unpaid balance of $478,000 at September 22, 1997 has been classified as a short-term liability.

(6) RETIREMENT PLANS

  The Company maintains a qualified profit sharing and a cash deferred 401(k) plan that covers substantially all employees. Contributions to the profit sharing plan are determined by the Board of Directors at their discretion. The 401(k) matching contributions to the plan are equal to 25% of the first 5% of substantially all the employees annual contributions. Profit sharing contributions for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 were $160,000 and $63,750, respectively and the 401(k) matching contribution for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 were $60,654 and $51,144, respectively.

(7) INVENTORIES

  Inventories consist of the following:

                                                      DECEMBER 31, SEPTEMBER 22,
                                                          1996         1997
                                                      ------------ -------------
   Raw materials.....................................  $  231,479   $  255,487
   Work in progress..................................     822,907      821,125
   Finished goods....................................     108,500      122,970
                                                       ----------   ----------
                                                       $1,162,886   $1,199,582
                                                       ==========   ==========

                             THE ARGUS PRESS, INC.

(8) SALES TO SIGNIFICANT CUSTOMERS

  During the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997, sales to one customer accounted for approximately 13% and 17%, respectively, of the Company's net sales.

(9) LEASE COMMITMENTS

  The Company leases its building and certain equipment under operating lease arrangements which expire at various dates through June 2003. Rent expense for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 was $269,128 and $364,125, respectively. Future minimum lease payments under operating leases as of September 22, 1997 are as follows:

   Period from September 23, 1997 to December 31, 1997.............. $  130,749
   Year ended December 31,
     1998...........................................................    555,753
     1999...........................................................    555,753
     2000...........................................................    555,753
     2001...........................................................    555,753
     2002...........................................................    555,753
     Thereafter.....................................................    411,752
                                                                     ----------
       Total future minimum rentals................................. $3,321,266
                                                                     ==========

(10) SUBSEQUENT EVENT

  On September 22, 1997, all of the Company's outstanding shares were purchased for $12.25 million by Master Graphics, Inc. The Company has merged into Premier Graphics, Inc. (Premier), a 100% owned subsidiary of Master Graphics Inc., whereby Premier does business as The Argus Press, Inc.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Phoenix Communications, Inc.:

  We have audited the accompanying balance sheet of Phoenix Communication, Inc. (a Georgia corporation) as of January 31, 1997 and the related statements of operations and retained earnings and cash flows for each of the two years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Communications, Inc. as of January 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Atlanta, Georgia
April 30, 1997

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Phoenix Communications, Inc.:

  We have audited the accompanying balance sheet of Phoenix Communication, Inc. as of December 16, 1997 and the related statements of income and retained earnings and cash flows for the period from February 1, 1997 through December 16, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Communications, Inc. as of December 16, 1997 and the results of its operations and its cash flows for the period from February 1, 1997 through December 16, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
Memphis, Tennessee
March 6, 1998

                          PHOENIX COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                     JANUARY 31, 1997 AND DECEMBER 16, 1997

                                                      JANUARY 31,  DECEMBER 16,
                       ASSETS                            1997          1997
                       ------                         -----------  ------------
CURRENT ASSETS:
  Cash............................................... $     2,277  $ 1,080,318
  Accounts receivable, less allowance for doubtful
   accounts of $210,000 at January 31, 1997 and
   $200,000 at December 16, 1997, respectively.......   6,122,124    3,368,481
  Current notes receivable...........................      77,305       72,805
  Receivables from affiliates........................     107,939          --
  Inventories (note 2)...............................   1,060,260    1,780,077
  Prepaid expenses and other.........................      29,221       20,215
  Income taxes receivable............................     205,766          --
                                                      -----------  -----------
    Total current assets.............................   7,604,892    6,321,896
                                                      -----------  -----------
PROPERTY AND EQUIPMENT, AT COST:
  Leasehold improvements.............................     571,115      573,507
  Machinery and equipment............................   8,890,179    9,079,261
  Computer equipment.................................         --       154,966
  Vehicles...........................................     255,768      255,768
  Furniture and fixtures.............................     434,450      434,450
                                                      -----------  -----------
                                                       10,151,512   10,497,952
  Less accumulated depreciation and amortization.....  (7,014,368)  (7,938,854)
                                                      -----------  -----------
    Property and equipment, net......................   3,137,144    2,559,098
                                                      -----------  -----------
OTHER ASSETS:
  Deferred income taxes..............................     242,000      253,542
  Unearned compensation, net.........................      37,500       25,000
  Notes receivable...................................     108,621       97,212
  Goodwill and other intangible assets, net of
   accumulated amortization of $756,888 and
   $1,431,947 at January 31, 1997 and December 16,
   1997, respectively................................   3,934,535    3,213,676
  Deposits and other.................................      57,574       42,942
                                                      -----------  -----------
                                                        4,380,230    3,632,372
                                                      -----------  -----------
                                                      $15,122,266  $12,513,366
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt and obligations
   under capital leases.............................. $ 1,300,989  $ 2,255,576
  Line of credit.....................................   2,540,843    2,071,145
  Bank overdraft.....................................     277,290          --
  Accounts payable...................................   1,275,522      838,329
  Accrued expenses...................................   1,276,373    1,397,780
  Due to affiliates..................................      25,000       25,000
                                                      -----------  -----------
    Total current liabilities........................   6,696,017    6,587,830
                                                      -----------  -----------
LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES,
 LESS CURRENT PORTION................................   7,450,894    5,191,309
                                                      -----------  -----------
NOTES PAYABLE TO AFFILIATES..........................     903,505      903,505
                                                      -----------  -----------
COMMITMENTS (NOTES 6, 8 AND 9)
Stockholders' equity:
  Common stock, no par value; 500 shares authorized,
   287 shares issued.................................      65,463       66,182
  Additional paid-in capital.........................      39,166       39,166
  Retained earnings..................................     293,153       51,306
                                                      -----------  -----------
                                                          397,782      156,654
  Less treasury stock, at cost; 135 shares...........    (325,932)    (325,932)
                                                      -----------  -----------
                                                           71,850     (169,278)
                                                      -----------  -----------
                                                      $15,122,266  $12,513,366
                                                      ===========  ===========

                See accompanying notes to financial statements.

                          PHOENIX COMMUNICATIONS, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                 YEARS ENDED JANUARY 31, 1996 AND 1997 AND THE
                PERIOD FROM FEBRUARY 1 THROUGH DECEMBER 16, 1997

                                                                  PERIOD FROM
                                                                   FEBRUARY 1
                                        YEARS ENDED JANUARY 31,     THROUGH
                                        ------------------------  DECEMBER 16,
                                           1996         1997          1997
                                        -----------  -----------  ------------
Sales.................................. $20,093,171  $25,859,099  $21,786,132
Cost of sales..........................  15,287,985   19,522,995   15,034,356
                                        -----------  -----------  -----------
    Gross profit.......................   4,805,186    6,336,104    6,751,776
Selling, general and administrative
 expenses..............................   5,208,585    6,087,935    5,940,267
                                        -----------  -----------  -----------
    Income (loss) from operations......    (403,399)     248,169      811,509
                                        -----------  -----------  -----------
Other (expense) income:
  Interest expense.....................    (758,037)  (1,406,115)  (1,168,696)
  Other income, net....................      75,308      231,078      115,340
                                        -----------  -----------  -----------
                                           (682,729)  (1,175,037)  (1,053,356)
                                        -----------  -----------  -----------
    Loss before income taxes...........  (1,086,128)    (926,868)    (241,847)
Benefit for income taxes...............     410,000      123,000          --
                                        -----------  -----------  -----------
    Net loss...........................    (676,128)    (803,868)    (241,847)
Retained earnings, beginning of
 period................................   1,773,149    1,097,021      293,153
                                        -----------  -----------  -----------
Retained earnings, end of period....... $ 1,097,021  $   293,153  $    51,306
                                        ===========  ===========  ===========


                See accompanying notes to financial statements.

                          PHOENIX COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED JANUARY 31, 1996 AND 1997 AND THE
                PERIOD FROM FEBRUARY 1 THROUGH DECEMBER 16, 1997

                                                                   PERIOD FROM
                                                                    FEBRUARY 1
                                         YEARS ENDED JANUARY 31,     THROUGH
                                         ------------------------  DECEMBER 16,
                                            1996         1997          1997
                                         -----------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................. $  (676,128)  $ (803,868)  $ (241,847)
                                         -----------  -----------  -----------
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation and amortization........     944,369    1,689,274    1,645,345
   Deferred income taxes................    (250,000)         --           --
   Changes in operating assets and
    liabilities:
    Receivables.........................   2,236,432     (423,881)   2,753,643
    Inventories.........................     360,814      392,243     (719,817)
    Prepaid expenses and other..........      69,506      155,739      323,669
    Bank overdraft......................     (71,629)    (258,846)    (277,290)
    Accounts payable and accrued
     expenses...........................    (482,322)      86,596     (315,786)
    Due to affiliates...................      (4,122)     (33,779)         --
    Income taxes........................    (228,238)     (25,233)         --
                                         -----------  -----------  -----------
     Total adjustments..................   2,574,810    1,582,113    3,409,764
                                         -----------  -----------  -----------
     Net cash provided by operating
      activities........................   1,898,682      778,245    3,167,917
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of business and related
   intangibles..........................  (2,347,500)         --           --
  Purchase of property and equipment,
   net..................................    (207,516)    (515,387)    (346,440)
  Decrease in deposits and other........     136,315       69,611       14,632
                                         -----------  -----------  -----------
     Net cash used in investing
      activities........................  (2,418,701)    (445,776)    (331,808)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowing (payments) under line-
   of-credit agreement..................  (2,627,677)     871,582     (469,698)
  Net proceeds (disbursements) under
   notes receivable.....................         --           --        15,909
  Proceeds from borrowings on long-term
   debt.................................   6,761,438      266,076          --
  Repayments of long-term debt and
   obligations under capital leases.....  (3,711,710)  (1,597,402)  (1,304,998)
  Issuance of common stock..............         --           --           719
  Net (payments) borrowings on notes
   payable to affiliates................     222,944       (1,924)         --
                                         -----------  -----------  -----------
     Net cash (used in) provided by
      financing activities..............     644,995     (461,668)  (1,758,068)
                                         -----------  -----------  -----------
     Net (decrease) increase in cash....     124,976     (129,199)   1,078,041
Cash, at beginning of period............       6,500      131,476        2,277
                                         -----------  -----------  -----------
Cash, at end of period.................. $   131,476  $     2,277  $ 1,080,318
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for
   interest............................. $   758,000  $ 1,381,000  $ 1,168,696
                                         ===========  ===========  ===========
  Cash paid during the year for income
   taxes................................ $   133,000  $       --   $       --
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                         PHOENIX COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                JANUARY 31, 1996 AND 1997 AND DECEMBER 16, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Phoenix Communications, Inc. (the "Company") was incorporated on December 17, 1975 under the laws of the state of Georgia. The Company is a commercial printer specializing in high-quality lithographic printing for colleges and universities, corporations, and nonprofit associates located in the southeastern region of the United States.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out basis) or market. The Company uses a job order cost accumulation system whereby substantially all direct materials, labor, and overhead are charged to a specific job and are included in work-in-process inventory. Market is defined as replacement cost for raw materials and as net realizable value for work in process.

 Property and Equipment

  Property and equipment are depreciated over the estimated useful lives of the individual assets using the straight-line method. Equipment under capital leases is amortized over the estimated useful lives of the assets or the lease terms, as appropriate, on a straight-line basis. The estimated useful lives are as follows:

     Machinery and equipment................................ Five to ten years
     Vehicles............................................... Three to five years
     Furniture and fixtures................................. Five to seven years

  Leasehold improvements are amortized over the lesser of the remaining lease terms or the service lives of the improvements using the straight-line method.

 Revenue Recognition

  Revenue is recognized at the time the products are shipped.

 Income Taxes

  The benefit for income taxes is based on the net loss reported in the accompanying financial statements, net of appropriate valuation allowance. Deferred income taxes are recognized on timing differences between amounts reported for financial reporting and income tax purposes.

 Significant Customer

  For the year ended January 31, 1997, the Company sold a substantial portion of its products to one customer, accounting for approximately 15% of the Company's total fiscal 1997 sales and 6% of the Company's total accounts receivable at January 31, 1997.

                         PHOENIX COMMUNICATIONS, INC.

(2) OTHER FINANCIAL DATA

  Inventories at January 31, 1997 and December 16, 1997 were as follows:

                                                        JANUARY 31, DECEMBER 16,
                                                           1997         1997
                                                        ----------- ------------
   Raw materials.......................................    608,654     654,998
   Work in progress....................................    451,606   1,125,079
                                                         ---------   ---------
                                                         1,060,260   1,780,077
                                                         =========   =========

(3) ACQUISITION

  Effective January 1, 1996, the Company acquired substantially all the operating assets and business of the Cunningham Group, Inc. ("CGI") for $5,247,000, plus the assumption of liabilities of $656,000. The acquisition was financed with proceeds from a note payable issued to a credit corporation and notes issued to the shareholders of CGI of $3,247,000 (Note 4). The acquisition has been accounted for as a purchase, and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. This allocation resulted in goodwill of approximately $2,011,000, which is being amortized over 20 years. Additionally, the Company entered into noncompete agreements with the shareholders of CGI. Amounts paid to the shareholders of CGI in connection with these agreements of $2,492,000 have been capitalized in the accompanying balance sheets and are being amortized over four years. The operating results of the acquired business are included in the Company's results of operations from the date of the acquisition. The acquisition did not have a material pro forma impact on the results of operations for fiscal 1996.

(4) LINE OF CREDIT, LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

  On January 22, 1996, the Company entered into a revolving line of credit with a credit corporation which provides for borrowings through January 2001 of up to $5,700,000. As of December 16, 1997, available borrowings under this agreement totaled $3,628,855. Outstanding borrowings under the line of credit bear interest at the prime rate (8.25% at December 16, 1997) plus 1%. The line of credit is secured by substantially all assets of the Company not otherwise encumbered.

  Long-term debt and obligations under capital leases of the Company at January 31, 1997 and December 16, 1997 are summarized as follows:

                                                      JANUARY 31, DECEMBER 16,
                                                         1997         1997
                                                      ----------- ------------
   Note payable to credit corporation; interest due
    monthly at a variable rate based on the prime
    rate; due in monthly installments of principal
    of $103,794 through January 2000 and $49,107
    from February 2000 through January 2001, with a
    final installment due January 2001; secured by
    substantially all assets of the Company.........  $ 5,270,784 $ 4,080,544
   Note payable to shareholders of CGI; interest
    payable quarterly at 14%; due in varying annual
    installments beginning March 1998, ranging from
    $997,260 to $1,212,500 through March 2000.......    3,247,262   3,212,262
   Other notes payable and obligations under capital
    leases..........................................      233,837     154,079
                                                      ----------- -----------
                                                        8,751,883   7,446,885
   Less current portion.............................    1,300,989   2,255,576
                                                      ----------- -----------
                                                      $ 7,450,894 $ 5,191,309
                                                      =========== ===========

                         PHOENIX COMMUNICATIONS, INC.

  The line-of-credit agreement and note payable to credit corporation agreement contain certain restrictive covenants and conditions, which, among other matters, require the Company to maintain a minimum net worth, as defined, and to meet certain minimum cash flow ratios, as defined. The agreement also restricts changes in the Company's ownership as well as mergers or acquisitions (Note 11). As of January 31, 1997, the Company was not in compliance with certain of these restrictive covenants. Subsequent to January 31, 1997, the Company received a waiver of certain violations under these agreements and certain covenants were amended to place the Company into compliance. The Company, however, continues to be subject to these restrictive covenants, as amended, on an ongoing basis, and management anticipates future compliance with those covenants.

  Principal maturities of long-term debt and obligations under capital leases, net of imputed interest, at December 16, 1997 were as follows:

   Fiscal year:
    1998............................................................. $2,255,576
    1999.............................................................  2,639,559
    2000.............................................................  1,606,233
    2001.............................................................    945,517
    2002.............................................................        --
                                                                      ----------
                                                                      $7,446,885
                                                                      ==========

(5) RELATED-PARTY TRANSACTIONS

  The Company leases its main office and operating facility under an operating lease agreement with a limited partnership (the "Partnership") of which the Company is the general partner with approximately 4% ownership (Note 7). Certain stockholders of the Company are the limited partners with approximately 96% ownership and personal guarantees of the long-term debt of the Partnership. The Company accounts for its investment in the Partnership using the equity method. Summarized financial information of the Partnership as of December 31, 1997 and 1996 and for the years then ended is as follows:

                                                             1997       1996
                                                           ---------  ---------
   Current assets......................................... $     787  $  15,208
   Current liabilities....................................   (92,160)   (92,160)
                                                           ---------  ---------
       Net working capital deficit........................   (91,373)   (76,952)
   Long-term assets.......................................   549,602    604,857
   Long-term debt.........................................  (263,341)  (355,501)
                                                           ---------  ---------
   Partners' capital...................................... $ 194,888  $ 172,404
                                                           =========  =========
   Rental income.......................................... $ 233,000  $ 240,000
   General and administrative expenses....................   (55,255)   (54,903)
   Interest expense.......................................   (35,461)   (37,808)
                                                           ---------  ---------
   Net income............................................. $ 142,284  $ 147,289
                                                           =========  =========

  The Company provides printing services to a company which was affiliated through common ownership. At January 31, 1996, the Company had a receivable of approximately $708,000, due from the affiliate. Subsequent to January 31, 1996, the affiliated company was sold to a third party and management determined that amounts due from the affiliated company were not fully collectible. As such, the Company recorded a provision of $398,000 during fiscal 1996 which is included as a component of selling, general, and administrative expenses in the accompanying statement of operations and retained earnings for the year ended January 31, 1996 to reserve

                         PHOENIX COMMUNICATIONS, INC.

for the uncollectible amounts. At January 31, 1997, the Company had additional receivables of $80,000 due on demand from companies affiliated through common ownership.

  The Company performs certain administrative functions for an affiliate related through common ownership. Fees earned from such services approximated $21,000 annually. The Company also purchases direct mail services from this affiliate. During fiscal 1996, 1997 and 1998 such purchases were approximately $376,000, $234,000 and $231,000, respectively. At January 31, 1997 and
December 16, 1997 approximately $25,000 was payable to this affiliate.

  Notes payable to affiliates at January 31, 1997 and December 16, 1997 represent amounts due under informal arrangements to officers, stockholders, and other related parties. Certain notes bear interest at the prime rate plus 2%, are unsecured, and are due on demand. At December 16, 1997, such notes have been classified as noncurrent, as the holders of the notes have informed the Company that they do not intend to demand payment during 1998. Interest expense incurred related to the notes totaled approximately $83,000, $99,000 and $89,000 during fiscal years 1996, 1997 and 1998, respectively.

(6) INCOME TAXES

  The Company records deferred income taxes using enacted tax laws and rates for the years in which taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial accounting and tax accounting bases of assets and liabilities.

  The income tax benefit for fiscal years 1996 and 1997 and the period from February 1, 1997 through December 16, 1997 consisted of the following:

                                            JANUARY 31, JANUARY 31, DECEMBER 16,
                                               1996        1997         1997
                                            ----------- ----------- ------------
   Federal.................................  $140,000    $ 123,000     $ --
   State...................................    20,000          --        --
                                             --------    ---------     -----
     Current income tax benefit............   160,000      123,000       --
   Deferred income tax benefit.............   250,000      465,000       --
   Valuation allowance.....................       --      (465,000)      --
                                             --------    ---------     -----
                                             $410,000    $ 123,000     $ --
                                             ========    =========     =====

  The benefit for income taxes differs from the federal statutory rate of 34% due to state income taxes, life insurance premiums, alternative minimum taxes, provision for valuation allowance on deferred income tax assets, and certain other nondeductible expenses.

                         PHOENIX COMMUNICATIONS, INC.

  Components of the net deferred income tax asset at January 31, 1997 and December 16, 1997 were as follows:

                                                        JANUARY 31, DECEMBER 16,
                                                           1997         1997
                                                        ----------- ------------
   Deferred income tax liabilities:
     Depreciation and amortization.....................  $  13,000)  $ (57,000)
     Other.............................................    (74,000)    (50,458)
                                                         ---------   ---------
     Subtotals.........................................   (287,000)   (107,458)
                                                         ---------   ---------
   Deferred income tax assets:
     Accounts receivable and inventory reserves........     84,000      76,000
     Alternative minimum tax credit carryover..........     92,000      80,000
     Net operating loss carryforward...................    613,000     465,000
     Other.............................................    205,000     205,000
     Valuation allowance...............................   (465,000)   (465,000)
                                                         ---------   ---------
     Subtotals.........................................    529,000     361,000
                                                         ---------   ---------
       Total...........................................  $ 242,000   $ 253,542
                                                         =========   =========

  Management has estimated that due to reversing future taxable differences, estimated future taxable income exclusive of reversing temporary differences, and tax-planning strategies to accelerate taxable income, the net deferred tax asset of $242,000 at January 31, 1997 and $254,000 at December 16, 1997 is properly stated and realizable under the provisions of SFAS 109.

(7) OPERATING LEASES

  The Company leases the main office and operating facility from the Partnership (Note 5) under a noncancelable agreement accounted for as an operating lease. The lease, including extension options, expires in April 2001 and is subject to annual escalation based on the consumer price index. Rent expense under this lease was approximately $240,000, $249,000 and $231,000 in 1996, 1997 and 1998, respectively, and is included in the cost of sales in the accompanying statements of operations and retained earnings.

  Aggregate future minimum rental payments under all noncancelable operating lease agreements at December 16, 1997 are as follows:

   1998................................................................ $260,000
   1999................................................................  264,000
   2000................................................................  272,000
   2001................................................................   92,000
   2002................................................................      --

(8) STOCKHOLDERS' EQUITY

  Shares of common stock of the Company have been issued pursuant to various stockholder, redemption, and option agreements. These agreements generally contain restrictions on the sale or transfer of the shares and require repurchase by the Company in the event of death, disability, or termination of employment. The repurchase price under the various agreements will be determined in accordance with specified criteria contained in the agreements.

                         PHOENIX COMMUNICATIONS, INC.

(9) EMPLOYEE BENEFIT PLAN

  The Company has a profit-sharing and 401(k) savings plan (the "Plan") which covers substantially all full-time employees. Under the Plan, participants may contribute a portion of their salaries, which is matched by the Company using a ratio determined annually at the discretion of the board of directors. In addition, the Company may make discretionary contributions to the Plan. No discretionary contributions were made during fiscal years 1996, 1997 and 1998. Matching contributions of $30,000, $30,000 and $47,415 were made during fiscal years 1996, 1997 and 1998, respectively.

(10) COMMITMENTS

  In connection with the Company's purchase of common stock from an employee (Note 8), the Company entered into noncompete and trade secret protection agreements with the employee. Under the terms of the agreements, the Company will pay the employee a total of approximately $405,000 through April 2000 in varying monthly installments of $2,001 to $7,488. The amounts paid to the employee are being expensed as paid.

  In connection with the Company's fiscal year 1992 acquisition of Oak Tree Printing Co. ("Oak Tree"), the Company entered into an employment agreement with an officer of Oak Tree which provides for employment with the Company and minimum annual compensation for an eight-year period ending on August 5, 1999. Additionally, the Company made an interest-free loan in the amount of $120,000 to an officer of Oak Tree. The loan is due on August 5, 1999. If the officer remains with the Company through the maturity of the loan, the loan will be forgiven. If employment is terminated, the loan must be repaid within 90 days. The loan is being amortized to expense on a straight-line basis over the term of the agreement and is classified as unearned compensation in the accompanying balance sheets. Effective June 30, 1991, the Company entered into an indemnification agreement with the officer of Oak Tree which indemnifies the Company against any loss or liability not expressly assumed in the purchase agreement. Should the Company incur any loss or liability not assumed, the officer must reimburse the Company within 30 days. If the Company does not receive payment within 30 days, the loss or liability may be deducted from any amounts due to the officer under the terms of the employment agreement. During fiscal years 1998, 1997 and 1996, no losses or liabilities were incurred or assumed applicable to this agreement.

  During February 1996, the Company entered into a purchase agreement with a supplier whereby the supplier agreed to advance the Company $240,000 in order to buy out a previous supply agreement and to purchase equipment. Under the agreement, the Company agreed to purchase a minimum of $450,521 per year through February 2001. The advance is payable over the term of the agreement, with 10.5% of each eligible purchase being used to reduce amounts outstanding.

(11) SUBSEQUENT EVENT

  On December 16, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company. In connection with the acquisition, Master Graphics repaid the outstanding debt of the Company.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders Jones Printing Company, Inc.:

  We have audited the accompanying balance sheet of Jones Printing Company, Inc. as of December 31, 1996 and the related statements of income and retained earnings and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jones Printing Company, Inc. as of December 31, 1996 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Joseph Decosimo and Company, LLP

Chattanooga, Tennessee
February 17, 1997

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders Jones Printing Company, Inc.:

  We have audited the accompanying balance sheet of Jones Printing Company, Inc. as of December 16, 1997 and the related statements of income and retained earnings and cash flows for the period from January 1, 1997 through December 16, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jones Printing Company, Inc. as of December 16, 1997 and the results of its operations and its cash flows for period from January 1, 1997 through December 16, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
March 6, 1998

                          JONES PRINTING COMPANY, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND DECEMBER 16, 1997

                                                             1996       1997
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash................................................... $  549,076 $  413,001
  Trade receivables, less allowance for doubtful accounts
   of $234,266 and $90,771, respectively.................  1,698,852  1,257,308
  Notes receivable (primarily due from stockholder), net
   of allowances of $200,000.............................    148,565        --
  Inventories............................................    604,036    360,802
  Other..................................................     19,000     42,693
                                                          ---------- ----------
    Total current assets.................................  3,019,529  2,073,804
  Equipment and leasehold improvements, net..............  2,213,053  2,318,777
  Other assets...........................................     55,300     64,741
                                                          ---------- ----------
    Total assets......................................... $5,287,882 $4,457,322
                                                          ========== ==========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand notes--related party............................ $   40,000 $      --
  Current portion of long-term debt......................    454,846    516,338
  Accounts payable.......................................    291,827     98,810
  Accrued expenses.......................................    563,981    298,233
                                                          ---------- ----------
    Total current liabilities............................  1,350,654    913,381
                                                          ---------- ----------
Long-term debt, net of current portion...................  1,864,628  1,400,833
                                                          ---------- ----------
Deferred state income tax liability......................     49,600     49,600
                                                          ---------- ----------
Stockholders' equity:
  Common stock--no par value--2,000 shares authorized;
   76 shares issued and outstanding......................     15,707     15,707
  Additional paid-in capital.............................     19,908     19,908
  Retained earnings......................................  1,987,385  2,057,893
                                                          ---------- ----------
    Total stockholders' equity...........................  2,023,000  2,093,508
                                                          ---------- ----------
    Total liabilities and stockholders' equity........... $5,287,882 $4,457,322
                                                          ========== ==========

    The accompanying notes are an integral part of the financial statements.

                          JONES PRINTING COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                              1995        1996        1997
                                           ----------  ----------  ----------
Net sales................................. $6,983,554  $7,952,136  $6,075,634
Cost of sales.............................  4,809,936   5,863,704   4,834,475
                                           ----------  ----------  ----------
    Gross profit..........................  2,173,618   2,088,432   1,241,159
Selling, general and administrative
 expenses.................................  1,471,240   1,482,197   1,035,723
                                           ----------  ----------  ----------
    Income from operations................    702,378     606,235     205,436
                                           ----------  ----------  ----------
Other income (expense):
  Service charge income...................     55,549      58,618      52,251
  Gain (loss) on sale of assets...........     (8,209)     11,182       8,500
  Interest expense........................   (225,591)   (207,597)   (191,679)
                                           ----------  ----------  ----------
                                             (178,251)   (137,797)   (130,928)
                                           ----------  ----------  ----------
    Income before state income taxes......    524,127     468,438      74,508
Provision for state income taxes..........     16,000      20,408       4,000
                                           ----------  ----------  ----------
    Net income............................    508,127     448,030      70,508
Retained earnings--beginning of period....  1,031,228   1,539,355   1,987,385
                                           ----------  ----------  ----------
Retained earnings--end of period.......... $1,539,355  $1,987,385  $2,057,893
                                           ==========  ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                          JONES PRINTING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                                1995       1996       1997
                                              ---------  ---------  ---------
Reconciliation of net income to net cash
 provided by operating activities:
  Net income................................. $ 508,127  $ 448,030  $  70,508
  Depreciation and amortization..............   409,732    418,180    420,129
  Provision for doubtful accounts............   167,000     74,124        --
  Deferred income taxes......................     4,000      4,600        --
  (Gain) loss on sale of assets..............     8,209    (11,182)    (8,500)
  Other......................................       --      35,059        --
  Changes in operating assets and
   liabilities:
   Decrease (increase) in receivables........  (599,252)   272,158    590,109
   Decrease (increase) in inventories........  (225,653)  (129,007)   243,234
   Decrease (increase) in other..............   (12,861)    12,861    (35,848)
   Increase (decrease) in accounts payable
    and accrued expenses.....................   185,566    158,617   (458,765)
   Increase (decrease) in customer advances..   (60,939)   104,121        --
                                              ---------  ---------  ---------
    Net cash provided by operating
     activities..............................   383,929  1,387,561    820,867
                                              ---------  ---------  ---------
Cash flows from investing activities:
  Advances to stockholders...................    (9,168)  (121,054)       --
  Capital expenditures.......................  (259,902)  (330,588)  (524,977)
  Proceeds from sale of equipment............    13,100     14,116      8,500
  Collections of notes receivable............     7,374        --         --
  Cash surrender value of life insurance.....    (3,374)    (2,817)     1,838
                                              ---------  ---------  ---------
    Net cash used in investing activities....  (251,970)  (440,343)  (514,639)
                                              ---------  ---------  ---------
Cash flows from financing activities:
  Bank overdraft............................. $ 141,491  $(141,491) $     --
  Net short-term borrowings (repayments).....    66,985   (302,888)       --
  Issuance of long-term debt.................       --     445,000     23,438
  Repayment of long-term debt................  (392,826)  (421,179)  (425,741)
  Repayment of related party demand note.....  (135,882)       --     (40,000)
                                              ---------  ---------  ---------
    Net cash used in financing activities....  (320,232)  (420,558)  (442,303)
                                              ---------  ---------  ---------
    Net increase (decrease) in cash..........  (188,273)   526,660   (136,075)
Cash--beginning of period....................   210,689     22,416    549,076
                                              ---------  ---------  ---------
Cash--end of period.......................... $  22,416  $ 549,076  $ 413,001
                                              =========  =========  =========
Cash paid for interest....................... $ 226,707    208,049    167,361
                                              =========  =========  =========
Cash paid for taxes.......................... $  19,420  $   8,850  $  24,267
                                              =========  =========  =========

    The accompanying notes are an integral part of the financial statements.

                         JONES PRINTING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND DECEMBER 16, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies and practices followed by the Company are as follows:

 (a) Description of Business

  The Company provides a full line of superior quality print services and products to retailers, manufacturers, ad agencies and other users of printed materials. The majority of the Company's sales are concentrated in southeastern Tennessee and north Georgia.

 (b) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 (c) Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from 5 to 12 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

 (d) Goodwill

  The excess of cost of a purchased business over the fair value of the net assets acquired is being amortized on the straight-line method over a forty-year period.

 (e) Income Taxes

  The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the Company's federal taxable income; therefore, no provision or liability for federal income taxes is reflected in these financial statements. The company is a taxable entity for state income tax purposes.

  State income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

 (f) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. The statement requires that long-lived assets

                         JONES PRINTING COMPANY, INC.

and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the mount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (g) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (h) Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the presentation of the 1997 financial statements.

(2) INVENTORIES

  Inventories consist of the following at December 31, 1996 and December 16, 1997:

                                                                 1996     1997
                                                               -------- --------
   Raw materials and supplies................................. $212,668 $155,738
   Work in process............................................  391,368  205,064
                                                               -------- --------
                                                               $604,036 $360,802
                                                               ======== ========

(3) EQUIPMENT AND LEASHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following at December 31, 1996 and December 16, 1997:

                                                          1996         1997
                                                       -----------  -----------
   Furniture and fixtures............................. $   500,887  $   515,988
   Equipment..........................................   4,537,870    4,639,355
   Leasehold improvements.............................     541,762      680,149
   Vehicles...........................................      92,701      100,615
                                                       -----------  -----------
                                                         5,673,220    5,936,107
   Less accumulated depreciation......................  (3,460,167)  (3,617,330)
                                                       -----------  -----------
                                                       $ 2,213,053  $ 2,318,777
                                                       ===========  ===========

                         JONES PRINTING COMPANY, INC.

(4) LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1996 and December 16, 1997:

                                                             1996       1997
                                                          ---------- ----------
   8.55% note payable, with monthly payments of $31,337
    including interest, through January, 2002............ $1,545,772 $1,314,142
   8.75% machinery and equipment note payable, with
    monthly payments of $9,211 including interest,
    through June, 2001...................................    408,847    335,256
   Prime plus 1.25% bank note, with monthly payments of
    $3,600 including interest, through December, 1999....    111,497     80,674
   Capital lease obligation for graphics plotter, with
    monthly payments of $6,006 including interest,
    through October, 1999................................    173,828    120,830
   Other.................................................     79,530     66,269
                                                          ---------- ----------
                                                           2,319,474  1,917,171
     Less current portion................................    454,846    516,338
                                                          ---------- ----------
                                                          $1,864,628 $1,400,833
                                                          ========== ==========

  The Company has a revolving line of credit with a local bank under which it may borrow up to $500,000. Borrowings under this arrangement accrued interest at 1.25% above the bank's base commercial rate. Any outstanding principal balance is due within 120 days of demand for payment. The line of credit is collateralized by accounts receivable, inventories, certain life insurance policies and a personal guaranty of the major stockholder. There was no balance outstanding under the revolving line of credit as of December 31, 1996 and December 16, 1997.

  Effective December 16, 1997, substantially all of the Company's long-term debt was refinanced as a part of the acquisition of the outstanding common stock of the Company by Master Graphics, Inc.

(5) LEASES

  The Company leases its office and plant facilities under a five year operating lease with its majority stockholder. The Company also leases certain computer and typesetting equipment under capital lease agreements.

  Future minimum lease payments under the capital leases and the noncancelable operating lease are as follows:

   YEAR ENDING:                                              CAPITAL   OPERATING
   ------------                                              --------  ---------
   December 31, 1998........................................ $ 82,483  $134,000
   December 31, 1999........................................   60,059   134,000
   December 31, 2000........................................      --    134,000
                                                             --------  --------
   Total minimum lease payments.............................  142,542  $402,000
                                                                       ========
   Less amounts representing interest.......................  (11,712)
                                                             --------
   Present value of net minimum lease payments.............. $130,830
                                                             ========

  Rent expense totaled $95,520 for 1995, $137,712 for 1996, and $121,600 for
1997, the majority of which was with related parties.

                         JONES PRINTING COMPANY, INC.

(6) EMPLOYEE BENEFIT PLAN

  The Company has a Section 401(k) deferred salary reduction plan under which substantially all employees of the Company are eligible. The plan provides for the Company to match employee contributions, subject to certain limitations. The Company's contribution to the plan totaled $12,757 for 1995, $15,054 for 1996, and $12,064 for 1997.

(7) MAJOR CUSTOMERS

  Two customers accounted for $3,613,901 or 51.8% of net sales for 1995, $4,852,151 or 61% of sales for 1996 and $2,821,878 or 46.4% of net sales for
1997. One customer accounted for $603,592 (33%) of trade receivables at December 31, 1996 and $501,249 (34%) at December 16, 1997.

(8) SUBSEQUENT EVENT

  Effective December 16, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and contemporaneously refinanced substantially all of the then outstanding debt of the Company.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors McQuiddy Printing Company:

  We have audited the accompanying balance sheets of McQuiddy Printing Company as of June 30, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for the years ended June 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McQuiddy Printing Company, as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years ended June 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

                                          Marlin & Edmondson, P.C.

Nashville, Tennessee
August 8, 1997, except for Note 11,  which is April 6, 1998

                           MCQUIDDY PRINTING COMPANY

                                 BALANCE SHEETS

                                                      JUNE 30,        MARCH 31,
                                                --------------------- ----------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                       AUDITED        UNAUDITED
                    ASSETS
Current assets:
  Cash and cash equivalents (note 1)..........  $  240,548     37,759    132,805
  Receivables:
    Trade accounts, less allowance for
     doubtful accounts........................   2,768,626  3,327,517  2,501,305
  Inventories (notes 1 and 2).................   1,379,486  1,022,100  1,428,184
  Prepaid expenses and deposits...............     184,328    127,980     35,606
  Income taxes receivable (note 5)............     109,765     31,057    182,208
  Deferred income taxes--current (note 5).....      55,312    110,721     66,124
                                                ---------- ---------- ----------
      Total current assets....................   4,738,065  4,657,134  4,346,232
                                                ---------- ---------- ----------
Property, plant and equipment, net (notes 1, 3
 and 4).......................................   3,340,244  5,589,759  5,912,363
Other assets:
  Notes receivable............................       3,584      3,584        --
  Investment .................................      67,448     34,951        --
  Cash surrender value of officers' life
   insurance (note 9).........................     335,445    396,513    394,379
                                                ---------- ---------- ----------
      Total other assets......................     406,477    435,048    394,379
                                                ---------- ---------- ----------
                                                $8,484,786 10,681,941 10,652,974
                                                ========== ========== ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt (note
   4).........................................  $  528,625    867,242  1,054,551
  Accounts payable............................     445,816    601,273    788,392
  Accrued liabilities.........................     325,641    356,879    336,318
  Income taxes payable........................         --         --      15,512
                                                ---------- ---------- ----------
      Total current liabilities...............   1,300,082  1,825,394  2,194,773
                                                ---------- ---------- ----------
Deferred income taxes (note 5)................     192,412    270,261    309,185
Long-term debt (note 4).......................   2,349,742  3,655,679  3,024,420
Stockholder's equity:
  Common stock................................     841,310    841,310    841,310
  Additional paid-in capital..................     230,229    230,229    230,229
  Retained earnings...........................   5,991,292  6,119,341  6,193,131
                                                ---------- ---------- ----------
                                                 7,062,831  7,190,880  7,264,670
                                                ---------- ---------- ----------
  Less reduction in stockholders' equity for
   note payable of 401(k) and Employee Stock
   Ownership Plan (notes 5 and 7).............     773,332    613,324    493,125
  Less treasury stock, at cost................   1,646,949  1,646,949  1,646,949
                                                ---------- ---------- ----------
      Total stockholders' equity..............   4,642,550  4,930,607  5,124,596
                                                ---------- ---------- ----------
                                                $8,484,786 10,681,941 10,652,974
                                                ========== ========== ==========

                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                             STATEMENTS OF EARNINGS

                                                                NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,                MARCH 31,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------- ----------  ----------  ----------  ----------
                                       AUDITED                      UNAUDITED
Sales...................  $15,680,821 15,574,308  16,583,201  12,176,357  13,205,659
Cost of sales...........   12,176,152 12,558,905  13,145,115   9,849,054  10,609,706
                          ----------- ----------  ----------  ----------  ----------
    Gross profit........    3,504,669  3,015,403   3,438,086   2,327,303   2,595,953
Selling, general and
 administrative
 expenses...............    2,589,315  2,605,816   2,741,593   1,978,482   2,236,820
                          ----------- ----------  ----------  ----------  ----------
    Earnings from
     operations.........      915,354    409,587     696,493     348,821     359,133
Other income (expenses),
 net....................      466,367   (170,451)   (483,848)   (374,717)   (229,812)
                          ----------- ----------  ----------  ----------  ----------
    Earnings (loss)
     before provision
     for income taxes...    1,381,721    239,136     212,645     (25,896)    129,321
Income taxes (note 6):
  Current provision.....      563,949     52,416      62,156         --       49,090
  Deferred benefit......        6,470     87,107      22,440      (3,522)      6,436
                          ----------- ----------  ----------  ----------  ----------
    Total income taxes..      570,419    139,523      84,596      (3,522)     55,526
                          ----------- ----------  ----------  ----------  ----------
    Net earnings
     (loss).............  $   811,302     99,613     128,049     (22,374)     73,795
                          =========== ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,                 MARCH 31,
                         -----------------------------------  ----------------------
                            1995         1996        1997        1997        1998
                         -----------  ----------  ----------  ----------  ----------
                                      AUDITED                       UNAUDITED
Beginning balance:
  Common Stock.......... $   841,310     841,310     841,310     841,310     841,310
  Additional Paid-in
   Capital..............     230,229     230,229     230,229     230,229     230,229
  Retained Earnings.....   5,122,780   5,900,158   5,991,292   5,991,292   6,119,341
  Less: Treasury stock..  (1,646,949) (1,646,949) (1,646,949) (1,646,949) (1,646,949)
  Less: Reduction in
   Equity for ESOP
   note.................         --          --     (773,332)   (773,332)   (613,324)
                         -----------  ----------  ----------  ----------  ----------
                           4,547,370   5,324,748   4,642,550   4,642,550   4,930,607
Changes:
  Net earnings..........     811,302      99,613     128,049     (22,374)     73,790
  Increase (reduction)
   in Equity for ESOP
   note.................         --     (773,332)    160,008     120,007     120,199
  Dividends paid........     (33,924)     (8,479)        --          --          --
                         -----------  ----------  ----------  ----------  ----------
                         $ 5,324,748   4,642,550   4,930,607   4,740,183   5,124,596
                         ===========  ==========  ==========  ==========  ==========
Ending balance:
  Common stock.......... $   841,310     841,310     841,310     841,310     841,310
  Additional Paid-in
   Capital..............     230,229     230,229     230,229     230,229     230,229
  Retained Earnings.....   5,900,158   5,991,292   6,119,341   5,968,919   6,193,131
  Less: Treasury stock..  (1,646,949) (1,646,949) (1,646,949) (1,646,949) (1,646,949)
  Less: Reduction in
   Equity for ESOP
   note.................         --     (773,332)   (613,324)   (653,326)   (493,125)
                         -----------  ----------  ----------  ----------  ----------
                         $ 5,324,748   4,642,550   4,930,607   4,740,183   5,124,596
                         ===========  ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                              NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,               MARCH 31,
                          ---------------------------------  ---------------------
                             1995       1996        1997        1997       1998
                          ----------  ---------  ----------  ----------  ---------
                                      AUDITED                     UNAUDITED
Cash flows from
 operating activities:
 Net earnings...........  $  811,302     99,613     128,049     (22,374)    73,795
                          ----------  ---------  ----------  ----------  ---------
 Adjustments to
  reconcile net earnings
  to net cash provided
  by operating
  activities:
 Depreciation...........     844,216    735,348     788,839     549,712    625,054
 Amortization of
  financing costs.......       1,506        --          --          --         --
 Amortization of
  noncorporate
  agreements income.....     (22,500)       --          --          --         --
 Increase in deposits...     (10,458)       --          --          --         --
 Increase in deferred
  income taxes..........     136,627    124,050      22,440      (3,522)    83,520
 Gain on sale of
  property..............    (638,314)    (2,601)     (8,700)      8,100        --
 (Increase) decrease in
  accounts receivable...     329,057   (465,139)   (558,891)    532,729    826,212
 (Increase) decrease in
  investment in joint
  venture...............     (61,950)    (5,498)     32,497      31,508     34,951
 (Increase) decrease in
  income taxes
  receivable............         --    (109,765)     78,708      11,745   (151,151)
 (Increase) decrease in
  inventory.............    (924,607)   276,487     357,386     379,998   (406,084)
 (Increase) decrease in
  prepaid expenses and
  deposits..............        (729)  (122,011)     56,348     151,515     92,374
 Increase (decrease) in
  accounts payable......    (209,647)    73,293     155,457      93,370    187,119
 Increase (decrease) in
  accrued liabilities...     121,540    (62,464)     31,238     (14,048)   (20,561)
 Increase (decrease) in
  income taxes payable..     346,605   (359,240)        --          680     15,512
                          ----------  ---------  ----------  ----------  ---------
  Total adjustments.....     (88,654)    82,460     955,322   1,741,787  1,286,946
                          ----------  ---------  ----------  ----------  ---------
  Net cash provided by
   operating
   activities...........     722,648    182,073   1,083,371   1,719,413  1,360,741
                          ----------  ---------  ----------  ----------  ---------
Cash flows from
 investing activities:
 (Increase) decrease in
  cash surrender value
  of officers' life
  insurance.............      (8,161)   (57,639)    (61,068)    (42,534)     2,134
 Purchase of property,
  plant and equipment...    (757,137)  (512,970) (3,038,354) (2,989,525)  (947,663)
 Proceeds from sale of
  property, plant and
  equipment.............     732,750      2,601       8,700         --         --
 (Increase) decrease of
  notes receivable......       5,700     (3,584)        --          --       3,584
                          ----------  ---------  ----------  ----------  ---------
  Net cash used in
   investing
   activities...........     (26,848)  (571,592) (3,090,722) (3,032,059)  (941,945)
                          ----------  ---------  ----------  ----------  ---------
Cash flows from
 financing activities:
 Proceeds from the
  issuance of ESOP
  note..................         --     800,000         --          --         --
 Increase (reduction) in
  equity for ESOP note
  payable...............         --    (773,332)    160,008     120,006    120,199
 Proceeds from the
  issuance of long term
  debt..................         --         --    2,218,900   2,218,900    248,676
 Retirement of long-term
  debt..................    (710,211)  (523,510)   (574,346)   (427,959)  (692,625)
 Dividends paid.........     (33,923)    (8,479)        --          --         --
                          ----------  ---------  ----------  ----------  ---------
  Net cash provided by
   (used in) financing
   activities...........    (744,134)  (505,321)  1,804,562   1,910,947   (323,750)
                          ----------  ---------  ----------  ----------  ---------
Net increase (decrease)
 in cash................     (48,334)  (894,840)   (202,789)    598,301     95,046
Cash and cash equivalent
 beginning..............   1,183,722  1,135,388     240,548     240,548     37,759
                          ----------  ---------  ----------  ----------  ---------
Cash and cash equivalent
 ending.................  $1,135,388    240,548      37,759     838,849    132,805
                          ==========  =========  ==========  ==========  =========
Supplemental disclosures
 of cash flows
 information:
Cash paid (received)
 during the year for:
 Interest...............  $  208,972    186,892     314,585     230,723    237,992
 Income taxes...........     211,179    496,490     (98,020)        --         --
                          ==========  =========  ==========  ==========  =========

                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  The Company was organized in 1908 to carry on the business of commercial printing. The Company serves customers nationally and in the normal course of its business grants credit to those customers.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates; however, management believes the estimates to be conservative and no significant adjustment to the estimates are anticipated.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market (see note 2).

 Property, Plant and Equipment

  Property, plant and equipment is stated in the accounts at cost. The Company provides for depreciation on such assets principally using accelerated methods.

  The following is a summary of the estimated useful lives used for computing depreciation.

   Building and improvements...................................... 20 - 40 years
   Machinery and equipment........................................  5 - 10 years
   Furniture and fixtures.........................................  5 - 10 years
   Vehicles.......................................................       5 years

  Expenditures for maintenance and repairs are charged against earnings. Expenditures for improvements and major renewals are capitalized. Cost and accumulated depreciation for properties sold or retired are removed from the accounts with any gain or loss included in earnings in the year of disposition (See note 4).

 Income Taxes

  Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of financial transactions for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when assets and liabilities are recovered or settled. (See note 6).

                           MCQUIDDY PRINTING COMPANY

(2) INVENTORIES

  Inventories (first-in, first-out), consisted of the following:

                                                        AUDITED        UNAUDITED
                                                  -------------------- ---------
                                                   JUNE 30,  JUNE 30,  MARCH 31,
                                                     1996      1997      1998
                                                  ---------- --------- ---------
   Raw materials:
     Paper....................................... $  969,993   549,400   552,868
     Bindery materials...........................      6,509     2,965     4,204
     Litho materials.............................      6,160     6,775    14,830
     Ink.........................................        517     1,854    32,313
     Indigo......................................        --        --      5,271
                                                  ---------- --------- ---------
                                                     983,179   560,994   609,486
     Manufactured stock..........................     37,593    49,367    47,756
     Work in process.............................    291,603   379,135   601,757
     Finished goods..............................     67,111    32,604   169,185
                                                  ---------- --------- ---------
                                                  $1,379,486 1,022,100 1,428,184
                                                  ========== ========= =========




(3) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                                    AUDITED           UNAUDITED
                                            ------------------------  ----------
                                             JUNE 30,     JUNE 30,    MARCH 31,
                                               1996         1997         1998
                                            -----------  -----------  ----------
   Land.................................... $   110,000      110,000     110,000
   Building................................   1,447,408    1,447,408   1,447,408
   Building improvements...................     247,547      247,547     240,856
   Machinery and equipment.................   9,691,511   12,223,333  13,041,595
   Furniture and fixtures..................     374,658      405,569     535,281
   Automobiles and trucks..................      87,629       54,779      54,778
                                            -----------  -----------  ----------
                                             11,958,753   14,488,636  15,429,918
   Less accumulated depreciation...........  (8,618,509)  (8,898,877)  9,517,555
                                            -----------  -----------  ----------
                                            $ 3,340,244    5,589,759   5,912,363
                                            ===========  ===========  ==========

  Depreciation expense was $844,216, $735,348 and $788,839 for June 30, 1995,
1996 and 1997, respectively using principally accelerated methods.

  Depreciation expense was $549,712 and $625,054 for the nine months ended March 31, 1997 and 1998 using principally accelerated methods.

                           MCQUIDDY PRINTING COMPANY

(4) NOTES PAYABLE AND LONG-TERM DEBT

  Long-term debt is as follows:

                                                      AUDITED        UNAUDITED
                                                -------------------- ---------
                                                 JUNE 30,  JUNE 30,  MARCH 31,
                                                   1996      1997      1998
                                                ---------- --------- ---------
   SunTrust Bank Equipment note................ $      --  2,218,900 2,003,174
   SunTrust Bank--ESOP note payable............    773,332   613,324   493,125
   Capital lease obligation--Fleet Credit
    Corporation................................        --        --        --
   Capital lease obligation--NationsBanc
    Leasing Corporation........................  2,105,035 1,690,697 1,360,069
   PBCC lease..................................        --        --    222,603
                                                ---------- --------- ---------
                                                 2,878,367 4,522,921 4,078,971
   Less current maturities.....................    528,625   867,242 1,054,551
                                                ---------- --------- ---------
                                                $2,349,742 3,655,679 3,024,420
                                                ========== ========= =========

  The Equipment note payable with SunTrust Bank dated August 20, 1996, was used to fund the purchase of equipment. The interest rate is based on a varying rate of interest which is equal to the lesser of 150 basis points above the 30-day LIBOR Rate as defined in the note or 135 basis points below the bank's base rate and requires monthly payments of $30,818 plus interest. The interest rate at June 30, 1997 and March 31, 1998 was 7.15%. The note is secured by equipment. The note is due August 2003.

  The ESOP note payable with SunTrust Bank dated April 23, 1996, is to fund the purchase of 6,400 shares of the Company's outstanding stock for the Company's 401(k) and Employee Stock Ownership Plan. At June 30, 1997 SunTrust Bank held the 5,547 shares as collateral on the loan. As principal payments are made the bank will release a pro-rata amount of shares held as collateral. The interest rate is based on a varying rate of interest which is equal to 180 basis points above the 30-day LIBOR Rate as defined in the note and requires monthly payments of $9,524 plus interest. The interest rate at June 30, 1996 and 1997 was 7.49%. The interest rate at December 31, 1997 was 7.52%. The note is due April 2003 (See note 6).

  The capital lease obligation with NationsBanc Leasing Corporation dated March 26, 1992, is a financing lease for the acquisition of printing equipment. The fixed rate lease bears interest at 7.06% and requires monthly payments of $45,832. The lease matures in August 1999.

  The PBCC lease obligation dated March 30, 1995, is a financing lease for the acquisition of printing equipment. The fixed rate lease bears interest at 9.97% and requires monthly payments of $10,019. The lease matures in May of 2000.

  Current maturities of long-term debt are as follows:

                                                             JUNE 30,  MARCH 31,
                                                               1997      1998
                                                            ---------- ---------
                                                             AUDITED   UNAUDITED
   1998.................................................... $  867,242       --
   1999....................................................    961,331 1,054,551
   2000....................................................  1,252,795 1,496,400
   2001....................................................    484,102   484,133
   2002....................................................    484,102   484,127
   Thereafter..............................................    473,349   559,760
                                                            ---------- ---------
                                                            $4,522,921 4,078,971
                                                            ========== =========

                           MCQUIDDY PRINTING COMPANY

  Notes payable are as follows:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   SunTrust Bank--Line of credit................................. $--  --   --
                                                                  ==== ===  ===

  The Company has available a $750,000 line of credit, with an interest rate of 8.50% at June 30, 1997.

(5) INCOME TAXES

  The Company adopted FASB Statement 109 as of July 1, 1993 and there was no significant cumulative effect adjustment.

  The Company has previously accounted for the credit carryforwards when used. A deferred tax liability has been provided for the tax and book depreciation differences and a deferred tax benefit has been recorded for the allowances for doubtful accounts.

  The components of income tax expense (benefit) are as follows:

                                  JUNE 30, JUNE 30,  JUNE 30,  MARCH 31, MARCH 31,
                                    1995     1996      1997      1997      1998
                                  -------- --------  --------  --------- ---------
                                           AUDITED                  UNAUDITED
   Federal:
     Current..................... $471,886  46,127    56,093       --     41,331
     Deferred....................    5,423  74,167    49,836    (2,965)    5,419
   State:
     Current.....................   92,063    (379)    6,063       --      7,759
     Deferred....................    1,047  19,608   (27,396)     (557)    1,017
                                  -------- -------   -------    ------    ------
                                  $570,419 139,523    84,596    (3,522)   55,526
                                  ======== =======   =======    ======    ======

  A reconciliation of the "expected" tax expense computed at the federal statutory rate of 34% to actual expense is as follows:

                                  JUNE 30, JUNE 30, JUNE 30,  MARCH 31, MARCH 31,
                                    1995     1996     1997      1997      1998
                                  -------- -------- --------  --------- ---------
                                           AUDITED                 UNAUDITED
   Computed "expected" tax
    expense (benefit)...........  $469,786  81,306   72,300    (9,830)   43,969
     State income tax (benefit),
      net of federal income tax
      benefits and industrial
      excise tax credit.........    61,453  12,691  (29,983)   (1,025)    9,108
     Other, net.................    39,180  45,526   42,279     7,333     2,449
                                  -------- -------  -------    ------    ------
   Actual tax expense...........  $570,419 139,523   84,596    (3,522)   55,526
                                  ======== =======  =======    ======    ======

                           MCQUIDDY PRINTING COMPANY

  The tax effect of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liability, are as follows:

                                                 JUNE 30,   JUNE 30,  MARCH 31,
                                                   1996       1997      1998
                                                 ---------  --------  ---------
                                                      AUDITED         UNAUDITED
   Deferred tax assets:
     Allowance for doubtful accounts--current..  $  55,312    66,252    66,252
     Industrial machinery credit carryforward--
      current..................................        --     44,469      (128)
                                                 ---------  --------  --------
                                                    55,312   110,721    66,124
   Deferred tax liabilities:
     Depreciation--long-term...................    192,412   270,261   309,185
                                                 ---------  --------  --------
       Net deferred tax liability..............  $(137,100) (159,540) (243,061)
                                                 =========  ========  ========

(6) EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) and Employee Stock Ownership Plan. The plan is contributory and employees are eligible to participate after service and age requirements are satisfied. Plan costs are funded as they accrue. Contributions and expenses under the plan amounted to $97,718, $104,736 and $211,941 for the years ended June 30, 1995, 1996 and 1997, respectively. Expenses of the Plan for the nine months ended March 31, 1997 and 1998 were $143,226 and $147,998, respectively.

  The Company has guaranteed the bank debt of the plan. The balance outstanding at June 30, 1996 and 1997 was $773,332 and $613,324. The balance outstanding at March 31, 1998 was $493,125. Accordingly such debt has been shown in the accompanying financial statements as a long-term liability (see note 4) with a corresponding reduction in stockholders' equity.

(7) CONCENTRATIONS OF CREDIT RISK

  The Company maintains its checking and investment accounts with financial institutions in the middle Tennessee area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

  The carrying amounts of cash, receivables and accounts payable approximate fair value due to the short-term nature of those items.

  The carrying amount of other financial instruments is a reasonable estimate of their fair value.

  The fair value of all debt obligations is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate. Based on the analyses, the carrying amounts approximate fair value.

                           MCQUIDDY PRINTING COMPANY

(9) CASH SURRENDER VALUE OF LIFE INSURANCE

  The components of cash surrender value of life insurance are as follows:

                        AUDITED                                                          UNAUDITED
         ----------------------------------------                                        ---------
         JUNE 30,                       JUNE 30,                                         MARCH 31,
           1996                           1997                                             1998
         --------                       --------                                         ---------
         $335,445                       396,513                                           394,379

--------
(A) The Company is the owner of six policies with The New England which have a face value of $1,450,000.
(B) The Company pays premiums on split dollar life insurance policies of seven executives. These policies are with The New England.
(C) The Company pays premiums on a policy for one of the executives through American General. The Company owns the policy which has a face value of $25,000.
(D) The Company pays premiums on a split dollar life insurance policy for one of the executives through National Life of Vermont. The Company owns the policy which has a face value of $500,000.

   Total premiums paid on all above policies for the year ended June 30, 1995, 1996 and 1997, respectively, were $110,601, $116,026 and $116,026.
   Total premiums paid on all the above policies for the nine months ended March 31, 1997 and 1998, respectively, were $96,206 and $84,106.

(10) CONTINGENCIES

  The Company is a defendant in a lawsuit filed by a former employee. On April 2, 1998 the Company, the former employee and Master Graphics, Inc. have entered into an agreement to settle the litigation in the amount of $228,120. The settlement is contingent upon Master Graphics, Inc. completing its acquisition of the Company.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Phillips Litho Co., Inc.
Springdale, Arkansas

  We have audited the accompanying balance sheets of Phillips Litho Co., Inc. as of December 31, 1996 and 1997, and the related statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the management of Phillips Litho Co., Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phillips Litho Co., Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          S.F. Fiser & Company, P.A.

Springdale, Arkansas
February 19, 1998

                            PHILLIPS LITHO CO., INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
Current assets
  Cash............................................... $   126,541  $     1,670
  Trade accounts receivable, less allowances of
   $41,647 in 1996 and $73,810 in 1997...............   2,410,370    2,751,733
  Accounts receivable stockholder....................      63,387      351,191
  Note receivable stockholder........................                  175,141
  Inventories........................................     673,273      772,348
  Income taxes refundable............................      58,850
  Deferred income tax asset..........................     171,909       14,288
  Other..............................................      72,927       38,722
                                                      -----------  -----------
    Total current assets.............................   3,577,257    4,105,093
                                                      -----------  -----------
Property, plant and equipment, at cost
  Land...............................................     192,450      192,450
  Buildings..........................................   1,289,298    1,406,684
  Equipment..........................................   7,631,526    7,991,147
  Vehicles...........................................     381,315      270,405
  Office furniture and equipment.....................     287,345      400,860
                                                      -----------  -----------
                                                        9,781,934   10,261,546
  Less accumulated depreciation......................   2,740,798    3,356,044
                                                      -----------  -----------
    Total property, plant and equipment..............   7,041,136    6,905,502
                                                      -----------  -----------
                                                      $10,618,393  $11,010,595
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt............... $   797,415  $   886,296
  Notes payable......................................     655,998      971,261
  Accounts payable...................................   1,020,790      981,930
  Income taxes currently payable.....................                  180,000
  Accrued expenses...................................      76,724       68,224
                                                      -----------  -----------
    Total current liabilities........................   2,550,927    3,087,711
                                                      -----------  -----------
Noncurrent deferred income taxes.....................     541,367      596,397
                                                      -----------  -----------
Long-term debt less current maturities...............   5,407,557    4,344,136
                                                      -----------  -----------
Stockholder's equity
  Common stock, no par value 1,000 shares authorized
   100 shares issued.................................         300          300
  Retained earnings..................................   2,347,726    3,211,535
  Less 25 treasury shares, at cost...................    (229,484)    (229,484)
                                                      -----------  -----------
    Total stockholder's equity.......................   2,118,542    2,982,351
                                                      -----------  -----------
                                                      $10,618,393  $11,010,595
                                                      ===========  ===========

                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            1995        1996         1997
                                         ----------- -----------  -----------
Sales................................... $12,162,315 $11,661,188  $12,726,710
Cost of sales...........................   8,776,481   9,013,436    8,639,791
                                         ----------- -----------  -----------
Gross profit............................   3,385,834   2,647,752    4,086,919
Selling and general and administrative
 expenses...............................   2,597,722   2,771,707    2,870,507
                                         ----------- -----------  -----------
Operating income (loss).................     788,112    (123,955)   1,216,412
                                         ----------- -----------  -----------
Other income (expenses)
  Loss on disposition of airplane.......                              (54,845)
  Proceeds in settlement of lawsuit.....                              150,000
  Miscellaneous.........................      14,789       3,877       42,365
                                         ----------- -----------  -----------
    Total other income..................      14,789       3,877      137,520
                                         ----------- -----------  -----------
Income (loss) before income taxes.......     802,901    (120,078)   1,353,932
Provision for income taxes (benefit)....     282,431     (43,137)     490,123
                                         ----------- -----------  -----------
Net income (loss)....................... $   520,470 $   (76,941) $   863,809
                                         =========== ===========  ===========


                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                        STATEMENTS OF RETAINED EARNINGS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

Balance January 1, 1995............................................. $1,904,197
  Net income........................................................    520,470
                                                                     ----------
Balance December 31, 1995...........................................  2,424,667
  Net loss..........................................................    (76,941)
                                                                     ----------
Balance December 31, 1996...........................................  2,347,726
  Net income........................................................    863,809
                                                                     ----------
Balance December 31, 1997........................................... $3,211,535
                                                                     ==========



                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  ----------
Cash flows from operating activities
  Net income (loss)...................... $   520,470  $   (76,941) $  863,809
  Adjustments to reconcile net income
   (loss) to net cash provided (used) by
   operating activities
    Depreciation.........................     350,051      524,119     631,630
    Proceeds in settlement of lawsuit....                             (150,000)
    Increase (decrease) in deferred
     income taxes........................      96,533      (43,137)    212,651
    Net change in income taxes refundable
     and currently payable...............     (18,782)    (118,311)    238,850
    Decrease (increase) in accounts
     receivable..........................  (1,358,216)     662,654    (629,167)
    Decrease (increase) in inventories...    (308,747)     317,830     (99,075)
    Increase (decrease) in accounts
     payable.............................     300,948       36,453     (38,860)
    Other................................    (148,023)       8,049      80,550
                                          -----------  -----------  ----------
Cash provided (used) by operating
 activities..............................    (565,766)   1,310,716   1,110,388
                                          -----------  -----------  ----------
Cash flows from investing activities
  Loan to stockholder....................                             (175,141)
  Purchase of property and equipment.....  (1,136,070)  (3,633,587)   (473,822)
  Disposition of equipment...............      44,995                   72,981
                                          -----------  -----------  ----------
Cash used by investing activities........  (1,091,075)  (3,633,587)   (575,982)
                                          -----------  -----------  ----------
Cash flows from financing activities
  Net change in notes payable............     598,544     (474,000)    315,263
  Long-term borrowings...................   1,332,450    6,346,547      17,500
  Repayments of long-term debt...........    (353,056)  (3,432,297)   (992,040)
                                          -----------  -----------  ----------
Cash provided (used) by financing
 activities..............................   1,577,938    2,440,250    (659,277)
                                          -----------  -----------  ----------
Increase (decrease) in cash..............     (78,903)     117,379    (124,871)
Cash at beginning of year................      88,065        9,162     126,541
                                          -----------  -----------  ----------
Cash at end of year...................... $     9,162  $   126,541  $    1,670
                                          ===========  ===========  ==========
Supplemental information
  Cash payments for
    Interest............................. $   268,927  $   480,473  $  510,200
    Income taxes.........................     204,680      116,355      40,000
  Noncash transaction
    Equipment received in settlement of
     lawsuit.............................                              150,000

                See accompanying notes to financial statements.

                           PHILLIPS LITHO CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996 AND 1997

NOTE 1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Business activity--

  Phillips Litho Co., Inc. is an Arkansas corporation specializing in the production of printed materials. The Company's sales are primarily to commercial customers throughout Northwest Arkansas and surrounding areas.

 Settlement of lawsuit--

  During 1996 the Company experienced severe operating problems with certain new printing equipment. Due to excessive waste and lack of product quality, these problems had a significant negative impact on the Company's gross margins and established customer relationships. Ultimately, the Company sued the manufacturer of the equipment. In 1997 the lawsuit was settled in favor of Phillips Litho Co., Inc. The settlement agreement required the manufacturer to deliver and install certain additional equipment having an estimated fair value of $150,000. These alterations to the original equipment eliminated the problems experienced in 1996.

 Restatement of 1996 financial statements--

  Due to the problems experienced in 1996 as detailed above, the Company lost a significant customer for failure to produce printed material of a desired quality. In order to salvage the relationship, Phillips Litho Co., Inc. entered into a binding commitment to print the 1997 product for the amount previously paid by the customer in 1996. This commitment was not originally recorded in the 1996 financial statements.

  The 1996 financial statements have been restated to reflect the effect of the above described commitment resulting in a decrease in net income before income taxes of $252,917 and in net income of $170,015.

 Depreciation--

  Depreciation is provided for using the straight-line method. Estimated useful lives are as follows:

                                                                         YEARS
                                                                       ---------
   Buildings.......................................................... 30-31 1/2
   Equipment..........................................................  5-10
   Vehicles...........................................................  5-7
   Office furniture and equipment.....................................  5-7

 Income taxes--

  Deferred income taxes are provided based upon the asset-and-liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Allowance for uncollectible accounts--

  The Company uses the allowance method of accounting for bad debts. This allowance, as of the end of each year, is determined by management based upon a review of all individual account balances comprising total accounts receivable. Management considers past credit history, customer's financial condition, subsequent payment of account balances, and other facts as appropriate.

 Interest--

  Total interest expense was $291,518, $481,377 and $494,046 in 1995, 1996 and
1997, respectively. No interest expense was capitalized in any year.

 Cash--

  Checks outstanding in excess of related cash balances totaling approximately $162,000 and $79,000 at December 31, 1996 and 1997, respectively, were included in trade accounts payable.

 Cash equivalents--

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term securities purchased with a maturity of three months or less to be cash equivalents. However, no such securities were owned by the Company during 1996 or 1997.

 Advertising cost--

  The Company expenses all advertising cost as incurred. Total advertising cost for the years ended December 31, 1995, 1996 and 1997, was $33,269, $54,805 and $39,735, respectively.

 Estimates and assumptions--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2) INVENTORIES:

  Inventories are valued at the lower of cost (first-in first-out) or market and were composed of the following at December 31, 1996 and 1997:

                                                                 1996     1997
                                                               -------- --------
   Paper...................................................... $382,054 $405,782
   Supplies...................................................   83,632  103,678
   Work in process............................................  207,587  262,888
                                                               -------- --------
                                                               $673,273 $772,348
                                                               ======== ========

NOTE 3) NOTES PAYABLE:

  Notes payable consist of the following:

                                                               1996     1997
                                                             -------- --------
   8.5% note payable to a bank, collateralized by accounts
    receivable, inventory, furniture and fixtures, and
    equipment............................................... $625,998 $790,998
   9.5% note payable to an individual, unsecured............   30,000   30,000
   8.875% note payable to a bank, unsecured.................           150,263
                                                             -------- --------
                                                             $655,998 $971,261
                                                             ======== ========

                           PHILLIPS LITHO CO., INC.

NOTE 4) BANK LINE OF CREDIT:

  The Company has a $2,250,000 line of credit through a commercial bank, which expires April 15, 1998. At December 31, 1997, $790,998 had been advanced through this agreement.

NOTE 5) LONG-TERM DEBT:

  Long-term debt is composed of the following:

                                                             1996       1997
                                                          ---------- ----------
   7.35% to 7.625% notes payable to a bank, payable
    $57,676 monthly and $50,000 quarterly including
    interest, collateralized by accounts receivable,
    inventory, furniture and fixtures, equipment and real
    estate............................................... $5,928,650 $5,217,721
   10% note payable to a bank, payable $563 monthly
    including interest, collateralized by a certain
    vehicle..............................................                12,711
   8.75% to 9.0% notes payable to a bank, payable $7,980
    monthly including interest, collateralized by
    equipment, vehicles and a certain airplane...........    276,322
                                                          ---------- ----------
                                                           6,204,972  5,230,432
   Less current maturities...............................    797,415    886,296
                                                          ---------- ----------
                                                          $5,407,557 $4,344,136
                                                          ========== ==========

  Long-term debt matures as follows:

   1998.............................................................. $  886,296
   1999..............................................................  1,109,895
   2000..............................................................    596,741
   2001..............................................................    450,000
   2002..............................................................    450,000
   Thereafter........................................................  1,737,500

NOTE 6) RELATED PARTY TRANSACTIONS:

  From time to time, the Company may loan funds to, or borrow funds from, its stockholder and members of his immediate family at prevailing market interest rates. Such amounts are generally unsecured and due on demand. These amounts are disclosed in the balance sheets as "Note receivable stockholder" and as part of "Notes Payable" (see Note 3). Interest expense on affiliated borrowings was $11,791 in 1995, and $2,850 in 1996 and 1997. Interest earned on loans to stockholder was $13,059 in 1997.

NOTE 7) MAJOR CUSTOMERS:

  The Company's gross sales to one major customer were $3,120,909 or 25.7% of sales for the year ended December 31, 1995. Gross sales to two major customers were $1,682,096 and $1,838,275 or 29.5% of total sales in 1996 and $1,580,377 and $2,452,983 or 31.7% of total sales in 1997.

                           PHILLIPS LITHO CO., INC.

NOTE 8) INCOME TAXES:

  The income tax provision for the years ended December 31, 1995, 1996 and 1997, is composed of the following:

                                                       1995     1996      1997
                                                     -------- --------  --------
   Current
     Federal........................................ $146,804           $237,000
     State..........................................   39,094             40,472
                                                     --------           --------
                                                      185,898            277,472
                                                     --------           --------
   Deferred
     Federal........................................   77,354 $(36,873)  170,284
     State..........................................   19,179   (6,264)   42,367
                                                     -------- --------  --------
                                                       96,533  (43,137)  212,651
                                                     -------- --------  --------
                                                     $282,431 $(43,137) $490,123
                                                     ======== ========  ========

  A reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate follows:

                                                         1995   1996    1997
                                                         ----   -----   ----
   Statutory tax rate................................... 34.0 % (34.0)% 34.0 %
   State income taxes, net of federal income tax
    benefit.............................................  4.3    (3.4)   4.0
   Other items, net..................................... (3.1)    1.5   (1.8)
                                                         ----   -----   ----
   Effective tax rate................................... 35.2 % (35.9)% 36.2 %
                                                         ====   =====   ====

  Deferred tax liabilities (assets) are composed of the following:

                                                            1996       1997
                                                          ---------  --------
   Net operating loss and alternative minimum tax credit
    carryovers..........................................  $(171,909) $(14,288)
   Depreciation.........................................    541,367   596,397
                                                          ---------  --------
                                                          $ 369,458  $582,109
                                                          =========  ========

  Net deferred income taxes are disclosed in the accompanying balance sheets as follows:

                                                                1996     1997
                                                              -------- --------
   Current assets
     Deferred income tax asset............................... $171,909 $ 14,288
   Noncurrent deferred income taxes..........................  541,367  596,397
                                                              -------- --------
                                                              $369,458 $582,109
                                                              ======== ========

NOTE 9) FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash--

  The carrying amount of cash is its fair value.

                           PHILLIPS LITHO CO., INC.

 Note receivable--

  The terms of the Company's note receivable from stockholder are reset periodically to reflect current market conditions. Consequently, the carrying value of such assets approximates fair value.

 Notes payable--

  The interest rates on the Company's notes payable are reset periodically to reflect current market rates. Consequently, the carrying value of such liabilities approximates fair value.

NOTE 10) EMPLOYEE BENEFIT PLAN:

  The Company maintains a 401(k) plan with profit-sharing features in which its employees are eligible to participate after they complete one year of service. Contributions to the plan are made each year by the Company in discretionary amounts determined by its Board of Directors. Contributions were $46,471 in 1995, $25,082 in 1996, and $26,534 in 1997.

                          INDEPENDENT AUDITORS REPORT

The Board of Directors Hederman Brothers, Inc.:

  We have audited the accompanying balance sheets of Hederman Brothers, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hederman Brothers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
February 27, 1998

                            HEDERMAN BROTHERS, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $   78,669  $    87,852
  Accounts receivable, net..........................   1,209,418    1,335,750
  Inventories.......................................     351,198      433,970
  Prepaid expenses and other current assets.........     221,429      191,168
                                                      ----------  -----------
    Total current assets............................   1,860,714    2,048,740
                                                      ----------  -----------
Property, plant and equipment, net..................   6,961,821    7,788,259
Cash surrender value of life insurance less policy
 loan of $178,928 in 1997 and $143,863 in 1996......     144,411      156,098
Other assets........................................       7,799       12,032
                                                      ----------  -----------
    Total assets....................................  $8,974,745  $10,005,129
                                                      ==========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash Overdraft....................................           0      112,373
  Current maturities of long-term debt..............     786,494      872,437
  Accounts payable..................................     364,366      476,615
  Accrued expenses..................................     232,298      320,860
                                                      ----------  -----------
    Total current liabilities.......................   1,383,158    1,782,285
                                                      ----------  -----------
Long-term debt, net of current maturities...........   5,309,347    6,281,090
Long-term debt to stockholders......................   1,788,000    1,807,000
Commitments and contingencies
Shareholders' equity:
  Common stock, $100 par value; 50,000 shares
   authorized;
   7,421 shares issued and outstanding..............     721,400      721,400
  Additional paid in capital........................     831,852      831,852
  Retained earnings (deficit).......................  (1,059,012)  (1,418,498)
                                                      ----------  -----------
    Total shareholders' equity......................     494,240      134,754
                                                      ----------  -----------
    Total liabilities and shareholders' equity......  $8,974,745  $10,005,129
                                                      ==========  ===========

                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1995        1996        1997
                                          ----------  ----------  -----------
Net sales................................ $8,556,102  $9,359,500  $10,458,663
Cost of sales............................  6,491,668   6,850,953    8,104,057
                                          ----------  ----------  -----------
  Gross profit...........................  2,064,434   2,508,547    2,354,606
Selling, general and administrative
 expenses................................  1,860,712   2,030,855    2,032,217
                                          ----------  ----------  -----------
  Income from operations.................    203,722     477,692      322,389
Other income (expense):
  Interest expense.......................   (670,585)   (688,906)    (732,827)
  Interest income........................      7,008      18,476       11,888
  Gain on disposal of assets.............     99,966      12,387        8,145
  Other..................................     50,305       4,832       30,919
                                          ----------  ----------  -----------
    Other expense, net...................   (513,306)   (653,211)    (681,875)
                                          ----------  ----------  -----------
Net income............................... $ (309,584) $ (175,519) $  (359,486)
                                          ==========  ==========  ===========



                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                          ADDITIONAL  RETAINED        TOTAL
                                  COMMON   PAID-IN    EARNINGS    SHAREHOLDERS'
                                  STOCK    CAPITAL    (DEFICIT)      EQUITY
                                 -------- ---------- -----------  -------------
Balances, December 31, 1994..... $650,000  $  3,252  $  (573,909)   $  79,343
  Issuance of 714 shares of
   common stock upon conversion
   of stockholders' notes.......   71,400   828,600          --       900,000
  Distributions--1995...........      --        --           --           --
  Net income--1995..............      --        --      (309,584)    (309,584)
                                 --------  --------  -----------    ---------
Balances, December 31, 1995.....  721,400   831,852     (883,493)     669,759
  Distributions--1996...........      --        --           --           --
  Net income--1996..............      --        --      (175,519)    (175,519)
                                 --------  --------  -----------    ---------
Balances, December 31, 1996.....  721,400   831,852   (1,059,012)     494,240
  Distributions--1997...........      --        --           --           --
  Net income--1997..............      --        --      (359,486)    (359,486)
                                 --------  --------  -----------    ---------
Balances, December 31, 1997..... $721,400  $831,852  $(1,418,498)   $ 134,754
                                 ========  ========  ===========    =========


                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $  (309,584) $  (175,519) $  (359,486)
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization........      631,740      673,110      787,297
   (Gain) loss on disposal of
    equipment...........................      (99,966)     (12,387)      (8,145)
   Changes in operating assets and
    liabilities:
   (Increase) decrease in:
    Accounts receivable.................          193      (57,713)    (126,332)
    Inventories.........................       19,340       19,335      (82,772)
    Prepaid expenses and other current
     assets.............................      (70,415)      30,472       30,261
   Increase (decrease) in:
    Accounts payable....................     (176,464)      37,170      112,249
    Accrued expenses....................      (12,918)     124,351       88,562
                                          -----------  -----------  -----------
      Net cash provided by (used in)
       operating activities.............      (18,074)     638,819      441,634
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Decrease (increase) in non-current
  receivables...........................       (5,080)     112,281       (4,233)
 Purchases of property, plant and
  equipment.............................   (1,563,668)    (320,776)  (1,614,790)
 Proceeds from sales of property, plant
  and equipment.........................      721,877       19,800        9,200
 Decrease (increase) in cash surrender
  value of life insurance...............      (10,777)         858      (11,687)
                                          -----------  -----------  -----------
      Net cash used in investing
       activities.......................     (857,648)    (187,837)  (1,621,510)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from long-term debt...........    1,785,700    1,311,770    4,111,500
 Principal payments on installment
  debt..................................   (1,091,528)  (1,653,400)  (3,053,814)
 Proceeds from stockholder loans........      100,000            0       19,000
 Book overdraft in bank account.........       44,261      (44,261)     112,373
                                          -----------  -----------  -----------
      Net cash used in financing activi-
       ties.............................      838,433     (385,891)   1,189,059
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      (37,289)      65,091        9,183
Cash and cash equivalents, beginning of
 year...................................       50,867       13,578       78,669
                                          -----------  -----------  -----------
Cash and cash equivalents, end of year..  $    13,578  $    78,669  $    87,852
                                          ===========  ===========  ===========


                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1995, 1996, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization

  Hederman Brothers, Inc. (The Company) was organized in June 1982. Its principal business activity is commercial printing.

 (b) Property, Plant, and Equipment

  Property, plant and equipment is stated at cost. Depreciation is provided over the estimated useful lives of the assets using straight-line and accelerated methods.

 (c) Inventories

  Inventories are stated at the lower of cost or market on a specific identification basis.

 (d) Income Taxes

  The stockholders of the Company have elected, under the S Corporation provisions of the Internal Revenue Code and similar provisions of Mississippi law, for earnings and losses to be taxed directly to the stockholders.

 (e) Cash Equivalents

  The Company considers money market accounts, and certificates of deposit with an original maturity of three months or less, to be cash equivalents.

 (f) Use of Estimates

  Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosures of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (g) Pension Plan

  The Company has a defined benefit pension plan (the Plan) covering substantially all of its employees. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets are invested primarily in equity and fixed income securities. The Company accounts for the Plan under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

 (h) Trade Receivables

  The Company's trade receivables are primarily concentrated with its printing customers in the Mid-South area. The Company performs on-going credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that adequate allowances are maintained for any uncollectible accounts.

 (i) Long-lived Assets

  Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed are reported at the lower of carrying amount or fair value less cost to sell.

2. INVENTORIES

  Inventories as of December 31, 1996 and 1997 consisted of the following:

                                                                 1996     1997
                                                               -------- --------
   Raw materials.............................................. $171,633 $219,242
   Work in-process............................................  133,911  174,720
   Finished goods.............................................   45,654   40,008
                                                               -------- --------
     Total.................................................... $351,198 $433,970
                                                               ======== ========

3. PENSION PLAN

  The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1997:

                                                           1996        1997
                                                        ----------  ----------
   Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $1,510,574 and $1,452,461.............  $1,527,211  $1,469,095
                                                        ----------  ----------
   Projected benefit obligation for service rendered
    to date...........................................  $1,804,752  $1,733,504
   Plan assets at fair value..........................   1,875,911   2,515,458
                                                        ----------  ----------
   Plan assets in excess of projected benefit obliga-
    tion..............................................      71,159     781,954
   Unrecognized net (gain) or loss from past experi-
    ence different from that assumed..................     276,508    (489,143)
   Unrecognized net transition asset..................    (174,542)   (152,724)
                                                        ----------  ----------
   Prepaid pension cost included in prepaid expenses..  $  173,125  $  140,087
                                                        ----------  ----------

  The present value of the projected benefit obligation at December 31, 1996 and 1997 was determined using discount rates of 7.25% and 7.00%, respectively, and an assumed rate of increase in compensation of 5.00% for both years.

  Net pension cost included the following components:

                                               1995       1996       1997
                                             ---------  ---------  ---------
   Service cost--benefits earned during the
    year.................................... $  46,172  $  53,148  $  66,203
   Interest cost on projected benefit
    obligation..............................    97,240    111,044    127,691
   Actual (return)/loss on Plan assets......  (546,126)    20,287   (755,304)
   Net amortization and deferral............   415,996   (185,880)   602,378
                                             ---------  ---------  ---------
     Net periodic pension cost.............. $  13,282  $  (1,401) $  40,968
                                             =========  =========  =========

  Assumptions used in developing the net periodic costs were as follows:

                                                               1995  1996  1997
                                                               ----  ----  ----
   Discount rate.............................................. 7.50% 7.25% 7.25%
   Rate on increase in compensation........................... 5.00% 5.00% 5.00%
   Expected long-term rate of return of plan assets........... 8.00% 8.00% 8.00%

                            HEDERMAN BROTHERS, INC.

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                            DECEMBER 31
                                          ESTIMATED   ------------------------
                                         USEFUL LIVES    1996         1997
                                         ------------ -----------  -----------
   Land.................................      --      $   350,000  $   350,000
   Building.............................   39 years     4,439,190    4,439,190
   Printing machinery and equipment.....  5-10 years    5,053,678    6,210,351
   Office equipment.....................  5-7 years       391,145      410,586
   Automotive equipment.................   5 years        207,379      194,323
                                                      -----------  -----------
                                                      $10,441,392  $11,604,450
   Accumulated depreciation.............               (3,479,571)  (3,816,191)
                                                      -----------  -----------
                                                      $ 6,961,821  $ 7,788,259
                                                      ===========  ===========

5. NOTES PAYABLE TO BANK

  The Company has a revolving credit agreement for loans up to $500,000, with a variable interest rate based on prime. At December 31, 1996 and 1997, there were no balances outstanding under this line. The line expires on May 17, 1998 and is secured by inventories and accounts receivable.

6. LONG-TERM DEBT TO STOCKHOLDERS

  Long-term notes payable to stockholders were as follows:

                                                               DECEMBER 31
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
   8% unsecured note due January 1, 1999................. $  588,000 $  607,000
   8% unsecured note due January 1, 1999.................  1,200,000  1,200,000
                                                          ---------- ----------
                                                          $1,788,000 $1,807,000
                                                          ========== ==========

  Notes in the principal amount of $900,000 were converted to 714 shares of common stock in 1995. Interest paid on the above stockholders' notes amounted to $216,000, $152,000 and $147,510 in 1995, 1996 and 1997, respectively.

7. OTHER LONG-TERM DEBT

  A summary of long-term debt, excluding notes to stockholders, follows:

                                                            DECEMBER 31
                                                        -------------------
                                                         1996      1997
                                                        ------- -----------
   Notes payable to bank in monthly installments of
    $20,944, including interest at 7.0%, due January 1
    2004; secured by printing machinery................ $   --  $ 1,229,502
   Note payable to bank in monthly installments of
    $12,812; including interest at 7.5%, due March 15,
    1999; secured by printing machinery................ 317,581     183,312

                            HEDERMAN BROTHERS, INC.

                                                            DECEMBER 31
                                                       ---------------------
                                                          1996       1997
                                                       ---------- ----------
   Note payable to February 1, 1998, interest at 7.56
    % secured by printing machinery. The Company has
    a bank commitment to refinance on February 1,
    1998.............................................         --   2,380,000
   Note payable to bank in monthly installments of
    $35,416, including interest at 8.0%, due January
    1, 2004; secured by land and building............   3,253,695  3,086,453
   Note payable to January 1, 1997, interest at
    7.93%, secured by printing machinery; refinanced
    January 1, 1997..................................   1,285,700        --
   Note payable to bank in monthly installments of
    $11,792, plus interest at 7%, due August 15,
    2000, secured by printing machinery..............     518,865        --
   Note payable to bank in monthly installments of
    $10,785, including interest at 8.0%, due April
    15, 2000; secured by equipment...................         --     274,260
   Note payable to bank in monthly installments of
    $15,000, plus interest at prime, due December 31,
    2000, secured by accounts receivable and
    inventory........................................     720,000        --
                                                       ---------- ----------
                                                        6,095,841  7,153,527
   Less current portion..............................     786,494    872,437
                                                       ---------- ----------
                                                       $5,309,347 $6,281,090
                                                       ========== ==========

  Interest paid to non-related parties was $450,955, $425,542 and $512,593 in 1995, 1996, and 1997, respectively. Future maturities of long-term debt at December 31, 1997 follow:

   YEAR ENDING
   DECEMBER 31                                                          AMOUNT
   -----------                                                        ----------
    1998............................................................. $  872,437
    1999.............................................................    848,402
    2000.............................................................    784,936
    2001.............................................................    800,979
    2002.............................................................    863,554
    Thereafter.......................................................  2,983,219
                                                                      ----------
                                                                      $7,153,527
                                                                      ==========

8. SUBSEQUENT EVENT

  As of March 4, 1998, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and simultaneously refinanced the Company's outstanding debt. Prior to the closing, the Company's land and building and the related mortgage debt were sold to the Company's previous stockholders, who have entered into a lease agreement with Premiere Graphics, Inc., a subsidiary of Master Graphics, for the use of the facility.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
HARPERPRINTS, INC.

  We have audited the accompanying Balance Sheets of HARPERPRINTS, INC. (the "Company") as of December 31, 1996 and 1997, and the related Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the Company's financial position as of December 31, 1996 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Becker & Company, P.C.

February 26, 1998, except for Note 14, which is as of March 25, 1998 Lanham, Maryland

                               HARPERPRINTS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                              1996       1997
                                                           ---------- ----------
                         ASSETS
CURRENT ASSETS
Cash and cash equivalents................................  $  268,200 $    5,768
Trade accounts receivable, net of allowance for doubtful
 accounts of $8,027 in 1996 and $12,396 in 1997..........   1,211,432  1,430,976
Current portion of employee notes receivable.............       2,199        275
Raw materials inventory..................................     158,426    139,677
Unbilled receivables.....................................     137,275    490,013
Prepaid expenses.........................................      15,416     14,871
Prepaid income taxes.....................................     121,360     27,404
Current portion of mortgage note receivable..............       2,453      2,657
Current portion of stockholder note receivable...........      76,667    153,333
Stockholder loan (see Note 9)............................     199,631      8,569
Other receivables........................................         --      10,956
                                                           ---------- ----------
 Total Current Assets....................................   2,193,059  2,284,499
                                                           ---------- ----------
PROPERTY AND EQUIPMENT, net of accumulated amortization
 and depreciation (see Note 3)...........................   2,789,378  3,155,114
                                                           ---------- ----------
LEASED PROPERTY UNDER CAPITAL LEASES, net of accumulated
 amortization (see Note 4)...............................     686,406    531,224
                                                           ---------- ----------
OTHER ASSETS
Deposits.................................................      25,919     33,809
Mortgage note receivable (see Note 5)....................      97,204     94,547
Stockholder note receivable, noncurrent portion (see Note
 9)......................................................     153,334     76,667
Employee notes receivable, noncurrent portion............         780        --
Life insurance cash surrender value, net of policy loans
 of $20,382 in 1996 and $16,150 in 1997..................     279,255    297,051
                                                           ---------- ----------
 Total Other Assets......................................     556,492    502,074
                                                           ---------- ----------
 TOTAL ASSETS............................................  $6,225,335 $6,472,911
                                                           ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of capital lease obligations.............  $  161,298 $  118,844
Current portion of long-term debt........................     786,672    872,966
Trade accounts payable...................................     374,748    805,741
Advance billings.........................................     258,347    156,807
Payroll and sales taxes payable..........................      11,736     15,561
Accrued expenses.........................................     313,992    246,332
                                                           ---------- ----------
 Total Current Liabilities...............................   1,906,793  2,216,251
                                                           ---------- ----------
NONCURRENT LIABILITIES
Capital lease obligations, net of current portion (see
 Note 4).................................................     209,884     98,548
Long-term debt, net of current portion (see Note 7)......   1,215,232  1,077,476
                                                           ---------- ----------
 Total Noncurrent Liabilities............................   1,425,116  1,176,024
                                                           ---------- ----------
DEFERRED INCOME TAXES (see Note 8).......................     424,281    439,578
                                                           ---------- ----------
  Total Liabilities......................................   3,756,190  3,831,853
                                                           ---------- ----------
STOCKHOLDERS' EQUITY
Common stock.............................................      48,031     48,031
Retained earnings........................................   2,472,994  2,644,907
                                                           ---------- ----------
                                                            2,521,025  2,692,938
Less Treasury stock, at cost.............................      51,880     51,880
                                                           ---------- ----------
  Total Stockholders' Equity.............................   2,469,145  2,641,058
                                                           ---------- ----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $6,225,335 $6,472,911
                                                           ========== ==========

       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                          1996         1997
                                                       -----------  -----------
SALES, net............................................ $10,428,129  $10,904,116
Manufacturing costs...................................   7,512,931    8,296,689
                                                       -----------  -----------
GROSS PROFIT..........................................   2,915,198    2,607,427
Administrative expenses...............................     846,751      968,304
Selling expenses......................................     900,548      952,657
Profit sharing and incentives (see Note 10)...........     199,996      111,500
                                                       -----------  -----------
OPERATING EXPENSES....................................   1,947,295    2,032,461
                                                       -----------  -----------
OPERATING INCOME......................................     967,903      574,966
Other income (expenses), net..........................      20,848     (100,887)
Interest (expense)....................................    (223,388)    (177,296)
                                                       -----------  -----------
INCOME BEFORE INCOME TAXES............................     765,363      296,783
Income tax expense (see Note 8).......................     306,585      124,870
                                                       -----------  -----------
NET INCOME............................................ $   458,778  $   171,913
                                                       ===========  ===========



       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                         COMMON STOCK ($100 PAR VALUE)                 TREASURY STOCK
                         ----------------------------------            ---------------     TOTAL
                           SHARES     SHARES                 RETAINED  SHARES           STOCKHOLDERS
                         AUTHORIZED   ISSUED      AMOUNT     EARNINGS   HELD   AMOUNT      EQUITY
                         ----------------------- ---------- ---------- ------ --------  ------------
BALANCE at December 31,
 1995...................      1,000     480.3082 $   48,031 $2,014,216   60   $(51,880)  $2,010,367
  NET INCOME............        --           --         --     458,778  --         --       458,778
                           --------  ----------- ---------- ----------  ---   --------   ----------
BALANCE at December 31,
 1996...................      1,000     480.3082     48,031  2,472,994   60    (51,880)   2,469,145
  NET INCOME............        --           --         --     171,913  --         --       171,913
                           --------  ----------- ---------- ----------  ---   --------   ----------
BALANCE at December 31,
 1997...................      1,000     480.3082 $   48,031 $2,644,907   60   $(51,880)  $2,641,058
                           ========  =========== ========== ==========  ===   ========   ==========




       See Independent Auditors' Report and Notes to Financial Statements

                              HARPERPRINTS, INC.

                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                             1996       1997
                                                           ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................  $ 458,778  $171,913
Adjustment to reconcile net income to net cash provided
 by operating activities
Depreciation and amortization............................    713,329   820,142
(Gain) on sale of assets.................................    (21,932)  (24,392)
Deferred taxes...........................................     73,786    15,651
Deposits.................................................    166,129       --
Trade accounts receivable, net...........................     95,310  (219,544)
Raw materials inventory and unbilled receivables.........     58,210  (333,990)
Other current assets.....................................     (5,265)  (18,846)
Trade accounts payable...................................     74,925   430,993
Income taxes payable.....................................   (401,196)   93,602
Other current liabilities................................    123,305  (168,275)
                                                           ---------  --------
Net Cash Provided By Operating Activities................  1,335,379   767,254
                                                           ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.....................................   (421,361) (282,984)
Proceeds from sale of assets.............................     55,695    55,500
Cash surrender value of life insurance, net of loans.....    (14,116)  (17,796)
Stockholder loan repayment...............................   (429,632)  178,163
                                                           ---------  --------
Net Cash (Used for) Investing Activities.................   (809,414)  (67,117)
                                                           ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments from mortgage note receivable.........      2,266     2,453
Principal payments on long-term debt and capital leases..   (854,012) (967,726)
Principal payments from employee loans...................      5,559     2,704
                                                           ---------  --------
Net Cash (Used for) Financing Activities.................   (846,187) (962,569)
                                                           ---------  --------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS..............   (320,222) (262,432)
Beginning of year........................................    588,422   268,200
                                                           ---------  --------
End of year..............................................  $ 268,200  $  5,768
                                                           =========  ========

               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  The Company paid interest of $215,983 and $172,855 for the years ending December 31, 1996 and 1997, respectively.

  The Company paid income taxes of $636,796 and $15,617 for the years ending December 31, 1996 and 1997, respectively.

  The Company incurred capital lease and notes payable obligations for new equipment of $1,157,369 and $762,475 for the years ended December 31, 1996 and 1997, respectively.

      See Independent Auditors' Report and Notes to Financial Statements

                              HARPERPRINTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND PURPOSE

  HARPERPRINTS, INC. (the "Company") was incorporated on May 31, 1974 under the laws of the State of North Carolina. The Company manufactures and sells printed products from its location in Henderson, North Carolina. The Company grants credit to customers, substantially all of whom are commercial establishments located in North Carolina and Southern Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Company's financial statements are prepared on the accrual basis of accounting. Therefore, revenues and related assets are recognized when earned, and expenses and related liabilities are recognized when the obligations are incurred.

 Investments

  Investments are stated at amortized cost which approximates market value.

 Raw Materials Inventory

  Inventories of paper and materials are stated at the lower of cost or market on a first-in, first-out (FIFO) basis.

 Unbilled Receivables

  Unbilled receivables represent direct costs, estimated overhead recovery and estimated profit on printing jobs in process, and approximates revenue recognition on the percentage of completion basis.

 Allowance for Doubtful Accounts

  The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred on current year sales. Direct write offs are made to the allowance when an account is determined to be uncollectible.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized.


  The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is included in income.

  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on the straight-line basis, ranging from 3 to 12 years. Assets purchased under capital lease obligations are amortized over their estimated lives on the straight-line basis, ranging from 5 to 10 years.

  Depreciation and amortization expenses totaled $713,329 and $820,142 for the years ended December 31, 1996 and 1997, respectively.

 Cash and Cash Equivalents

  The Company considers all short-term investments with a maturity of three months or less to be cash equivalents, allowing for reasonable comparisons of cash flows. The Company maintains balances which at times may exceed federally insured limits. Management monitors the soundness of the financial institution(s) and feels the risk is negligible.

 Income Taxes

  Deferred income taxes reflect timing differences which occur when income and expense items are reported for financial and tax purposes in different periods. These differences are attributable to accelerated depreciation methods used for income tax purposes, versus straight-line depreciation used for financial statement purposes.

 Use of Estimates

  These financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from these amounts.

3. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1997 are as follows:

                                                             1996       1997
                                                          ---------- ----------
   Leasehold improvements................................ $   69,599 $  101,066
   Machinery and equipment...............................  5,632,096  6,203,359
   Furniture and fixtures................................    157,810    224,675
   Vehicles..............................................     59,836     64,176
                                                          ---------- ----------
                                                           5,919,341  6,593,276
   Less accumulated amortization and depreciation........  3,129,963  3,438,162
                                                          ---------- ----------
                                                          $2,789,378 $3,155,114
                                                          ========== ==========

4. CAPITAL LEASES

  Equipment financed by capital leases at December 31, 1996 and 1997 is as follows:

                                                             1996       1997
                                                          ---------- ----------
   Machinery and equipment............................... $1,424,429 $1,455,322
   Less accumulated amortization.........................    738,023    924,098
                                                          ---------- ----------
                                                          $  686,406 $  531,224
                                                          ========== ==========

  Future minimum lease payments under capital lease obligations are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998............................................................... $131,485
   1999...............................................................   50,495
   2000...............................................................   33,198
   2001...............................................................   28,778
                                                                       --------
   Total minimum lease payments....................................... $243,956
   Less amount representing interest..................................   26,564
                                                                       --------
   Present value of net minimum lease payments........................ $217,392
                                                                       ========

                              HARPERPRINTS, INC.

5. MORTGAGE NOTE RECEIVABLE

  The Company's majority stockholders are indebted under a second mortgage note (see Note 9), bearing interest at 8%, collectible in monthly payments of $861, including interest, with the final payment due June 1, 2015.

                                                                 1996    1997
                                                                ------- -------
   Total mortgage note receivable.............................. $99,657 $97,204
   Less current portion........................................   2,453   2,657
                                                                ------- -------
     Noncurrent portion of note receivable..................... $97,204 $94,547
                                                                ======= =======

6. REVOLVING LOAN

  The Company maintains a Line of Credit ("LOC") at NationsBank (the "Bank") with a $1,000,000 principal ceiling. The LOC is payable on demand with an expiration date of May 31, 1998. It is secured by the Company's accounts receivable and inventory, and bears interest at the Bank's 30-day libor rate plus 2.75%. There were no balances outstanding as of December 31, 1996 and 1997. This LOC is subject to the following covenants:

    1. Debt to equity ratio not to exceed 2.4 to 1

    2. Debt service coverage ratio not less than 1.2 to 1

  The Company was in compliance with the covenants as of December 31, 1996. The Company was not in compliance with the debt service covenant as of December 31, 1997 and received a waiver from the Bank.

                               HARPERPRINTS, INC.

7. LONG-TERM DEBT UNDER NOTES PAYABLE

  Long-term debt at December 31, 1996 and 1997 consists of the following:

                                                              1996       1997
                                                           ---------- ----------
   Notes payable (2) to CIT Group; secured by printing
    presses and guaranteed by the majority stockholders;
    refinanced November 1993; secured by equipment
    costing $2,887,085; beginning December 24, 1993,
    payable in monthly payments of $56,774, including
    interest at 8.5%; final payment due November 24,
    1998.................................................  $1,201,072 $  598,768
   Note payable to Estate of Elizabeth Harper (a related
    party); payable in monthly payments of $801,
    including interest at 9.5%; final payment made April
    1, 1997..............................................       2,365        --
   Note payable to CIT Group; secured by equipment
    costing $222,080; payable in monthly payments of
    $4,556, including interest at 8.5%; final payment due
    February 17, 1999....................................     107,849     60,524
   Notes payable (2) to Bobst Equipment Finance Co.;
    secured by bindery equipment costing $849,000;
    monthly payments of $15,658, including interest at
    8.45%; final payment due May 2001....................     690,618    544,196
   Notes payable (2) to Phoenixcor; secured by equipment
    costing $939,960; monthly payments of $11,813,
    including interest at 8.5%; final payment due October
    21, 2004.............................................         --     732,855
   Note payable to NationsBank; secured by a van costing
    $23,515; monthly payments of $527, including interest
    at 9%; final payment due June 30, 2000...............         --      14,099
                                                           ---------- ----------
                                                            2,001,904  1,950,442
   Less current portion..................................     786,672    872,966
                                                           ---------- ----------
                                                           $1,215,232 $1,077,476
                                                           ========== ==========

  Notes payable maturities at December 31, 1997 are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998........................................................... $  872,966
   1999...........................................................    264,114
   2000...........................................................    274,317
   2001...........................................................    183,210
   2002...........................................................    115,963
   Thereafter.....................................................    239,872
                                                                   ----------
                                                                   $1,950,442
                                                                   ==========

8. INCOME TAXES

  The income tax provision at December 31, 1996 and 1997 consists of the following:

                                                                1996     1997
                                                              -------- --------
   Federal and state income taxes, current year.............. $232,799 $117,475
   Income tax expense, deferred..............................   73,786    7,395
                                                              -------- --------
                                                              $306,585 $124,870
                                                              ======== ========

                              HARPERPRINTS, INC.

  Deferred income taxes are provided for temporary differences between income tax and financial statement recognition of revenues and expenses. Deferred tax liabilities (assets) are comprised of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
GROSS DEFERRED TAX LIABILITIES
Depreciation and amortization................................ $485,405 $485,298
                                                              -------- --------
GROSS DEFERRED TAX ASSETS
Items deductible in future years.............................      --     7,116
Alternative minimum tax credit...............................   61,124   38,604
                                                              -------- --------
                                                                61,124   45,720
                                                              -------- --------
NET DEFERRED TAX LIABILITY................................... $424,281 $439,578
                                                              ======== ========

  The income tax rate on earnings differed from the federal statutory rate are as follows:

                                                                    1996  1997
                                                                    ----  ----
   Net federal statutory rate...................................... 34.0% 33.4%
   State income and franchise taxes, net of federal tax benefits...  5.6   6.9
   Other adjustments...............................................   .5   1.8
                                                                    ----  ----
   EFFECTIVE RATE.................................................. 40.1% 42.1%
                                                                    ====  ====

9. LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

  On May 31, 1994, the Company entered into a sale and leaseback agreement with the majority stockholders for the purchase of land and building for its offices and manufacturing operations. The land and building were sold for $530,000 (the estimated fair value at that time). First Deed of Trust financing in the amount of $425,000 was provided by NationsBank of North Carolina and the Company took back a Second Deed of Trust note in the amount of $105,000 (see Note 5). At the same time, the Company entered into a lease agreement for the rental of the land and building under a noncancelable 5-year lease expiring May 31, 1999. During 1997, the majority stockholders completed a major expansion and renovation of their facility to accommodate Company growth. Rent on the new facilities is $24,979 per month (which approximates fair market value) beginning August 1, 1996 with an annual escalation of 2.5%. The Company has the option of extending the lease agreement for an additional five years with written notice before the expiration of the fourth year of the term of the lease. Rent expense charged to operations was $130,703 and $304,121 for the years ended December 31, 1996 and 1997, respectively.

  Future minimum lease payments under this lease are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998............................................................. $311,724
   1999.............................................................  131,219

  The Company advanced the majority stockholders $465,851 for plant addition and renovation construction costs. The stockholders repaid $227,282 in 1997; $230,000 is payable under a note agreement in annual principal payments of $76,667, plus quarterly interest payments of 7.08%, with the final payment due by December 31, 1999 (the "Note Agreement"); and a balance remains of $8,569. Future principal payment receipts under the Note Agreement are as follows:

   1998................................................................ $153,333
   1999................................................................   76,667
                                                                        --------
     Total............................................................. $230,000
                                                                        ========

                              HARPERPRINTS, INC.

  The December 31, 1997 payment under the Note Agreement was not received by the Company. The overdue payment of $76,667 and the remaining balance of $8,569 are expected to be paid by the end of the first quarter of 1998.

  The Company maintains various operating leases for equipment and vehicles. Future minimum monthly rentals and service contract commitments under these equipment leases are as follows:

   1998................................................................ $188,748
   1999................................................................  170,462
   2000................................................................   59,485
   2001................................................................   11,102

  On December 20, 1993, the Company entered into a deferred compensation agreement with a retired employee. Beginning in January 1994, the Company is required to make 15 annual payments of $5,600. The required payments were made in 1996 and 1997.

10. PROFIT SHARING PLAN AND INCENTIVES

  The Company maintains a 401(k) profit sharing plan, effective January 1, 1987, for all employees who (1) elect to be covered, (2) are at least 18 years of age, and (3) work at least 1,000 hours per year. The participating employees may contribute from 2% to 12% of eligible compensation.

  The Company's contribution is discretionary and is determined annually by the Board of Directors. The provision for the discretionary contribution to the 401(k) profit sharing plan was $27,500 and $11,125 for the years ended December 31, 1996 and 1997, respectively.

  In addition, the Company awarded bonuses of $172,496 and $100,375 for the years ended December 31, 1996 and 1997, respectively.

11. CONTINGENCY

  The Company maintains a self-insurance program for its employees' health care costs. The Company is liable for losses on claims up to $15,000 per employee per year. The Company has third party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based upon claims reported as of the Balance Sheet date as well as an estimated liability for claims incurred, but not reported.

12. CONCENTRATION OF RISK

  The Company made sales to a single customer that were approximately 45% of total sales in 1997.

13. RECLASSIFICATION OF FINANCIAL DATA

  During 1997, the Company reclassified the presentation of various expense line items. These reclassifications had no effect on net income.

14. RESTATEMENT OF FINANCIAL STATEMENTS

  The financial statements were reformatted and additional income tax disclosure was provided in conjunction with a proposed S-1 filing with the Securities and Exchange Commission.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCK-HOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  17
Selected Historical, Pro Forma and Combined Financial Data...............  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Industry Overview........................................................  29
Business.................................................................  30
Management...............................................................  37
Certain Transactions.....................................................  43
Principal and Selling Shareholders.......................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  51
Underwriting.............................................................  53
Legal Matters............................................................  54
Experts..................................................................  54
Index to Financial Statements............................................ F-1

  UNTIL      , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,600,000 SHARES

                             MASTER GRAPHICS, INC.

                                 COMMON STOCK

                                     LOGO

                                ---------------

                                  PROSPECTUS

                                ---------------

                         MORGAN KEEGAN & COMPANY, INC.

                         SUNTRUST EQUITABLE SECURITIES

                                    , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated costs and expenses of the Registrant in connection with the Offering described in the Registration Statement.

      Registration fee to the SEC..................................... $ 15,877
      NASD fee........................................................    5,882
      Nasdaq Stock Market application fee.............................   69,375
      Accounting fees and expenses....................................  500,000*
      Legal fees and expenses.........................................  200,000*
      Printing and engraving expenses.................................  100,000*
      Blue sky fees and expenses......................................   10,000*
      Transfer agent and registrar fees...............................    4,500
      Miscellaneous fees and expenses.................................   10,000*
                                                                       --------
        Total......................................................... $915,634
                                                                       ========

--------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

  The Company's bylaws (the "Bylaws") provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA The Bylaws also provide for mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, against reasonable expenses incurred by the director or officer.

  The Company's charter (the "Charter") states that, to the fullest extent permitted by the TBCA, the directors will not be liable to the Company or its shareholders for monetary damages for breach of their fiduciary duty as a director. The Charter provides for the indemnification of a director or officer made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, against all expense, liability and loss actually and reasonably incurred to the fullest extent permitted by applicable law.

  The proposed form of the Underwriting Agreement filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of the Company and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by the Company, its controlling persons and the Selling Shareholder.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Pursuant to certain note modification agreements, on May 20, 1997 the Company issued to Jack Gammon and Harold Martin, former B&M Printing shareholders, rights to purchase 50,000 and 16,666 shares of Common Stock, respectively (assuming an initial offering price equal to the Mid-Point). In addition, pursuant to a third note modification agreement, on May 22, 1997 the Company issued to Carl Nelson, also a former B&M Printing shareholder, the right to purchase 41,666 shares of Common Stock (assuming an initial offering price equal to the Mid-Point).

  In connection with the formation of the Company on June 19, 1997 the Company issued 100 shares of Common Stock to John P. Miller for $1.00 per share. In connection with the redomestication of the Company from the State of Delaware to the State of Tennessee on March 26, 1998, the 100 shares of the Delaware corporation were converted into 100 shares of the Tennessee corporation. Both of such transactions were completed without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided by Section 4(2) of the Securities Act.

  On June 19, 1997, the Company issued to Sirrom Capital Corporation a warrant to purchase 6% of the Common Stock at an exercise price of $.01 per share in connection with the extension of a $4.3 million loan from Sirrom Capital Corporation to the Company. The sale was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

  On December 19, 1997, the Company issued to General Electric Capital Corporation a warrant to purchase 3.8674 shares of Common Stock for an aggregate exercise price of $100 and a warrant to purchase .57704 shares of Common Stock for an aggregate purchase price of $100. The lender exercised the warrant on March 27, 1998 and exchanged the Common Stock for 177,776 (assuming a 40,000 to one stock split) shares of Series A Preferred Stock. Moreover, in connection with the financing of an acquisition the lender was issued a warrant to purchase 183,333 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) for nominal value. Each sale was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

  In connection with the acquisition of the Acquired Companies, the Company has issued warrants to purchase an aggregate of 1,524,037 shares of Common Stock (assuming an initial public offering price equal to the Mid-Point) at an exercise price equal to the initial public offering price of the Common Stock. Moreover, the Company has issued to the former owners of the acquired companies promissory notes in the aggregate principal amount of $15.4 million, which bear interest at 12% per annum. Each sale was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The following table indicates the purchaser, the securities offered, and the date of the offering.

                                      DOLLAR
                                     VALUE OF   DOLLAR VALUE
HOLDER                              WARRANTS(1)   OF NOTES     DATE OF GRANT
------                              ----------- ------------ ------------------
William J. and Brenda M. Blackwell  $1,000,000   $1,000,000       June 19, 1997
Walter P. McMullen                   3,750,000    3,750,000       June 19, 1997
David Sutherland, III                  325,000    1,090,000       June 19, 1997
Joseph M. Jensen                     1,875,000    1,875,000  September 22, 1997
Allan R. Bartel                      1,875,000    1,875,000  September 22, 1997
Joseph Segal                         2,325,000      557,750   December 16, 1997
Cary Rosenthal                       2,325,000      557,750   December 16, 1997
Wendell Burns                        1,117,105    1,217,105   December 16, 1997

                                   DOLLAR
                                  VALUE OF   DOLLAR VALUE
HOLDER                           WARRANTS(1)   OF NOTES     DATE OF GRANT
------                           ----------- ------------ -----------------
Robert Rymer                        132,895      32,895   December 16, 1997
Phil Phillips, Jr.                  854,219     854,219       March 6, 1998
Scott Diamond                            --      11,500   December 16, 1997
Ross Lenhart                             --      11,500   December 16, 1997
Richard Roberts                          --      11,500   December 16, 1997
H. Henry Hederman                     9,604       9,604       March 1, 1998
Hap Hederman                        703,500     703,500       March 1, 1998
H. Henry Hederman Grandchild
 Trust No. 1 U/A dated 12/31/87      43,448      43,448       March 1, 1998
H. Henry Hederman Grandchild
 Trust No. 2 U/A dated 12/31/87      43,448      43,448       March 1, 1998
H. Henry Hederman, Jr.
 Trust U/A 12/31/75               1,200,000   1,200,000       March 1, 1998
Gerald A. Barrick                       --    88,984.53       March 1, 1998
Michael G. Harper                   250,000   1,125,000      March 31, 1998
Lynn H. Harper                      250,000         --       March 31, 1998
David McQuiddy, Jr.                     --    1,502,948         May 8, 1998
Coleman Family Trust                104,300         --          May 8, 1998
John S. Frazer                       35,000         --          May 8, 1998
Ron L. Martin, Sr.                   70,000

--------
(1) Each warrant holder is entitled to purchase a maximum number of shares equal to the Dollar Value of Warrants granted divided by the initial public offering price of the shares. The exercise price is the initial public offering price (i.e., if the Dollar Value of the warrant is $1,000,000 and the initial public offering price is $12.00, the holder is entitled to purchase 83,333 shares at the exercise price of $12.00 per share).

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
    1.1+   Form of Underwriting Agreement
    3.1+   Charter of Master Graphics, Inc.
    3.2+   Certificate of Incorporation of Premier Graphics, Inc.
    3.3+   Bylaws of Master Graphics, Inc.
    3.4+   Bylaws of Premier Graphics, Inc.
    4.1+   Form of Common Stock Certificate
    4.2+   Form of 5% Series A Cumulative Redeemable Preferred Stock
           Certificate
    4.3+   Articles of Amendment to the Charter of Master Graphics, Inc.
           Designating and Fixing the Rights and Preferences of a Series and
           Preferred Shares of Stock
    4.4+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and Sirrom Capital Corporation
    4.5+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and William J. Blackwell and Brenda M. Blackwell
    4.6+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and Walter P. McMullen
    4.7+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and David Sutherland, III
    4.8+   Stock Purchase Warrant dated September 22, 1997 between Master
           Graphics, Inc., John P. Miller and Joseph M. Jensen
    4.9+   Stock Purchase Warrant dated September 22, 1997 between Master
           Graphics, Inc., John P. Miller and Allan R. Bartel
    4.10+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Joseph Segal
    4.11+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Cary Rosenthal
    4.12+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Wendell Burns
    4.13+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Robert Rymer
    4.14+  Stock Purchase Warrant dated March 6, 1998 between Master Graphics,
           Inc., John P. Miller and Phil Phillips, Jr.
    4.15+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc., John P. Miller and Michael G. Harper
    4.16+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc., John P. Miller and Lynn H. Harper
    4.17+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and H. Henry Hederman
    4.18+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Martha Dean Hederman, Trustee of the H.
           Henry Hederman Grandchild Trust No. 1 U/A dated 12/31/87
    4.19+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Martha Dean Hederman, Trustee of the H.
           Henry Hederman Grandchild Trust No. 2 U/A dated 12/31/87
    4.20+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and H. Henry Hederman, Jr. and Zach T.
           Hederman, as Trustees of the H. Henry Hederman, Jr. Trust U/A dated
           December 31, 1975

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
    4.21+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Hap Hederman, Jr.
    4.22+  Form of Stock Purchase Warrant
    4.23+  Form of Nonqualified Stock Option Agreement
    4.24+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc. and General Electric Capital Corporation
    4.25+  Note Modification Agreement dated May 20, 1997 between Harold Martin and Master Printing, Inc.
    4.26+  Note Modification Agreement dated May 22, 1997 between Carl Nelson and Master Printing, Inc.
    4.27+  Note Modification Agreement dated May 20, 1997 between Jack Garmon and Master Printing, Inc.
    4.28+  Registration Rights Agreement dated March 30, 1998 between Master
           Graphics, Inc. and General Electric Capital Corporation
    4.29+  Exchange Agreement dated March 30, 1998 between General Electric
           Capital Corporation and Master Graphics, Inc.
    5.1+   Opinion of Baker, Donelson, Bearman & Caldwell, a professional corporation regarding legality of securities being registered
   10.1+   Agreement and Plan of Merger dated as of June 18, 1997 by and between B&M Printing Company, Inc. and Premier Graphics, Inc.
   10.2+   Agreement for Sale and Purchase of Corporate Stock dated as of June
           17, 1997, between William J. Blackwell and Brenda M. Blackwell and
           Master Graphics, Inc.
   10.3+   Agreement and Plan of Merger dated as of June 18, 1997 by and between Blackwell Lithographers, Inc. and Premier Graphics, Inc.
   10.4+   Stock Purchase Agreement dated as of June 4, 1997 among Master
           Graphics, Inc. and Walter P. McMullen
   10.5+   First Amendment to Stock Purchase Agreement dated as of June 19,
           1997 by and between Master Graphics, Inc. and Walter P. McMullen
   10.6+   Agreement and Plan of Merger dated as of June 18, 1997 between
           Lithograph Printing Company of Memphis and Premier Graphics, Inc.
   10.7+   Asset Purchase Agreement dated as of May 20, 1997 among Sutherland
           Printing Company, Inc., David Sutherland, III and Master Printing,
           Inc.
   10.8+   Assignment of Asset Purchase Agreement dated June 19, 1997 between
           Master Printing, Inc. and Premier Graphics, Inc.
   10.9+   Agreement for Sale and Purchase of Corporate Stock dated September
           22, 1997 between The Argus Press, Inc., Joseph M. Jensen, Allan R.
           Bartel and Master Graphics, Inc.
   10.10+  Agreement and Plan of Merger dated as of September 22, 1997, between
           The Argus Press, Inc. and Premier Graphics, Inc.
   10.11+  Stock Purchase Agreement dated as of December 15, 1997 by Master
           Graphics, Inc., Cary Rosenthal, Joseph Segal, Ross Lenhart, Richard
           Roberts and Scott Diamond.
   10.12+  Agreement and Plan of Merger dated as of December 16, 1997, between
           Phoenix Communications, Inc. and Premier Graphics, Inc.
   10.13+  Agreement and Plan of Merger dated as of December 16, 1997, between
           King Mailing Services, Inc. and Premier Graphics, Inc.

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
   10.14+  Stock Purchase Agreement dated December 16, 1997 between Master
           Graphics, Inc. and Wendell Burns and Robert Rymer
   10.15+  Agreement and Plan of Merger dated as of December 16, 1997, between
           Jones Printing Company, Inc. and Premier Graphics, Inc.
   10.16+  Stock Purchase Agreement dated as of March 1, 1998 between Master
           Graphics, Inc. and H. Henry Hederman, H. Henry Hederman, Jr., and
           Martha Dean Hederman, as Trustee of the H. Henry Hederman Grandchild
           Trust No. 1 U/A dated 12/31/87, and Martha Dean Hederman, as Trustee of the H. Henry Hederman Grandchild Trust No. 2 U/A dated 12/31/87
   10.17+  Agreement and Plan of Merger dated as of March 1, 1998 between
           Hederman Brothers, Inc. and Premier Graphics, Inc.
   10.18+  Stock Purchase Agreement dated March 1, 1998 between Master
           Graphics, Inc., Premier Graphics, Inc., John P. Miller and Phil
           Phillips, Jr.
   10.19+  Stock Purchase Agreement dated March 31, 1997 between Master
           Graphics, Inc. and Michael G. Harper, individually and as custodian for Emily Hines Harper, a minor, and Lynn H. Harper, individually and as custodian for Davis Hillman Harper, a minor
   10.20   [Intentionally Deleted.]
   10.21+  Merger Agreement dated April 8, 1998 between Master Graphics, Inc.,
           Master Acquisitionsub, Inc., and McQuiddy Printing Company
   10.22+  Agreement and Plan of Merger between McQuiddy Printing Company and
           Premier Graphics, Inc.
   10.23+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and John P. Miller
   10.24+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and Robert J. Diehl
   10.25+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and P. Melvin Henson, Jr.
   10.26+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and Lance T. Fair
   10.27+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and James B. Duncan
   10.28+  Noncompetition Agreement dated as of June 19, 1997 between Premier
           Graphics, Inc. and David Sutherland, III, and Sutherland Printing
           Company, Inc.
   10.29+  Noncompetition Agreement dated as of December 16, 1997 between
           Master Graphics, Inc. and Joseph Segal
   10.30+  Noncompetition Agreement dated as of December 16, 1997 between
           Master Graphics, Inc. and Cary Rosenthal
   10.31+  Noncompetition Agreement dated as of December 16, 1997 by and between Master Graphics, Inc. and Wendell Burns
   10.32+  Noncompetition Agreement dated as of March 1, 1998 by and between
           Master Graphics, Inc. and H. Henry Hederman, Jr.
   10.33+  Noncompetition Agreement by and between David L. McQuiddy, III and
           Master Graphics, Inc.
   10.34+  Noncompetition Agreement dated as of March 31, 1998 by and between
           Master Graphics, Inc. and Lynn H. Harper
   10.35+  Noncompetition Agreement dated as of March 1, 1998 by and between
           Master Graphics, Inc. and Phil Phillips, Jr.
   10.36+  Commercial Lease Agreement dated December 4, 1992 between John P.
           Miller, as Lessor and B&M Printing Company, as Lessee, Memphis,
           Tennessee

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
   10.37+  Amended and Restated Lease Agreement--Office, Commercial Printing
           and Commercial Warehouse Facility dated as of June 16, 1997 between
           Graphic Development Company, L.P. and Lithograph Printing Company of
           Memphis, Memphis, Tennessee
   10.38+  Industrial Building Lease Agreement dated June 1, 1971 and assigned by The Argus Press, Inc. to Premier Graphics, Inc. as of September
           26, 1997, by and between LaSalle National Bank as Trustee of Trust
           #42560, as Lessor and Premier Graphics, Inc., as Lessee, Niles,
           Illinois
   10.39+  Lease Agreement dated May 1, 1995 by and between RFTA Associates,
           LLC, a Georgia limited liability company, and Phoenix
           Communications, Inc., Chamblee, Georgia
   10.40+  Standard Industrial Lease Agreement dated October 17, 1994 by and between RSH Properties, L.L.C., as Lessor and King Mailing Services,
           Inc., as Lessee, Chamblee, Georgia
   10.41+  Commercial Lease Agreement dated as of December 16, 1997 by and between Wendell H. Burns and Premier Graphics, Inc., Chattanooga,
           Tennessee
   10.42+  Commercial Lease Agreement for Hederman Brothers, Inc.--Ridgeland,
           Mississippi -- dated as of March 1, 1998 by and between Arrowhead
           Real Estate, LLC and Premier Graphics, Inc.
   10.43+  Standard Industrial Lease Agreement dated October 14, 1997 by and between Fl Corp, as Lessor and Hederman Brothers, Inc, as Lessee,
           Little Rock, Arkansas
   10.44+  Commercial Lease Agreement dated March 1, 1998 by and between Phil
           Phillips, Jr. and Premier Graphics, Inc., Springdale, Arkansas
   10.45+  Commercial Lease Agreement dated January 8, 1998 by and between
           Crescent Center Limited Partnership, as Lessor and Master Graphics,
           Inc., as Lessee, Memphis, Tennessee
   10.46+  Commercial Lease Agreement dated March 1, 1998 between Arrowhead
           Real Estate, LLC and Premier Graphics, Inc.
   10.47+  Loan Agreement by and between Sirrom Capital Corporation and Master
           Graphics, Inc. and Premier Graphics, Inc. dated June 19, 1997
   10.48+  Loan and Security Agreement by and between First American National
           Bank and Master Graphics, Inc. and Premier Graphics, Inc. dated June
           19, 1997
   10.49+  Amended and Restated Loan and Security Agreement by and between
           General Electric Capital Corporation and Premier Graphics, Inc.
           dated December 16, 1997
   10.50+  Noncompetition Agreement dated as of March 31, 1998 by and between
           Master Graphics, Inc. and Michael G. Harper
   10.51+  Bill of Sale dated December 31, 1997 between B & M Printing Company and John P. Miller
   10.52+  Promissory Note dated December 31, 1997 between John P. Miller and
           Premier Graphics, Inc.
   10.53+  Promissory Note dated December 10, 1992 between John P. Miller and B
           & M Printing Company
   10.54+  Noncompetition Agreement dated as of March 1, 1998 between Master
           Graphics, Inc. and H. Henry Hederman
   10.55+  Commercial Lease Agreement dated March 31, 1998 by and between
           Michael G. and Lynn H. Harper and Harperprints, Inc.
   11.1+   Statement re: computation of per share earnings
   21.1+   List of subsidiaries
   23.1+   Consent of KPMG Peat Marwick LLP
   23.2+   Consent of Arthur Andersen LLP
   23.3+   Consent of Marlin & Edmondson, P.C.


   EXHIBIT
   NUMBERS                           DESCRIPTION
   -------                           -----------
    23.4+  Consent of Joseph Decosimo and Company
    23.5+  Consent of Thompson Dunavant PLC
    23.6+  Consent of S. F. Fiser & Company, P.A.
    23.7+  Consent of Becker & Company, P.C.
    23.8+  Consent of Baker, Donelson, Bearman & Caldwell, a professional corporation (included in its opinion filed as Exhibit 5.1).
    24.1+  Power of Attorney (included on signature page of Registration
           Statement).
    27.1+  Financial Data Schedule

--------

 + Previously filed

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, its Bylaws, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MEMPHIS, TENNESSEE ON JUNE 8, 1998.

                                        Master Graphics, Inc.
                                         a Tennessee corporation

                                                    /s/ John P. Miller
                                        By: ___________________________________
                                                    JOHN P. MILLER,
                                                CHIEF EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

         /s/ John P. Miller           Chief Executive
------------------------------------   Officer, President      June 8, 1998
           JOHN P. MILLER              and Chairman of
                                       the Board of
                                       Directors

         /s/ Lance T. Fair            Senior Vice
------------------------------------   President--             June 8, 1998
           LANCE T. FAIR               Acquisitions;
                                       Chief Financial
                                       Officer

                 *                    Chief Operating
------------------------------------   Officer                 June 8, 1998
          ROBERT J. DIEHL

                 *                    Senior Vice
------------------------------------   President--Finance      June 8, 1998
       P. MELVIN HENSON, JR.           and
                                       Administration;
                                       Chief Accounting
                                       Officer

                 *                    Senior Vice
------------------------------------   President--Sales        June 8, 1998
          JAMES B. DUNCAN              and Marketing

             SIGNATURE                       TITLE                 DATE

                 *                    Director, President
------------------------------------   Hederman Brothers       June 8, 1998
    H. HENRY (HAP) HEDERMAN, JR.       Division

                 *                    Director, Chairman
------------------------------------   of Lithograph           June 8, 1998
         WALTER P. MCMULLEN            Printing Division

                 *                    Director, President
------------------------------------   Phoenix Division        June 8, 1998
           CARY ROSENTHAL

                 *                    Director
------------------------------------                           June 8, 1998
         FREDERICK F. AVERY

                 *                    Director
------------------------------------                           June 8, 1998
          DONALD L. HUTSON

         /s/ Lance T. Fair
*By: _______________________________
 (ATTORNEY-IN-FACT FOR THE PERSONS
             INDICATED)

                               INDEX TO EXHIBITS

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
    1.1+   Form of Underwriting Agreement
    3.1+   Charter of Master Graphics, Inc.
    3.2+   Certificate of Incorporation of Premier Graphics, Inc.
    3.3+   Bylaws of Master Graphics, Inc.
    3.4+   Bylaws of Premier Graphics, Inc.
    4.1+   Form of Common Stock Certificate
    4.2+   Form of 5% Series A Cumulative Redeemable Preferred Stock
           Certificate
    4.3+   Articles of Amendment to the Charter of Master Graphics, Inc.
           Designating and Fixing the Rights and Preferences of a Series and
           Preferred Shares of Stock
    4.4+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and Sirrom Capital Corporation
    4.5+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and William J. Blackwell and Brenda M. Blackwell
    4.6+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and Walter P. McMullen
    4.7+   Stock Purchase Warrant dated June 19, 1997 between Master Graphics,
           Inc. and David Sutherland, III
    4.8+   Stock Purchase Warrant dated September 22, 1997 between Master
           Graphics, Inc., John P. Miller and Joseph M. Jensen
    4.9+   Stock Purchase Warrant dated September 22, 1997 between Master
           Graphics, Inc., John P. Miller and Allan R. Bartel
    4.10+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Joseph Segal
    4.11+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Cary Rosenthal
    4.12+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Wendell Burns
    4.13+  Stock Purchase Warrant dated December 16, 1997 between Master
           Graphics, Inc., John P. Miller and Robert Rymer
    4.14+  Stock Purchase Warrant dated March 6, 1998 between Master Graphics,
           Inc., John P. Miller and Phil Phillips, Jr.
    4.15+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc., John P. Miller and Michael G. Harper
    4.16+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc., John P. Miller and Lynn H. Harper
    4.17+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and H. Henry Hederman
    4.18+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Martha Dean Hederman, Trustee of the H.
           Henry Hederman Grandchild Trust No. 1 U/A dated 12/31/87
    4.19+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Martha Dean Hederman, Trustee of the H.
           Henry Hederman Grandchild Trust No. 2 U/A dated 12/31/87
    4.20+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and H. Henry Hederman, Jr. and Zach T.
           Hederman, as Trustees of the H. Henry Hederman, Jr. Trust U/A dated
           December 31, 1975

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
    4.21+  Stock Purchase Warrant dated March 1, 1998 between Master Graphics,
           Inc., John P. Miller and Hap Hederman, Jr.
    4.22+  Form of Stock Purchase Warrant
    4.23+  Form of Nonqualified Stock Option Agreement
    4.24+  Stock Purchase Warrant dated March 31, 1998 between Master Graphics,
           Inc. and General Electric Capital Corporation
    4.25+  Note Modification Agreement dated May 20, 1997 between Harold Martin and Master Printing, Inc.
    4.26+  Note Modification Agreement dated May 22, 1997 between Carl Nelson and Master Printing, Inc.
    4.27+  Note Modification Agreement dated May 20, 1997 between Jack Garmon and Master Printing, Inc.
    4.28+  Registration Rights Agreement dated March 30, 1998 between Master
           Graphics, Inc. and General Electric Capital Corporation
    4.29+  Exchange Agreement dated March 30, 1998 between General Electric
           Capital Corporation and Master Graphics, Inc.
    5.1+   Opinion of Baker, Donelson, Bearman & Caldwell, a professional corporation regarding legality of securities being registered
   10.1+   Agreement and Plan of Merger dated as of June 18, 1997 by and between B&M Printing Company, Inc. and Premier Graphics, Inc.
   10.2+   Agreement for Sale and Purchase of Corporate Stock dated as of June
           17, 1997, between William J. Blackwell and Brenda M. Blackwell and
           Master Graphics, Inc.
   10.3+   Agreement and Plan of Merger dated as of June 18, 1997 by and between Blackwell Lithographers, Inc. and Premier Graphics, Inc.
   10.4+   Stock Purchase Agreement dated as of June 4, 1997 among Master
           Graphics, Inc. and Walter P. McMullen
   10.5+   First Amendment to Stock Purchase Agreement dated as of June 19,
           1997 by and between Master Graphics, Inc. and Walter P. McMullen
   10.6+   Agreement and Plan of Merger dated as of June 18, 1997 between
           Lithograph Printing Company of Memphis and Premier Graphics, Inc.
   10.7+   Asset Purchase Agreement dated as of May 20, 1997 among Sutherland
           Printing Company, Inc., David Sutherland, III and Master Printing,
           Inc.
   10.8+   Assignment of Asset Purchase Agreement dated June 19, 1997 between
           Master Printing, Inc. and Premier Graphics, Inc.
   10.9+   Agreement for Sale and Purchase of Corporate Stock dated September
           22, 1997 between The Argus Press, Inc., Joseph M. Jensen, Allan R.
           Bartel and Master Graphics, Inc.
   10.10+  Agreement and Plan of Merger dated as of September 22, 1997, between
           The Argus Press, Inc. and Premier Graphics, Inc.
   10.11+  Stock Purchase Agreement dated as of December 15, 1997 by Master
           Graphics, Inc., Cary Rosenthal, Joseph Segal, Ross Lenhart, Richard
           Roberts and Scott Diamond.
   10.12+  Agreement and Plan of Merger dated as of December 16, 1997, between
           Phoenix Communications, Inc. and Premier Graphics, Inc.
   10.13+  Agreement and Plan of Merger dated as of December 16, 1997, between
           King Mailing Services, Inc. and Premier Graphics, Inc.

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------

   10.14+  Stock Purchase Agreement dated December 16, 1997 between Master
           Graphics, Inc. and Wendell Burns and Robert Rymer
   10.15+  Agreement and Plan of Merger dated as of December 16, 1997, between
           Jones Printing Company, Inc. and Premier Graphics, Inc.
   10.16+  Stock Purchase Agreement dated as of March 1, 1998 between Master
           Graphics, Inc. and H. Henry Hederman, H. Henry Hederman, Jr., and
           Martha Dean Hederman, as Trustee of the H. Henry Hederman Grandchild
           Trust No. 1 U/A dated 12/31/87, and Martha Dean Hederman, as Trustee of the H. Henry Hederman Grandchild Trust No. 2 U/A dated 12/31/87
   10.17+  Agreement and Plan of Merger dated as of March 1, 1998 between
           Hederman Brothers, Inc. and Premier Graphics, Inc.
   10.18+  Stock Purchase Agreement dated March 1, 1998 between Master
           Graphics, Inc., Premier Graphics, Inc., John P. Miller and Phil
           Phillips, Jr.
   10.19+  Stock Purchase Agreement dated March 31, 1997 between Master
           Graphics, Inc. and Michael G. Harper, individually and as custodian for Emily Hines Harper, a minor, and Lynn H. Harper, individually and as custodian for Davis Hillman Harper, a minor
   10.20   [Intentionally Deleted.]
   10.21+  Merger Agreement dated April 8, 1998 between Master Graphics, Inc.,
           Master Acquisitionsub, Inc., and McQuiddy Printing Company
   10.22+  Agreement and Plan of Merger between McQuiddy Printing Company and
           Premier Graphics, Inc.
   10.23+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and John P. Miller
   10.24+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and Robert J. Diehl
   10.25+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and P. Melvin Henson, Jr.
   10.26+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and Lance T. Fair
   10.27+  Employment Agreement dated as of March 1, 1998 by and between Master
           Graphics, Inc. and James B. Duncan
   10.28+  Noncompetition Agreement dated as of June 19, 1997 between Premier
           Graphics, Inc. and David Sutherland, III, and Sutherland Printing
           Company, Inc.
   10.29+  Noncompetition Agreement dated as of December 16, 1997 between
           Master Graphics, Inc. and Joseph Segal
   10.30+  Noncompetition Agreement dated as of December 16, 1997 between
           Master Graphics, Inc. and Cary Rosenthal
   10.31+ Noncompetition Agreement dated as of December 16, 1997 by and between Master Graphics, Inc. and Wendell Burns
   10.32+ Noncompetition Agreement dated as of March 1, 1998 by and between Master Graphics, Inc. and H. Henry Hederman, Jr.
   10.33+  Noncompetition Agreement by and between David L. McQuiddy, III and
           Master Graphics, Inc.
   10.34+ Noncompetition Agreement dated as of March 31, 1998 by and between Master Graphics, Inc. and Lynn H. Harper
   10.35+ Noncompetition Agreement dated as of March 1, 1998 by and between Master Graphics, Inc. and Phil Phillips, Jr.
   10.36+  Commercial Lease Agreement dated December 4, 1992 between John P.
           Miller, as Lessor and B&M Printing Company, as Lessee, Memphis,
           Tennessee

   EXHIBIT
   NUMBERS                              DESCRIPTION
   -------                              -----------
   10.37+  Amended and Restated Lease Agreement--Office, Commercial Printing
           and Commercial Warehouse Facility dated as of June 16, 1997 between
           Graphic Development Company, L.P. and Lithograph Printing Company of
           Memphis, Memphis, Tennessee
   10.38+  Industrial Building Lease Agreement dated June 1, 1971 and assigned by The Argus Press, Inc. to Premier Graphics, Inc. as of September
           26, 1997, by and between LaSalle National Bank as Trustee of Trust
           #42560, as Lessor and Premier Graphics, Inc., as Lessee, Niles,
           Illinois
   10.39+  Lease Agreement dated May 1, 1995 by and between RFTA Associates,
           LLC, a Georgia limited liability company, and Phoenix
           Communications, Inc., Chamblee, Georgia
   10.40+  Standard Industrial Lease Agreement dated October 17, 1994 by and between RSH Properties, L.L.C., as Lessor and King Mailing Services,
           Inc., as Lessee, Chamblee, Georgia
   10.41+  Commercial Lease Agreement dated as of December 16, 1997 by and between Wendell H. Burns and Premier Graphics, Inc., Chattanooga,
           Tennessee
   10.42+  Commercial Lease Agreement for Hederman Brothers, Inc.--Ridgeland,
           Mississippi -- dated as of March 1, 1998 by and between Arrowhead
           Real Estate, LLC and Premier Graphics, Inc.
   10.43+  Standard Industrial Lease Agreement dated October 14, 1997 by and between Fl Corp, as Lessor and Hederman Brothers, Inc, as Lessee,
           Little Rock, Arkansas
   10.44+  Commercial Lease Agreement dated March 1, 1998 by and between Phil
           Phillips, Jr. and Premier Graphics, Inc., Springdale, Arkansas
   10.45+  Commercial Lease Agreement dated January 8, 1998 by and between
           Crescent Center Limited Partnership, as Lessor and Master Graphics,
           Inc., as Lessee, Memphis, Tennessee
   10.46+  Commercial Lease Agreement dated March 1, 1998 between Arrowhead
           Real Estate, LLC and Premier Graphics, Inc.
   10.47+  Loan Agreement by and between Sirrom Capital Corporation and Master
           Graphics, Inc. and Premier Graphics, Inc. dated June 19, 1997
   10.48+  Loan and Security Agreement by and between First American National
           Bank and Master Graphics, Inc. and Premier Graphics, Inc. dated June
           19, 1997
   10.49+  Amended and Restated Loan and Security Agreement by and between
           General Electric Capital Corporation and Premier Graphics, Inc.
           dated December 16, 1997
   10.50+  Noncompetition Agreement dated as of March 31, 1998 by and between
           Master Graphics, Inc. and Michael G. Harper
   10.51+  Bill of Sale dated December 31, 1997 between B & M Printing Company and John P. Miller
   10.52+  Promissory Note dated December 31, 1997 between John P. Miller and
           Premier Graphics, Inc.
   10.53+  Promissory Note dated December 10, 1992 between John P. Miller and B
           & M Printing Company
   10.54+  Noncompetition Agreement dated as of March 1, 1998 between Master
           Graphics, Inc. and H. Henry Hederman
   10.55+  Commercial Lease Agreement dated March 31, 1998 by and between
           Michael G. and Lynn H. Harper and Harperprints, Inc.
   11.1+   Statement re: computation of per share earnings
   21.1+   List of subsidiaries
   23.1+   Consent of KPMG Peat Marwick LLP
   23.2+   Consent of Arthur Andersen LLP
   23.3+   Consent of Marlin & Edmondson, P.C.

   EXHIBIT
   NUMBERS                           DESCRIPTION
   -------                           -----------
    23.4+  Consent of Joseph Decosimo and Company
    23.5+  Consent of Thompson Dunavant PLC
    23.6+  Consent of S. F. Fiser & Company, P.A.
    23.7+  Consent of Becker & Company, P.C.
    23.8+  Consent of Baker, Donelson, Bearman & Caldwell, a professional corporation (included in its opinion filed as Exhibit 5.1).
    24.1+  Power of Attorney (included on signature page of Registration
           Statement).
    27.1+  Financial Data Schedule

--------

 + Previously filed